              SECOND AMENDMENT TO CREDIT AGREEMENT


     THIS SECOND AMENDMENT TO CREDIT AGREEMENT is dated as of July 11, 1994 (the "Amendment"), and is made by and among FIRST HUNTINGDON FINANCE CORP., a Delaware corporation (the "Borrower"), TOLL BROTHERS, INC., a Delaware corporation ("Company") and the other Guarantors which are parties to the Agreement (as defined below) (the Company and such other Guarantors are referred to collectively as the "Guarantors"), the banks listed on the signature lines hereto (the "Banks"), and PNC BANK, NATIONAL ASSOCIATION, as agent for the Banks (the "Agent").

                           WITNESSETH:

     WHEREAS, the Borrower, the Company, the Banks and the Guarantors are parties to that certain Revolving Credit Agreement dated as of November 1, 1993 (as the same has been amended, the "Agreement");

     WHEREAS, defined terms used herein shall have the meanings given to them in the Agreement;

     WHEREAS, the parties hereto desire to make certain changes to the Credit Agreement including the following:

     A.   extension of the Expiration Date to November 1, 1997.

     B. reduction of the interest rates under Section 3.01(a) applicable to the Loans as more fully set forth herein; and

     C. creation of two new interest rate options pursuant to which Borrower may request either: (i) a 3-year fixed rate term loan in the amount of at least $25 million but no more than $30 million which shall bear interest by reference to yields on United States Treasury securities plus 1.45% per annum as more fully set forth herein, or (ii) a 3-year term loan in the amount of at least $25 million but no more than $30 million which shall bear interest at 1.25% per annum over the Euro-Rate established for thirty-six (36) consecutive 1-month periods as more fully set forth herein.

     NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

     1. Amendment and Restatement. Articles I through XI of the Credit Agreement are hereby amended and restated as of the date hereof to read as set forth on Exhibit 1 hereto. (The cover page, opening paragraph and recitals to the Credit Agreement are also included in Exhibit 1 for convenience.)

     2.   Amendment to Exhibits.  The following Exhibits to the
Credit Agreement are hereby amended and restated in their entirety in the forms of such Exhibits attached hereto:

          Exhibit A - Assignment and Assumption Agreement
          Exhibit E - Note
          Exhibit F - Loan Request Form
          Exhibit M - Bank Joinder
          Exhibit N - Confirmation of Exposure

     A new Exhibit O is hereby added to the Credit Agreement to read as set forth on Exhibit O hereto.

     3. Conditions Precedent. The Loan Parties shall have completed each of the following steps on or before the date of this Amendment:

          (a) Restated Notes. Borrower shall have executed and delivered to the Agent for the benefit of the Banks a Note in favor of each Bank in the form attached as Exhibit E hereto.

          (b) Events of Default; Potential Defaults. No Event of Default or Potential Default which might not be cured before it results in an Event of Default shall have occurred and be continuing and the Chief Executive Officer, President or Chief Financial Officer of each Loan Party shall have executed and delivered to the Agent for the benefit of each Bank a certificate dated as of the date hereof to such effect.

          (c)  Secretary's Certificate.  The Secretary or
Assistant Secretary of each Loan Party shall execute and deliver to the Agent for the benefit of each Bank a certificate dated as of the date hereof, certifying as to all corporate or partnership action taken by the Loan Parties in connection with this Amendment and the other documents executed or delivered in connection herewith or set forth as Exhibits hereto.

          (d) Opinion of Counsel. Ballard, Spahr and Andrews, counsel for the Loan Parties, shall have delivered to the Agent for the benefit of each Bank a written opinion dated as of the date hereof and in form and substance satisfactory to the Agent and its counsel as to the matters set forth in Exhibit 3(d) hereto.

     4. Full Force and Effect. Each of the following documents shall remain in full force and effect on and after the date of this Amendment:

          (i)  each of the Schedules attached to the Credit
Agreement;

          (ii) each of the following Exhibits attached to the Credit Agreement:

               Exhibit B - Environmental Certificate
               Exhibit C - Guaranty and Suretyship Agreement
               Exhibit D - Indemnity Agreement
               Exhibit G - Opinion of Counsel
               Exhibit H - Example of Borrowing Base Computation
               Exhibit I - Intercompany Subordination Agreement
               Exhibit J - Appraisers
               Exhibit K - Guarantor Joinder
               Exhibit L - Compliance Certificate

          (iii) the Guaranty Agreement, the Indemnity, the Collateral Documents, the Intercompany Subordination Agreement and all other Loan Documents (except for Articles I through XI of the Credit Agreement, the Exhibits thereto listed in Paragraph 2 hereof and the Notes, each of which are being amended and restated hereby) remain in full force and effect on and after the date hereof.

The parties hereto do not amend or waive any provisions of the Agreement or the other Loan Documents except as expressly set forth herein.

     IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first above written.

                               BORROWER AND GUARANTORS:
                               FIRST HUNTINGDON FINANCE CORP., a
                               Delaware corporation, TOLL
                               BROTHERS, INC., a Delaware
                               corporation, and each of the other
                               Guarantors listed on the signature
                               pages to the Agreement



                               By:_______________________________
                               Joel Rassman, Vice President of
                               the Borrower and of (i) each of
                               the Guarantors which is a
                               corporation; (ii) each corporate
                               general partner of each of the
                               Guarantors which is a general or
                               limited partnership; and
                               (iii) each corporate trustee of
                               each of the Guarantors which is a
                               trust

                               AGENT AND BANKS:
                               PNC BANK, NATIONAL ASSOCIATION,
                               individually and as Agent


                               By:_______________________________
                               Name:_____________________________
                               Title:____________________________


                               BANK HAPOALIM B.M.


                               By:_______________________________
                               Name:_____________________________
                               Title:____________________________


                               By:_______________________________
                               Name:_____________________________
                               Title:____________________________


                               CORESTATES BANK, N.A.


                               By:_______________________________
                               Name:_____________________________
                               Title:____________________________


                               KLEINWORT BENSON LIMITED


                               By:_______________________________
                               Name:_____________________________
                               Title:____________________________


                               NBD BANK, N.A.


                               By:_______________________________
                               Name:_____________________________
                               Title:____________________________


                               MERIDIAN BANK


                               By:_______________________________
                               Name:_____________________________
                               Title:____________________________

                               MELLON BANK, N.A.


                               By:_______________________________
                               Name:_____________________________
                               Title:____________________________


                               NATIONSBANK OF VIRGINIA, N.A.


                               By:_______________________________
                               Name:_____________________________
                               Title:____________________________


                               THE FUJI BANK LIMITED


                               By:_______________________________
                               Name:_____________________________
                               Title:____________________________








\co\hsl547\toll2amc.agr

                     LIST OF EXHIBITS HERETO


EXHIBIT 1      -    AMENDED AND RESTATED ARTICLES I THROUGH XI OF
                    THE CREDIT AGREEMENT

EXHIBIT 3(d)   -    MATTERS COVERED BY OPINION OF COUNSEL

EXHIBIT A      -    ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT E      -    NOTE

EXHIBIT F      -    REQUEST FORM

EXHIBIT M      -    BANK JOINDER

EXHIBIT N      -    CONFIRMATION OF EXPOSURE

EXHIBIT O      -    COMPUTATION OF TREASURY RATE TERM LOAN
                    PREPAYMENT PREMIUM






\co\hsl547\toll2amc.agr

                   REVOLVING CREDIT AGREEMENT


     THIS REVOLVING CREDIT AGREEMENT is dated as of November 1, 1993, and is made by and among FIRST HUNTINGDON FINANCE CORP., a Delaware corporation (the "Borrower"), TOLL BROTHERS, INC., a Delaware corporation ("Company") and the other GUARANTORS (as hereinafter defined), the BANKS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Banks under this Agreement (hereinafter referred to in such capacity as the "Agent").

                           WITNESSETH:

     WHEREAS, the Borrower has requested the Banks to provide a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $150,000,000 with a $100,000,000 sublimit for issuance of letters of credit and escrow agreements;
and

     WHEREAS, the revolving credit facility shall be used to make loans or advances to the Guarantors or to provide letters of credit or escrow agreements on behalf of the Guarantors; and

     WHEREAS, the Banks are willing to provide such credit upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:


                            ARTICLE I

                       CERTAIN DEFINITIONS

     1.01 Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

          Additional Bank shall have the meaning given to such term in Section 11.11(c).

          Additional Bank Treasury Rate Ceiling shall mean the rate computed pursuant to Paragraph (B) of the definition of Treasury Rate with respect to an Additional Bank which elects to make a Treasury Rate Term Loan pursuant to Section 11.11(c)(D)(1). The interest rate charged by such Additional Bank on such Treasury Rate Term Loan may not exceed the Additional Bank Treasury Rate Ceiling.

          Adjusted Category 2 Borrowing Base Assets shall mean the Category 2 Borrowing Base Assets reduced (but not below zero) by the following amount (provided such amount is a positive number): (A) the sum of Category 2 Borrowing Base Assets and Category 3 Borrowing Base Assets, minus (B) two thirds (2/3) of the sum of Category 1 Borrowing Base Assets, Category 2 Borrowing Base Assets and Category 3 Borrowing Base Assets, and minus
(C) Category 3 Borrowing Base Assets.

          Adjusted Category 3 Borrowing Base Assets shall mean the Category 3 Borrowing Base Assets reduced (but not below zero) by the difference between the following amounts (provided such difference is a positive number): (A) the sum of Category 2 Borrowing Base Assets and Category 3 Borrowing Base Assets, minus
(B) two thirds (2/3) of the sum of Category 1 Borrowing Base Assets, Category 2 Borrowing Base Assets and Category 3 Borrowing Base Assets.

          Adjusted Consolidated Senior Liabilities shall mean
Consolidated Senior Liabilities plus 50% of Consolidated
Contingent Liabilities.

          Adjusted Shareholders' Equity shall mean as of any date of determination Shareholders' Equity less the amount, if any, by which the Mortgage Subsidiaries' Adjusted Shareholders' Equity as of such date exceeds $20,000,000.

          Affiliate as to any Person shall mean any other Person
(i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 20% or more of any class of the voting stock of such Person, or (iii) 20% or more of the voting stock (or in the case of a person which is not a corporation, 20% or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used herein, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

          Agent shall mean PNC Bank, National Association and its successors.

          Agent's Fee shall have the meaning assigned to that term in Section 10.15 hereof.

          Agreement shall mean this Credit Agreement as the same may be supplemented or amended from time to time including all schedules and exhibits hereto.

          Agreement of Sale shall mean a written agreement with a Person, which is not an Affiliate of the Company or any Consolidated Subsidiary of the Company, for the sale of a unit fully executed by all parties to such agreement which shall be in form and substance satisfactory to Agent, which shall include no contingency for the purchaser selling another residence, which shall be accompanied by a non-refundable (except on terms set forth in such agreement or as may be prevented by applicable law) deposit equal to the lesser of (x) ten percent (10%) of the purchase price of the unit sold, (y) the difference between the purchase price set forth in such agreement and the amount of the mortgage contingency set forth in such agreement (at least one-half of which deposit shall have been paid in cash), and (z) the maximum amount of deposit which applicable Law permits the seller of such unit to retain if the closing for the sale of such unit does not occur, and which shall provide that the purchase price shall be paid in cash or by title company check or by certified or bank check at or before the closing of the sale (such cash or check may be obtained by the buyer from a loan provided by the seller or an Affiliate of the seller), the date of which shall be set forth in such agreement. For the purpose of clause (z) above, applicable Law shall be deemed to prohibit seller from retaining a deposit if it creates a presumption that the amount of such deposit is unreasonable and as such may not be retained by the seller.

          Assessment Rate for any day shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) as determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as well-capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. 327.3(d) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States. The CD Rate shall be adjusted automatically as of the effective date of each change in the Assessment Rate.

          Assignment and Assumption Agreement shall mean an Assignment and Assumption Agreement by and among a Purchasing Bank, the Transferor Bank and the Agent, as Agent and on behalf of the remaining Banks, substantially in the form of Exhibit A hereto.

          Assumed Joint Venture Loans shall mean loan obligations of a Consolidated Subsidiary other than the Company in favor of a Person which is not a Loan Party or an Affiliate of a Loan Party secured by assets of such Consolidated Subsidiary provided that
(i) such Consolidated Subsidiary is not wholly owned by the other Loan Parties; (ii) at the time the Loan Parties acquired their interest in such Consolidated Subsidiary such loans existed and were secured by such assets; and (iii) the recourse for such loans is limited to such Consolidated Subsidiary and any refinancing of such loans and any new loans entered into by such Consolidated Subsidiary provided that with respect to such loans, refinancings thereof and new loans (A) the aggregate amount thereof shall not exceed the amount of the loans which existed at the time the Loan Parties acquired their interest in such Consolidated Subsidiary, (B) such loans, refinancings and new loans shall not be secured by any assets of such Consolidated Subsidiary other than those which secured the loans which existed at the time the Loan Parties acquired such interest, and (C) at least 80% of the amount thereof shall be provided by the same lenders which provided the loans which existed at the time the Loan Parties acquired such interest.

          Assumed Purchase Money Loans shall mean loans secured by assets purchased by a Consolidated Subsidiary and assumed or entered into by such Consolidated Subsidiary on the date of purchase provided that (i) the amount of such loans does not exceed the purchase price thereof and (ii) recourse for such loans is limited to the Consolidated Subsidiary; and any amendment, modification, extension or refinancing of such loans provided that with respect to the loans, as amended, modified, extended, or refinanced (A) the aggregate amount thereof shall not exceed the amount of the loans which existed at the time the Consolidated Subsidiary purchased such assets, (B) such loans and refinancings shall not be secured by any assets of such Consolidated Subsidiary other than those initially purchased by such Consolidated Subsidiary, and (C) at least 80% of the amount thereof shall be provided by the same lenders which provided the loans which existed at the time the Consolidated Subsidiary purchased such assets.

          Authorized Officer shall mean those individuals designated by written notice to the Agent from the applicable Loan Party, authorized to execute notices, reports and other documents required hereunder. The Loan Parties may amend such list of Persons from time to time by giving written notice of such amendment to the Agent.

          Bank Exclusion Event shall occur with respect to any Bank if (A) such Bank becomes subject to the control of an Official Body, or (B) all of the following shall occur (i) such Bank breaches its obligation to make a Loan, issue or participate in any Letter of Credit or enter into or participate in any Escrow Agreement pursuant to Sections 2.10 and 2.11 hereof,
(ii) a Simple Majority of the Banks requests that such Bank be excluded pursuant to Section 2.14 hereof, and (iii) Borrower agrees to exclude such Bank and reduce or terminate its Commitment.

          Banks shall mean the financial institutions named on
Schedule 1.01(c) hereto and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Bank.

          Bank to be Removed shall have the meaning given to such term in Section 2.14(c)(ii).

          Bank to be Terminated shall have the meaning given to such term in Section 2.14(b)(vii).

          Base Shareholders' Equity shall mean as of any date of determination the sum of (i) $125,000,000; (ii) 50% of the Homebuilder Consolidated Net Income for the period between May 1, 1993 and October 31, 1993 provided that there is net income (as opposed to a net loss), (iii) 50% of the Homebuilder Consolidated Net Income for each fiscal year (or completed portion of the fiscal year if the computation is made during that fiscal year) in which there is net income (as opposed to net loss) between November 1, 1993 through the date of determination; plus (iv) the difference between the following amounts provided that if such difference is less than zero, the amount of this clause (iv) shall be zero: (A) 50% of the cash proceeds received from the sale of additional shares of the Company's common stock to Persons which are not Loan Parties, Unconsolidated Subsidiaries or Affiliates (other than Robert I. Toll or Bruce E. Toll) of the Company between May 1, 1993 through the date of determination, less (B) 50% of the cash purchase price paid by the Company to purchase shares of its common stock from Persons which are not Loan Parties, Unconsolidated Subsidiaries or Affiliates of the Company between May 1, 1993 through the date of determination.

          Benefit Arrangement shall mean at any time an "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is neither a Plan or a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to, by any member of the ERISA Group.

          Bond Obligations shall have the meaning given to such term in Section 8.01(a)(vi).

          Borrower shall mean First Huntingdon Finance Corp., a corporation organized and existing under the laws of the State of Delaware.

          Borrowing Base shall have the meaning given to such term in Section 8.01(e).

          Borrowing Base Assets shall mean collectively Category
1 Borrowing Base Assets, Category 2 Borrowing Base Assets and
Category 3 Borrowing Base Assets.

          Borrowing Date shall mean the one Business Day in each week selected by Borrower for such week as the day on which Loans are to be made, provided that Borrower may select as additional Borrowing Dates: (i) the expiration date of any Euro-Rate Interest Period or CD Rate Interest Period, and (ii) up to an additional twelve (12) Business Days in any consecutive twelve
(12) month period.

          Borrowing Tranche shall mean (i) with respect to the CD Rate Portion, Loans to which the CD Rate Option applies, and which, by reason of the selection of, conversion to or renewal of such CD Rate Option on the same day, have the same Interest Period, (ii) with respect to the Euro-Rate Portion, Loans to which the Euro-Rate Option applies, and which, by reason of the selection of, conversion to or renewal of such Euro-Rate Option on the same day, have the same Interest Period, and (iii) with respect to the Prime Rate Portion of the Loans, Loans to which the Prime Rate Option applies by reason of the selection of or conversion to such Prime Rate Option. The Treasury Rate Term Loans shall constitute one Borrowing Tranche.

          Business Day shall mean (i) with respect to matters relating to the Euro-Rate Option, a day on which banks in the London interbank market are dealing in U.S. Dollar deposits and on which commercial banks are open for domestic and international business in Philadelphia, Pennsylvania, and (ii) with respect to any other matter, a day on which commercial banks are open for business in Philadelphia, Pennsylvania.

          Category 1 Borrowing Base Assets shall mean the following assets of the Loan Parties: (1) residential units and buildings under construction; (2) completed residential units and buildings; and (3) land (and related site improvements and land development costs) under residential units and buildings under construction or completed and land (and related site improvements and land development costs) on which a unit is to be constructed which is subject to an Agreement of Sale, except that any of the foregoing assets described in clauses (1) through (3) above shall be excluded from Category 1 Borrowing Base Assets if they are Excluded Assets.

          Category 2 Borrowing Base Assets shall mean site improvements on land which is not subject to an Agreement of Sale, except for site improvements which are Excluded Assets.

          Category 3 Borrowing Base Assets shall mean acquisition and development costs (excluding costs of site improvements) of land which is not subject to an Agreement of Sale, except for acquisition and development costs which are Excluded Assets.

          CD Rate shall mean with respect to the Loans comprising any Borrowing Tranche to which the CD Rate Option applies for any Interest Period, the interest rate per annum determined by the Agent by adding:

          (A) the rate per annum obtained by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (i) the rate of interest (which shall be the same for each day in such CD Rate Interest Period) which is the arithmetic average computed by the Agent of the rates determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the secondary market bid rates at or about 11:00 o'clock a.m., Eastern Time, on the first day of such CD Rate Interest Period by dealers of recognized standing in negotiable certificates of deposit for the purchase at face value of negotiable certificates of deposit for delivery on such day in amounts comparable to such CD Rate Loan and having maturities comparable to such CD Rate Interest Period by (ii) a number equal to 1.00 minus the CD Rate Reserve Percentage; and

     (B)  the Assessment Rate.

          The CD Rate may also be expressed by the following formula:

            [average of the secondary market  ]
CD Rate =   [bid rates determined by the Agent] + Assessment Rate
            [1.00 - CD Rate Reserve Percentage]

The CD Rate shall be adjusted with respect to the CD Rate Option outstanding on the effective date of any change in the CD Rate Reserve Percentage as of such effective date. The Agent shall give prompt written notice to the Borrower of the CD Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

                 CD Rate Interest Period shall have the meaning assigned to that term in Section 3.02 hereof.

                 CD Rate Option shall mean the rate of interest determined pursuant to Section 3.01(a)(iii).

                 CD Rate Portion shall mean the portion of the Loans bearing interest at any time under the CD Rate Option.

                 CD Rate Reserve Percentage shall mean the effective percentage (expressed as a decimal, rounded upward to the nearest 1/100 of 1%), as determined in good faith by the Agent (which determination shall be conclusive absent manifest error), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation supplemental, marginal and emergency reserve requirements) of the Agent in respect of nonpersonal time deposits in Dollars in the United States. The CD Rate shall be adjusted automatically as of the effective date of each change in the CD Rate Reserve Percentage.

                 Change of Control shall mean any transaction or group of transactions after which (i) Robert Toll and Bruce Toll (and the executors, administrators or heirs of either or both of them in the event of the death of either or both of them) shall together own less than twenty-five percent (25%) of Company's issued and outstanding common stock, or (ii) another partnership, limited partnership, syndicate or other group which is deemed a "person" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 owns more of Company's issued and outstanding common stock than is owned in the aggregate by Robert Toll and Bruce Toll (and the executors, administrators or heirs of either or both of them in the event of the death of either or both of them).

                 Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be November 1, 1993.

                 Closing Fee shall have the meaning given to such term in Section 2.05 hereof.

                 Collateral Documents shall have the meaning given to such term in Section 7.01.

                 Commercial Purchase Money Loans shall mean any of the following: (i) purchase money loans made by a financial institution for the primary purpose of acquiring in separate transactions commercial real estate rental projects which are completed and substantially leased (meaning for this purpose that 80% or more of the rentable area is subject to existing leases under which tenants are paying market rent and in respect of which there is not payment default), (ii) purchase money loans made by a financial institution for the primary purpose of acquiring real estate substantially all of which (A) is a Qualified Golf Course or will be developed by the Loan Parties as a Qualified Golf Course, or (B) is used by a Loan Party as offices or as a panel plant, or (iii) other loans which are secured solely by the assets of a Qualified Golf Course owned by one or more of the Guarantors and the amount of such loans does not exceed 90% of the book value of such Qualified Golf Course.

                 Commitment shall mean as to any Bank at any time, the amount set forth opposite its name on Schedule 1.01(C) hereto in the column labeled "Commitment," and thereafter on
Schedule I to the most recent Assignment and Assumption Agreement to which such Bank is a party, and Commitments shall mean the aggregate Commitments of all of the Banks.

                 Commitment Fee shall have the meaning assigned to that term in Section 2.03 hereof.

                 Company shall mean Toll Brothers, Inc., a
Delaware corporation.

                 Compliance Certificate shall have the meaning given to such term in Section 8.02(b).

                 Confirmation of Exposure shall mean a schedule in the form attached as Exhibit N which the Agent in its discretion may prepare and distribute to the Banks showing each Bank's Contingent Exposure and Net Exposure in Letters of Credit and Escrow Agreements on the date thereof.

                 Consolidated Contingent Liabilities shall mean all of the Company's and the Company's Homebuilder Consolidated Subsidiaries' guarantees, endorsements (other than for collection in the ordinary course of business) and other contingent obligations in respect of the obligations of other persons or entities who are not the Company or the Company's Homebuilder Consolidated Subsidiaries (including contingent reimbursement obligations in connection with letters of credit, escrow agreements or Bond Obligations but excluding any of the foregoing items which are also included in the definition of Consolidated Senior Liabilities), all determined on a consolidated basis in accordance with GAAP.

                 Consolidated Net Income shall mean, for any period, the aggregate of the Net Income of the Company and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

                 Consolidated Senior Liabilities shall mean the Senior Liabilities of the Company and its Homebuilder Consolidated Subsidiaries on a consolidated basis plus (except as provided in the last sentence) the aggregate of the amounts determined by multiplying the ownership interest of each Consolidated Homebuilder Subsidiary, expressed as a percentage, in the shareholders' equity of each Unconsolidated Subsidiary by the liabilities of such Unconsolidated Subsidiary. For purposes of the preceding sentence, percentage ownership interest shall be calculated as the percentage ownership of the Company or such Consolidated Homebuilder Subsidiary in the total shareholders' equity of the Unconsolidated Subsidiary (the "Ownership Percentage"). If the sum of (a) the aggregate of the amounts determined by multiplying the Ownership Percentage of each Consolidated Homebuilder Subsidiary in each Unconsolidated Subsidiary by the shareholders' equity (or comparable measure of equity) of each such Unconsolidated Subsidiary and (b) the aggregate of the (i) Guarantees by any Loan Party of Indebtedness of such Unconsolidated Subsidiary and (ii) loans payable or other obligations of such Unconsolidated Subsidiary to Borrower or any of the Loan Parties (excluding receivables secured by first mortgage liens on real property which receivables do not exceed the net realizable value of such real property and are not subordinate to any other obligation of such Unconsolidated Subsidiary) is less than 20% of Adjusted Shareholders' Equity, then the amount referred to in the final phrase of the first sentence need not be included in determining Company's Consolidated Senior Liabilities.

                 Consolidated Subsidiaries shall mean the
Subsidiaries of the Company which are consolidated with the Company for accounting purposes under GAAP.

                 Consolidated Subsidiary Shares shall mean the issued and outstanding capital stock, partnership interests, beneficial ownership interest, or other ownership interests, as applicable, of each Consolidated Subsidiary of the Company.

                 Contingent Exposure shall mean at any time for each Bank the aggregate of the face amount of outstanding Letters of Credit which it has issued and the aggregate amount of its obligations under outstanding Escrow Agreements to which it is a party.

                 Development Agreement shall mean agreements between the Loan Parties and municipalities or other Official Bodies or utilities (both public or private) relating to the development of real estate by the Guarantors as permitted under this Agreement.

                 Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

                 Environmental Certificate shall have the meaning given to such term in Section 8.02(e) hereof.

                 Environmental Complaint shall mean any written complaint setting forth a cause of action for personal or property damage or equitable relief, order, notice of violation, citation, request for information issued pursuant to any Environmental Laws by an Official Body, subpoena or other written notice of any type relating to, arising out of, or issued pursuant to any of the Environmental Laws or any Environmental Conditions, as the case may be.

                 Environmental Conditions shall mean any
conditions of the environment, including, without limitation, the work place, the ocean, natural resources (including flora or fauna), soil, surface water, ground water, any actual or potential drinking water supply sources, substrata or the ambient air, relating to or arising out of, or caused by the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, emptying, discharging, injecting, escaping, leaching, disposal, dumping, threatened release or other management or mismanagement of Regulated Substances resulting from the use of, or operations on, the Property.

                 Environmental Laws shall mean all federal, state, local and foreign laws and regulations, including permits, orders, judgments, consent decrees issued, or entered into, pursuant thereto, relating to pollution or protection of human health or the environment or employee safety in the work place.

                 Environmentally Approved Land shall mean land owned by Borrower or a Guarantor as to which there has been delivered to Agent an Environmental Certificate which either
(1) contains no exceptions on exhibit A thereto except for Permitted Environmental Exceptions, or (2) if it contains any exceptions other than Permitted Environmental Exceptions, such land shall have either been (x) approved as acceptable by Agent, which approval has not been reversed by a Simple Majority of Banks, or (y) approved by a Simple Majority of Banks if Agent initially does not approve such Environmental Certificate.

                 ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

                 ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

                 Escrow Agreement shall mean any Existing Escrow Agreement or New Escrow Agreement. An Escrow Agreement shall cease to be an "Escrow Agreement" hereunder and governed by the provisions applicable to Escrow Agreements at such time as the Borrower shall provide cash or other collateral satisfactory to, and indemnification agreements as required by, the Issuing Bank pursuant to Section 2.04 or 2.11.

                 Escrow Agreement Issuance Limit shall mean as to any Bank at any time the amount set forth opposite its name on
Schedule 1.01(C) hereto in the column labeled "Escrow Agreement
Issuance Limit," as amended from time to time.

                 Escrow Bank shall have the meaning given to such term in Section 2.11.

                 Escrow Fee shall have the meaning given to such term in Section 2.11(c).

                 Euro-Rate shall mean with respect to the Loans comprising any Borrowing Tranche to which the Revolving Credit Euro-Rate Option or the Term Loan Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upward to the nearest 1/100 of 1% per annum) (i) the rate of interest determined by the Agent (which determination shall be conclusive absent manifest error) to be the average of the rates of interest per annum for deposits in U.S. Dollars offered by banks in the London interbank market to major money center banks at approximately 11:00 A.M. London time two (2) Business Days prior to the first day of such Interest Period for delivery on the first day of such Interest Period in amounts comparable to such Borrowing Tranche and having maturities comparable to such Interest Period, as such rates appear on the page of Reuters Monitor Money Rate Service which displays London interbank offered rates of major banks, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

                      [average of rates offered to  ]
          Euro-Rate = [major money center banks     ]
                      [in the London interbank market]
                      [as determined by Agent        ]
                      1.00 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Euro-Rate Option outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

                 Euro-Rate Interest Period shall mean either the Revolving Credit Euro-Rate Interest Period or the Term Loan Euro-
Rate Interest Period.

                 Euro-Rate Option shall mean either the Revolving
Credit Euro-Rate Option or the Term Loan Euro-Rate Option.

                 Euro-Rate Portion shall mean the portion of the Loans bearing interest at any time under any Euro-Rate Option.

                 Euro-Rate Reserve Percentage shall mean the percentage (expressed as a decimal rounded upward to the nearest 1/100 of 1%) as determined by the Agent (which determination shall be conclusive absent manifest error) which is in effect during any relevant period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of the Agent.

                 Euro-Rate Term Loans shall mean any Loans subject to the Term Loan Euro-Rate Option described in Section
3.01(b)(ii).

                 Euro-Rate Term Loan Due Date shall have the meaning given to such term in Section 3.01(b)(ii).

                 Euro-Rate Term Loan Prepayment Premium shall mean with respect to the payment of a Euro-Rate Term Loan prior to the Euro-Rate Term Loan Due Date for any reason (whether voluntarily, by acceleration or otherwise and whether in whole or in part), except for prepayments required under Section 11.11(c) in connection with the joinder of an Additional Bank, an amount equal to the present value of product of the following: (a) one-eighth of one percent (1/8%), (b) the amount of the Euro-Rate Term Loan being prepaid, and (c) a fraction with a numerator equal to the number of days from the prepayment date through the Euro-Rate Term Loan Due Date and a denominator of 360 days. The discount rate for the purpose of computing the present value in clause (b) of the preceding sentence shall be the Treasury Rate which would apply to a hypothetical Treasury Rate Term Loan if the Banks were to make such a Loan on the prepayment date with a term that expires on the Euro-Rate Term Loan Due Date.

                 Event of Default shall mean any of the Events of Default described in Section 9.01 of this Agreement.

                 Excluded Assets shall mean any of the following assets: (A) assets subject to any lien securing Indebtedness referred to and otherwise permitted by Section 8.01(a) hereof (except for Indebtedness hereunder and Permitted Purchase Money Loans), (B) land, site improvements, development costs and units or buildings constructed or under construction on such land if the applicable Guarantor has not received Preliminary Approval with respect to such land or if it is not Environmentally Approved Land; and (C) payments for Options (Borrower may, however, include the appraised value of Qualified Options when it computes its Borrowing Base under the circumstances described in
Section 8.01(e)(ii)).

                 Excluded Mortgage Subsidiary Guaranties shall mean as of any date of determination the lesser of (i) the aggregate amount of guaranties of any of the Loan Parties directly or indirectly of the obligation of any of the Mortgage Subsidiaries, or (ii) $10,000,000.

                 Existing Agreement means the Amended and Restated Revolving Credit Agreement, dated as of July 29, 1992, among Borrower, the Company, certain Subsidiaries of the Company, Agent and the Banks named therein, as amended.

                 Existing Escrow Agreements shall mean escrow agreements described on Schedule 1.01(E) entered into by PNC Bank pursuant to the Existing Agreement and which remain in effect on the date hereof.

                 Existing Letters of Credit shall mean letters of credit described on Schedule 1.01(E) which were issued by some of the Banks pursuant to the Existing Agreement and which remain outstanding on the date hereof.

                 Expiration Date shall mean November 1, 1997 or any later date if the expiration of this Agreement shall be extended pursuant to the terms hereof.

                 Financial Letter of Credit shall mean any Letter of Credit issued on behalf of a Guarantor which is not a Performance Letter of Credit and which is issued to a third party to ensure payment by an Affiliate of the Company of a financial obligation or satisfaction by such Affiliate of any other obligation of such Affiliate.

                 GAAP shall mean generally accepted accounting principles as are in effect from time to time and applied on a consistent basis (except for changes in application in which the Borrower's independent certified public accountants concur) both as to classification of items and amounts.

                 Guarantors shall mean the Company and each of the other entities listed under the heading "Guarantors" on the signature pages hereto and any additional persons which may from time to time join this Agreement as Guarantors hereunder.

                 Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including, without limiting the generality of the foregoing, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

                 Guaranty Agreement shall mean the Guaranty and Suretyship Agreement in substantially the form attached hereto as Exhibit C to be executed and delivered by each Guarantor to the Agent for the benefit of the Banks.

                 Homebuilder Consolidated Net Income shall mean, for any period, the aggregate of the Net Income of the Company and its Homebuilder Consolidated Subsidiaries.

                 Homebuilder Consolidated Subsidiaries shall mean the Homebuilder Subsidiaries of the Company which are consolidated with the Company for accounting purposes under GAAP.

                 Homebuilder Subsidiaries shall mean each of the Subsidiaries of the Company except for the Mortgage Subsidiaries.

                 Indebtedness shall mean as to any Person at any time and without duplication, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility,
(iii) reimbursement obligations under any letter of credit,
(iv) currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, except if such agreement or device (1) is entered into in the ordinary course of the business of the Loan Parties or (2) is applicable to other Indebtedness and is not treated as a liability under GAAP, (v) any other transaction (including without limitation forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (vi) any Guaranty of Indebtedness for borrowed money.

                 Indemnity shall mean the Amended and Restated
Indemnity Agreement in the form of Exhibit D between the Banks and the Loan Parties relating to possible environmental liabilities relating to the real property owned by the Loan
Parties.

                 Intercompany Agreement shall have the meaning given to such term in Section 5.01(bb).

                 Intercompany Loans means the loans from the Borrower to the Guarantors using the proceeds of Loans hereunder.

                 Intercompany Notes shall have the meaning given to such term in Section 5.01(bb).

                 Intercompany Subordination Agreement shall have the meaning given to such term in Section 5.01(bb).

                 Interest Payment Date shall mean each date specified for the payment of interest in Section 4.03.

                 Interest Period shall mean either a CD Rate
Interest Period or any Euro-Rate Interest Period.

                 Interest Rate Option shall mean the CD Rate
Option, Revolving Credit Euro-Rate Option, the Prime Rate Option, the Term Loan Euro-Rate Option or the Term Loan Treasury Rate
Option.

                 Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

                 Investments in Mortgage Subsidiaries shall mean the following: (i) investments or contributions by a Loan Party directly or indirectly in the capital stock of or other payments (except in connection with the transactions for fair value in the ordinary course of business) to any of the Mortgage Subsidiaries,
(ii) loans by a Loan Party directly or indirectly to any of the Mortgage Subsidiaries, (iii) guaranties by a Loan Party directly or indirectly of the obligations of any of the Mortgage Subsidiaries (except for the Excluded Mortgage Subsidiary Guaranties) or (iv) other obligations, contingent or otherwise of the Loan Parties to or for the benefit of any of the Mortgage Subsidiaries.

                 Issuing Bank shall have the meaning given to such term in Section 2.10(a).

                 Labor Contracts shall have the meaning assigned to that term in Section 5.01(r).

                 Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Official Body.

                 L/C-Escrow Sublimit shall mean the lesser of $100,000,000 (as such amount may be revised as specified on Schedule 1.01(C) from time to time) or the Revolving Credit
Commitments.

                 Letter of Credit shall mean any Existing Letter of Credit or New Letter of Credit. A Letter of Credit shall cease to be a "Letter of Credit" hereunder and governed by the provisions hereof applicable to Letters of Credit at such time as the Borrower shall provide cash or other collateral satisfactory to, and indemnification agreements as required by, the Issuing Bank pursuant to Section 2.04 or 2.10.

                 Letter of Credit Fee shall have the meaning assigned to that term in Section 2.10.

                 Letter of Credit Issuance Limit shall mean as to any Bank at any time, the amount set forth opposite its name on
Schedule 1.01(C) hereto in the column labeled "Letter of Credit
Limit" as amended from time to time.

                 Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

                 Loan Documents shall mean this Agreement, the Notes, the Guaranty Agreement, the Indemnity, the Collateral Documents, Intercompany Subordination Agreement and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

                 Loan Parties shall mean collectively the Borrower and the Guarantors.

                 Loan Request shall mean a request for Loans made in accordance with Sections 2.06 or 11.11(c) hereof or a request to select, convert to or renew a CD Rate Option or a Euro-Rate
Option in accordance with Section 3.02 hereof.

                 Loans shall mean collectively and Loan shall mean separately (a) all Loans or any Loan made by the Banks or one of the Banks to the Borrower pursuant to Sections 2.01 or 11.11(c) hereof, and (b) all amounts advanced pursuant to a Letter of Credit or an Escrow Agreement, as provided in Section
2.12 hereof. Each Loan shall either be a Term Loan or a Revolving Credit Loan.

                 Material Adverse Change shall mean any set of circumstances or events which (a) has any material adverse effect upon the validity or enforceability of this Agreement or any other Loan Document, or (b) is material and adverse to the business, properties, assets, financial condition or results of operations of the Loan Parties taken as a whole.

                 month, with respect to a Euro-Rate Interest
Period, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. The last day of a calendar month shall be deemed to be such numerically corresponding day for such calendar month (i) if there is no such numerically corresponding day in such calendar month, or (ii) if the first day of such Interest Period is the last Business Day of a calendar month.

                 Mortgage Banking Business shall mean the business of issuing mortgage loans on residential properties (whether for purchase of homes or refinancing of existing mortgages), purchasing and selling mortgage loans, issuing securities backed by mortgage loans, acting as a broker of mortgage loans, and other activities customarily associated with mortgage banking and related businesses.

                 Mortgage Subsidiaries shall mean any
corporations, limited partnerships or business trusts either organized after the Closing Date or designated as a Mortgage Subsidiary after the Closing Date, and in either instance, the capital stock of such corporations, limited partnerships or business trusts shall be owned by the Company or one or more of its Consolidated Subsidiaries and such corporations, limited partnerships or business trusts shall engage in the Mortgage Banking Business.

                 Mortgage Subsidiaries' Adjusted Shareholders' Equity shall mean as of any date of determination stockholders' equity less goodwill of the Mortgage Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP plus any loans made by the Loan Parties to the Mortgage Subsidiaries (except for intercompany payables to one or more of the Loan Parties in respect of the Mortgage Subsidiaries' share of accrued consolidated income tax liabilities which have not yet been paid by the Loan Parties) or other Investments in Mortgage Subsidiaries which are not included in the stockholders' equity of the Mortgage Subsidiaries.

                 Mortgage Subsidiaries' Liabilities shall mean all Indebtedness of any of the Mortgage Subsidiaries plus accrued income taxes payable within one year.

                 Multiemployer Plan shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

                 Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

                 Net Exposure shall mean with respect to each Letter of Credit and Escrow Agreement: (i) in the case of the Issuing Bank or Escrow Bank, as the case may be, its Contingent Exposure less the interests purchased therein by other Banks; and
(ii) in the case of all other Banks, the interest therein which they purchase.

                 Net Income shall mean for any period and for any Person the net income of such Person, determined in accordance with GAAP.

                 Net New Communities shall mean as of the end of any fiscal quarter the number (which may not be negative) equal to the excess, if any, of (i) the number of communities which entered into Agreements of Sale during such fiscal quarter over
(ii) the number of communities which, during the one-year period ending with the end of such fiscal quarter were for a period of more than six (6) consecutive months entering into Agreements of Sale.

                 New Escrow Agreement shall have the meaning given to such term in Section 2.11(a).

                 New Letter of Credit shall have the meaning given to such term in Section 2.10(a).

                 Non-electing Additional Bank shall have the meaning given to such term in Section 4.04(a)(2).

                 Non-Extending Bank shall have the meaning given to such term in Section 2.04.

                 Nonrecourse Indebtedness shall mean indebtedness or other obligations secured by a lien on property to the extent that the liability for such indebtedness or other obligations is limited to the security of the property without liability on the part of Company or any Consolidated Subsidiary for any deficiency.

                 Notes shall mean collectively and Note shall mean separately all the Notes of the Borrower in the form of Exhibit E hereto evidencing the Loans together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

                 Offered Amount shall have the meaning given to such term in Section 2.15(a).

                 Official Body shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

                 Old Expiration Date shall have the meaning given to such term in Section 2.04.

                 Option shall mean an option of one of the Loan
Parties to purchase land for construction of residential real estate thereon.

                 PBGC shall mean the Pension Benefit Guaranty
Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

                 Performance Letter of Credit shall mean any letter of credit issued on behalf of a Guarantor in favor of a municipality or any other Official Body, including without limitation any utility, water or sewer authority, or other similar entity for the purpose of assuring such municipality, other Official Body, utility, water or sewer authority or similar entity that an Affiliate of the Company will properly and timely complete work it has agreed to perform for the benefit of such municipality, other Official Body, utility, water or sewer authority or similar entity.

                 Permitted Additional Senior Indebtedness shall mean Indebtedness of the Loan Parties incurred after the date hereof not in excess of $50,000,000 in the aggregate which meets each of the following requirements: (A) such Indebtedness is unsecured; (B) Borrower shall deliver to Agent copies of the agreements evidencing such Indebtedness within two (2) Business Days after their execution; (C) any covenants contained in the agreements evidencing such Indebtedness which are more restrictive to the Loan Parties than those contained herein governing the Indebtedness hereunder as determined by the Agent at any time shall be incorporated by reference herein; and (D) no more than $20,000,000 of the principal amount of such Indebtedness is due before the Expiration Date; provided that if the Expiration Date is extended any Indebtedness which was Permitted Additional Senior Indebtedness prior to such extension shall not be disqualified as such merely because the extension caused the principal amount thereof due before the Expiration Date to exceed $20,000,000, but following such extension the Loan Parties may not increase the principal amount of such Indebtedness which is due before the Expiration Date until the aggregate thereof has been reduced below $20,000,000.

                 Permitted Environmental Exception shall mean an exception set forth on an Environmental Certificate which the independent environmental engineer certifies can be cured by remediation which shall cost less than $100,000 to complete. If the engineer cannot determine and certify as to the cost of such remediation the exception shall not be a Permitted Exception.

                 Permitted Exceptions shall mean any
nonconsensual lien, claim, suit, judgment, tax, assessment, charge or levy (collectively, a "Claim") against a Loan Party, except for the Borrower or the Company, provided that the Company has demonstrated to the Agent's satisfaction (i) that the Claim has arisen from the discontinuation of operations of such Loan Party and the Company has concluded that the continued operation of such Loan Party is no longer beneficial to the Company, and
(ii) that the Loan Parties would still be in compliance with the covenants contained in this Agreement if Company's consolidated balance sheet as at the end of the immediately preceding fiscal quarter and consolidated income statement for the three and twelve months then ended had been adjusted to eliminate the amount of the book value of all assets of any Loan Parties against which all such Claims have been imposed which the Company desires to treat as Permitted Exceptions and otherwise adjusted in accordance with generally accepted accounting principles to reflect to the fullest extent appropriate the financial consequences to the Company on a consolidated basis of such liens, claims, suits, judgements, taxes, assessments, charges and levies and the elimination of such property.

                 Permitted Investment in Mortgage Subsidiaries shall mean the Excluded Mortgage Subsidiary Guaranties and Investments in the Mortgage Subsidiaries provided that the aggregate amount of such Investments in Mortgage Subsidiaries does not exceed the lesser of the following: (A) the sum of
(i) $20,000,000, plus (ii) 50% of Consolidated Net Income between May 1, 1993 through the date of determination, or (B) 20% of Shareholders' Equity as of the date of determination.

                 Permitted Liens shall mean:

                    (i)    Liens for taxes, assessments, or
similar charges, incurred in the ordinary course of business and which are not yet due and payable and pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs provided that liens permitted in this subsection (i) may not in the aggregate exceed ten percent (10%) of the Company's Adjusted Shareholders' Equity;

                   (ii)    Statutory liens and other liens of
mechanics, workmen and contractors, provided that the liens permitted by this subsection (ii) are not in excess of $1,000,000 individually or $2,000,000 in the aggregate and either such liens have not been filed or, if such liens have been filed, either
(i) a stay of enforcement thereof has been obtained within 60 days, or (ii) such liens have been satisfied of record within 60 days after the date of filing thereof;

                  (iii)    Good faith escrows, pledges or
deposits of cash or cash equivalents made (A) by the Loan Parties in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business, or (B) by third parties in favor of the Loan Parties pursuant to Agreements of Sale;

                   (iv)    Encumbrances consisting of zoning
restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

                    (v)    Liens, security interests and
mortgages, if any, in favor of the Agent for the benefit of the Banks;

                   (vi)    Any Lien existing on the date of this
Agreement and described on Schedule 1.01(P) hereto provided that the principal amount secured thereby is not hereafter increased and no additional assets become subject to such Lien;

                  (vii)    Liens securing Permitted Purchase
Money Loans and Permitted Non-Recourse Indebtedness described in the definitions of such terms; and

                 (viii) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or
(B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry:

                 (1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the Loan Parties maintain such reserves or other appropriate provisions as shall be required by GAAP and pay all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien; or

                 (2)  Claims, Liens or encumbrances upon, and
          defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

                      (ix)  Purchase money security interests in
equipment securing Indebtedness permitted under Section
8.01(a)(vii);

                       (x)  Other Liens which are a Permitted
Exception, provided that there do not exist any such Permitted
Exceptions on the date hereof.

                 Permitted Nonrecourse Indebtedness shall mean Indebtedness for money borrowed which is incurred by a Loan Party in transactions for purposes of acquiring improved or unimproved real estate and which is secured by such real estate and improvements where (A) the amount of the investment of the Loan Parties in the assets which are mortgaged, pledged or assigned to secure such Indebtedness (in excess of the amount of the loan secured by such mortgage, pledge or assignment) does not exceed $750,000 and (B) either (x) the liability of the Loan Parties for such Indebtedness is limited solely to the assets of the Loan Parties which are mortgaged, pledged or assigned to secure such Indebtedness or (y) only a Loan Party other than Company is liable for the Indebtedness and the sum of the Shareholders' Equity (including amounts owed by such Loan Party to Company or another Loan Party or other Affiliate of the Company which is either subordinate in right of payment to, or collection of which is postponed in favor of, such Indebtedness) of, investments in, and loans to such Loan Party does not exceed $750,000.

                 Permitted Purchase Money Loans shall mean, collectively, Seller Purchase Money Loans, Commercial Purchase
Money Loans, Assumed Joint Venture Loans and Assumed Purchase
Money Loans.

                 Person shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

                 Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

                 PNC Bank shall mean PNC Bank, National
Association.

                 Potential Default shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Required Majority of Banks, or any combination of the foregoing, would constitute an Event of Default.

                 Preliminary Approval shall mean preliminary approval from required state and local governmental authorities and agencies of a Guarantor's or Consolidated Subsidiary's preliminary development plan in accordance with the provisions of the Pennsylvania Municipalities Planning Code or its equivalent in any other jurisdiction in which the Company is doing business such that in each instance there is vested in the Guarantor or Consolidated Subsidiary the right to develop such real estate for residential purposes substantially in accordance with the intentions of such Guarantor or Consolidated Subsidiary subject only to obtaining such additional approvals which do not impose any material burdens on the Guarantor or Consolidated Subsidiary and with respect to which there is no reasonable expectation that final approval shall not be obtained.

                 Prime Rate shall mean the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent.

                 Prime Rate Option shall mean the rate of interest determined pursuant to Section 3.01(a)(i) of the Agreement.

                 Prime Rate Portion shall mean the portion of the Loans bearing interest at any time at the Prime Rate Option.

                 Principal Office shall mean the main banking office of the Agent in Philadelphia, Pennsylvania.

                 Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

                 Property shall mean all real property, both owned and leased, of the Loan Parties.

                 Purchasing Bank shall mean a Bank which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

                 Qualified bank shall mean either (i) a bank with a minimum credit rating of "C" under Thompson's BankWatch or an equivalent rating under a bank rating system acceptable to the Agent and a Simple Majority of the Banks, or (ii) any other bank approved by all Banks which have either a Letter of Credit Issuance Limit or an Escrow Agreement Issuance Limit greater than $1,000,000.

                 Qualified Golf Course shall mean a commercial golf course and related club facilities which is located adjacent to or in substantially immediate proximity of a residential community developed or under development by one or more of the Guarantors and the acquisition or development of which was undertaken to facilitate development of such community.

                 Qualified Option shall mean an Option which, by its terms and under applicable Law, may be assigned or pledged by the Loan Party which holds such Option at any time to the Agent or the Banks without the consent of any Person (other than such Loan Party) or the fulfillment of any other conditions which have not already been fulfilled.

                 Ratable Share shall mean the proportion that a Bank's Commitment bears to the Commitments of all of the Banks. If a Bank's Commitment is reduced pursuant to Section 2.14(b) to equal the amount of its outstanding Loans, such Bank's Commitment shall be treated as being equal to zero for purposes of computing such Bank's Ratable Share.

                 Regular Business Activities shall mean the activities of the Loan Parties of owning, developing, constructing, selling, financing, managing and consulting in respect of real estate, the holding of real estate for investment, the business of mortgage brokerage and mortgage banking, the business of real estate brokerage and the title insurance business.

                 Regulated Substances shall mean any substance, including without limitation Solid Waste, the generation, manufacture, processing, distribution, treatment, storage, disposal, transport, recycling, reclamation, use, reuse or other management or mismanagement of which is regulated by the Environmental Laws.

                 Regulation U shall mean Regulation U, T, G or X as promulgated by the Board of Governors of the Federal Reserve
System, as amended from time to time.

                 Remaining Banks shall have the meaning given to such term in Section 2.14(c).

                 Remediation Adjustment shall mean with respect to any Environmentally Approved Land which is subject to a Permitted Environmental Exception, 150% of the estimated remaining costs to complete remediation necessary to cure such exception.

                 Removal Date shall have the meaning given to such term in Section 2.14(c)(ii).

                 Reportable Event means a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

                 Requested Increase shall have the meaning given to such term in Section 2.15(a).

                 Required Majority shall mean (i) if there exists no Event of Default or if an Event of Default exists and is continuing but there are no Loans outstanding, Banks whose Commitments aggregate at least 66 2/3% of the Commitments of all of the Banks, or (ii) if an Event of Default exists and is continuing and there are Loans outstanding, Banks whose Loans outstanding aggregate at least 66 2/3% of the total principal amount of the Loans outstanding hereunder. The Commitment and outstanding Loans of a Bank shall not be included in determining a Required Majority of Banks if a Bank Exclusion Event shall have occurred and be continuing with respect to such Bank.

                 Required Threshold of Banks shall mean (i) at least two (2) or more Banks or (ii) Kleinwort Benson Limited and a majority of banks having a principal place of business and making loans in England.

                 Revolving Credit Commitments shall mean at any time the difference between the Commitments and the amount of Treasury Rate Term Loans then outstanding; Revolving Credit Commitment shall mean for each Bank at any time the difference between such Bank's Commitment and its Treasury Rate Term Loan (if any) then outstanding.

                 Revolving Credit Euro-Rate Interest Period shall have the meaning given to such term in Section 3.02.

                 Revolving Credit Euro-Rate Option shall mean the rate of interest determined pursuant to Section 3.01(a)(ii).

                 Revolving Credit Loans shall mean Loans subject to the Prime Rate Option, Revolving Credit Euro-Rate Option or CD
Rate Option described in Section 3.01(a).

                 Revolving Credit Ratable Share shall mean the proportion that a Bank's Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Banks. If a Bank's Commitment is reduced pursuant to Section 2.14(b) to equal the amount of its outstanding Loans, such Bank's Revolving Credit Commitment shall be treated as being equal to zero for purposes of computing such Bank's Revolving Credit Ratable Share.

                 Second Amendment Effective Date shall mean the effective date of the Second Amendment to this Agreement.

                 Security Event shall have the meaning given to such term in Section 7.02.

                 Seller Purchase Money Loans shall mean purchase money loans made by the seller of improved or unimproved real estate in separate transactions for the exclusive purpose of acquiring such real estate for development and secured by a mortgage lien on such real estate.

                 Senior Executive shall mean the Chairman of the Board, President, Executive Vice President, Chief Financial
Officer, Chief Accounting Officer or General Counsel of the
Company.

                 Senior Liabilities shall mean with respect to the Company and its Homebuilder Consolidated Subsidiaries their accrued income taxes payable within one year, their liabilities under the Loans, and any other Indebtedness of them, except for Subordinated Indebtedness, Performance Letters of Credit and Escrow Agreements.

                 Shareholders' Equity shall mean as of any date of determination stockholders' equity less goodwill of the Company and its Consolidated Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP.

                 Simple Majority shall mean (i) if there exists no Event of Default or if an Event of Default exists but there are no Loans outstanding, Banks whose Commitments aggregate 51% or more of the Commitments of all of the Banks, or (ii) if an Event of Default exists and is continuing and there are Loans outstanding, Banks whose Loans outstanding aggregate 51% or more of the total principal amount of the Loans outstanding hereunder. The Commitment and outstanding Loans of a Bank shall not be included in determining a Simple Majority of Banks if a Bank Exclusion Event shall have occurred and be continuing with respect to such Bank.

                 Solid Waste shall mean any garbage, refuse or sludge from any waste treatment plant, water supply treatment plant or air pollution control facility generated by activities on the Property, and any unpermitted release into the environment or the work place of any material as a result of activities on the Property, including without limitation, scrap and used Regulated Substances.

                 Subordinated Indebtedness shall have the meaning given to such term in Section 8.01(a)(iii).

                 Subordinated Loan Documents shall mean at any time the agreements and other documents then governing the Subordinated Indebtedness.

                 Subsidiary of any Person at any time shall mean
(i) any corporation, partnership or trust (including a business trust) in which such Person owns directly or indirectly through one or more intermediaries any of the issued and outstanding voting stock, partnership interests or other interests, and
(ii) any corporation, trust (including a business trust), partnership or other entity which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.

                 Term Loans shall mean either the Euro-Rate Term
Loans or the Treasury Rate Term Loans.

                 Term Loan Banks shall have the meaning given to such term in Section 4.04(a)(2).

                 Term Loan Due Date shall mean the Treasury Rate
Term Loan Due Date with respect to Term Loans which are Treasury
Rate Term Loans and the Euro-Rate Term Loan Due Date with respect to Term Loans which are Euro-Rate Term Loans.

                 Term Loan Election Period shall mean the period between and including the Second Amendment Effective Date and October 31, 1994.

                 Term Loan Euro-Rate Interest Period shall have the meaning given to such term in Section 3.02.

                 Term Loan Euro-Rate Option shall mean the rate of interest determined pursuant to Section 3.01(b)(ii).

                 Term Loan Treasury Rate Option shall mean the rate of interest determined pursuant to Section 3.01(b)(i).

                 Transferor Bank shall mean the selling Bank pursuant to an Assignment and Assumption Agreement.

                 Treasury Rate shall mean (A) with respect to Term Loans bearing interest under the Term Loan Treasury Rate Option pursuant to an election under Section 3.01(b)(i), the interest rate per annum to be charged thereon determined by the Agent two (2) Business Days prior to the effective date of such election as the yield on a United States Treasury security with a life equal to three (3) years; (B) with respect to any Treasury Rate Term Loan made by an Additional Bank pursuant to an election under Section 11.11(c)(D)(1), the maximum interest rate per annum which may be charged thereon determined by the Agent two (2) Business Days prior to the date on which such Treasury Rate Term Loan is made as the yield on a United States Treasury security with a life equal to the time period between the date on which such Loan is to be made and the Treasury Rate Term Loan Due Date; and (C) with respect to any proposed prepayment of a Treasury Rate Term Loan pursuant to Section 4.04 or 4.05, the interest rate per annum to be used in computing the Treasury Rate Term Loan Prepayment Premium determined by the Agent two (2) Business Days prior to the date of such prepayment if it is voluntary and on or after such date if it is mandatory as the sum of the yield on a United States Treasury security with a life equal to the time period between the date on which such prepayment is to be made and the Treasury Rate Term Loan Due Date. The Agent shall determine the yield on United States Treasury securities pursuant to clauses (A), (B) and (C) above based on (i) the display designated as "Page 500 on the Telerate Service (or such other display as may replace Page 500 on the Telerate Service) for actively traded U.S. Treasury securities at 11:00 a.m. on the date on which such yield is to determined or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported in the Federal Reserve Board's Statistical Release H-15 (519) (or its successor publication) (the "Statistical Release") published most recently next preceding (by more than one (1) Business Day) the date of such computation. If Telerate Service or the Statistical Release as the case may be do not report the yield of a security with a life equal to the time period specified in clauses (A), (B) or (C) above, the Agent shall compute the yield on a hypothetical security with life equal to such time period by interpolating linearly based on the reported yield of the security with a life closest to and greater than such time period and the reported yield of the security with a life closest to and less than such time period.

                 Treasury Rate Term Loans shall mean any Loan which is subject to the Term Loan Treasury Rate Option described in Section 3.01(b)(i).

                 Treasury Rate Term Loan Due Date shall have the meaning given to such term in Section 3.01(b)(i).

                 Treasury Rate Term Loan Prepayment Premium shall mean with respect to the payment of a Treasury Rate Term Loan for any reason (whether voluntarily, by acceleration or otherwise and whether in whole or in part) prior to the Treasury Rate Term Loan Due Date, a premium to be paid in connection therewith equal to the present value of the product of the following: (a) the positive difference (this clause (a) shall be deemed to equal zero if such difference is less than zero) between (i) the Treasury Rate applicable to the Treasury Rate Term Loan being prepaid computed pursuant to clause (A) or (B) of the definition of Treasury Rate and (ii) the Treasury Rate computed pursuant to clause (C) of the definition of Treasury Rate which would apply if a new Treasury Rate Term Loan were made on the date of the proposed prepayment with a maturity equal to the remaining maturity of the Treasury Rate Term Loan being prepaid, (b) the amount being prepaid, and (c) a fraction with a numerator equal to the number of days from the prepayment date through the Treasury Rate Term Loan Due Date and a denominator of 365 or 366 days as the case may be. The discount rate for the purpose of computing present value in the preceding sentence shall be the Treasury Rate which would apply to a hypothetical new Treasury Rate Term Loan if the Banks were to make such a Loan on the prepayment date with a term that expires on Treasury Rate Term Loan Due Date. An example of the computation of the Treasury Rate Term Loan Prepayment Premium is set forth as Exhibit O hereto. The discount rate shall be applied to items (a), (b) and
(c) above using the methodology set forth in the fourth step of the example attached as Exhibit O.

                 Unconsolidated Subsidiary shall mean any
Subsidiary of the Company which meets all of the following requirements: (A) such Subsidiary is not consolidated with the Company for accounting purposes under GAAP, (B) the Loan Parties collectively own directly or indirectly through one or more intermediaries at least 5% of the issued and outstanding voting stock, partnership interests or other interests in such Subsidiary, and (C) the aggregate of the Loan Parties' investments in, contributions or loans to or guarantees or other obligations for the benefit of such Subsidiary exceed $1,000,000.

          1.02 Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole, "or" has the inclusive meaning represented by the phrase "and/or," and "including" has the meaning represented by the phrase "including without limitation." References in this Agreement to "determination" of or by the Agent or the Banks shall be deemed to include good faith estimates by the Agent or the Banks (in the case of quantitative determinations) and good faith beliefs by the Agent or the Banks (in the case of qualitative determinations). Whenever the Agent or the Banks are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith. The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

          1.03 Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.



                           ARTICLE II

                         CREDIT FACILITY

          2.01 Commitments to Make Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Bank severally agrees to make loans (the "Loans") to the Borrower at any time or from time to time on or after the date hereof to, but not including, the Expiration Date in an aggregate principal amount not to exceed at any one time such Bank's Revolving Credit Commitment minus the sum of (i) such Bank's Net Exposure under outstanding Letters of Credit issued pursuant to Section 2.10, (ii) such Bank's Net Exposure under Escrow Agreements entered into pursuant to
Section 2.11 and (iii) such Bank's Euro-Rate Term Loans outstanding. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.01 if Borrower elects one of the revolving credit Interest Rate Options pursuant to Section 3.01(a).

          2.02 Nature of Banks' Obligations with Respect to Loans. Each Bank shall be obligated to participate in each request for Loans pursuant to Section 2.06 hereof in accordance with its Revolving Credit Ratable Share. Treasury Rate Term Loans made pursuant to Section 11.11(c) shall be made exclusively by the Additional Bank described in such Section. The aggregate of each Bank's Loans outstanding hereunder to the Borrower at any time shall never exceed its Commitment minus the sum of its Net Exposure under outstanding Letters of Credit plus its Net Exposure under outstanding Escrow Agreements. The Borrower shall not request a Loan pursuant to Section 2.01, 11.11(c) or otherwise hereunder if such Loan would cause the Loan Parties to violate the covenant contained in Section 8.01(e). The obligations of each Bank hereunder are several. The failure of any Bank to perform its obligations hereunder shall not affect the obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Bank to perform its obligations hereunder. The Banks shall have no obligation to make Loans hereunder on or after the Expiration Date.

          2.03 Commitment Fee. Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Agent for the account of each Bank, as consideration for such Bank's Commitment hereunder, a commitment fee (the "Commitment Fee") equal to three-eighths of one percent (.375%) per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) on the average daily difference between the amount of such Bank's Commitment as the same may be constituted from time to time less the sum of its outstanding Loans and its Net Exposure in Letters of Credit and Escrow Agreements. All Commitment Fees shall be payable in arrears on the first Business Day of each February, May, August and November after the date hereof and on the Expiration Date or upon acceleration of the Notes. Borrower's obligation to pay a Commitment Fee to a Bank shall terminate whenever a Bank Exclusion Event shall have occurred and be continuing with respect to such Bank.

          2.04 Extension by Banks of the Expiration Date. Upon or after delivery by the Borrower of the annual financial statements to be provided under Section 8.02(a) hereof for the fiscal year ending October 31, 1993 or any subsequent fiscal year but before April 30 of the following fiscal year, the Borrower may request a one-year extension of the Expiration Date by written notice to the Banks, and the Banks agree to respond to the Borrower's request for an extension within seventy-five (75) days following the Banks' receipt of such request; provided, however, that the Required Majority of Banks must consent to any extension of the Expiration Date and the failure of any Bank to respond within such time period shall constitute a rejection by such Bank of Borrower's request for an extension. A Bank which fails to respond within such 75-day time period may within 60 days after the expiration of such period rescind its rejection and join in the extension if a Simple Majority of Banks approved of the extension on or before the expiration of such 75-day period. The extension will be approved if Banks which approved the request within the 75-day period, together with banks which rescind their rejections pursuant to the preceding sentence, comprise a Required Majority of Banks. If the Required Majority of Banks agree to extend the Expiration Date but one or more of the Banks do not agree to such extension (hereinafter referred to as a "Non-Extending Bank"), then the extension shall be effective only if the Borrower shall have completed all of the steps required to remove the Bank pursuant to Section 2.14(c) effective on the Expiration Date (before giving effect to the requested extension; hereinafter referred to as the "Old Expiration Date"), so that the Removal Date (as defined in Section 2.14(c)) shall be the Old Expiration Date. Notwithstanding the preceding sentence, the Borrower and the Non-Extending Bank may with the consent of a Simple Majority of the Banks agree to have the removal of the Non-Extending Bank pursuant to Section 2.14(c) occur on a mutually acceptable date prior to the Old Expiration Date so that the Removal Date (as defined in Section 2.14(c)) shall be such agreed upon date.

          2.05 Closing Fee. The Borrower agrees to pay to the Agent for the account of each Bank, as consideration for such Bank's Commitment, a nonrefundable fee equal to one-eighth of one percent (.125%) of such Bank's Commitment, payable on the Closing Date (the "Closing Fee").

          2.06 Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Banks to make Loans, or renew or convert the Interest Rate Option applicable to existing Loans, by the delivery to the Agent, not later than 10:00 A.M. Philadelphia time (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Loans to which the Revolving Credit Euro-Rate Option or Term Loan Euro-Rate Option applies or the conversion to or the renewal of the Revolving Credit Euro-Rate Option or Term Loan Euro-Rate Option for any Loans; (ii) one
(1) Business Day prior to the proposed Borrowing Date with respect to the making of a Loan to which either the CD Rate Option or the Prime Rate Option applies or the conversion to or renewal of the CD Rate Option for any Loans; (iii) the last day of the preceding Interest Period with respect to the conversion to the Prime Rate Option for any Loan, and (iv) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of a Loan to which the Term Loan Treasury Rate Option applies of a duly completed request therefor substantially in the form of Exhibit F hereto by telephone and confirmed on the same day in writing by letter, facsimile or telex in such form (each, a "Loan Request"). Each Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Loans comprising the Borrowing Tranche, which shall be in integral multiples of $100,000 and not less than $2,000,000 for Loans to which the CD Rate Option or Revolving Credit Euro-Rate Option applies, not less than the lesser of $200,000 or the maximum amount available for Loans to which the Prime Rate Option applies and shall equal or exceed $25,000,000 but not exceed $30,000,000 for Loans to which the Term Loan Treasury Rate Option or the Term Loan Euro-Rate Option applies; (iii) whether the CD Rate Option, Revolving Credit Euro-Rate Option, Prime Rate Option, Term Loan Treasury Rate Option or Term Loan Euro-Rate Option shall apply to the proposed Loans comprising the Borrowing Tranche; and (iv) in the case of Loans to which the CD Rate Option or any Euro-Rate Option applies, an appropriate CD Rate or Euro-Rate Interest Period for the proposed Loans comprising the Borrowing Tranche.

          2.07 Making Loans. The Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.06, notify the Banks of its receipt of such Loan Request specifying:
(i) the proposed Borrowing Date and the time and method of disbursement of such Loan; (ii) the amount and type of such Loan and the applicable CD Rate Interest Period or Euro-Rate Interest Period (if any); and (iii) the apportionment among the Banks of the Loans as determined by the Agent in accordance with their respective Revolving Credit Ratable Shares. Each Bank shall remit the principal amount of each Loan to the Agent in immediately available funds at the Principal Office prior to 12:00 Noon Philadelphia time such that the Agent is able to, and the Agent shall, to the extent the Banks have made funds available to it for such purpose, fund such Loan to the Borrower in U.S. Dollars and same day funds at the Principal Office on the Borrowing Date, provided that if any Bank fails to remit such funds to the Agent in a timely manner the Agent may elect in its sole discretion to fund with its own funds the Loan of such Bank on the Borrowing Date.

          2.08 Notes. The obligation of the Borrower to repay the aggregate unpaid principal amount of the Loans made to it by each Bank, together with interest thereon, shall be evidenced by a promissory note of the Borrower dated the Closing Date in substantially the form attached hereto as Exhibit E payable to the order of each Bank in a face amount equal to the Commitment of such Bank.

          2.09 Use of Proceeds. The proceeds of the Loans shall be used by Borrower solely to make Intercompany Loans to the Guarantors which shall be used by the Guarantors as working capital, for other corporate purposes and to satisfy amounts advanced pursuant to Letters of Credit and Escrow Agreements.

          2.10   Letter of Credit Sublimit.

                 (a) Letter of Credit Requests. The Borrower may request that a Bank (such Bank or any Bank which issued an Existing Letter of Credit each shall be referred to as the "Issuing Bank" with respect to its Letter of Credit) issue, on the terms and conditions hereinafter set forth, letters of credit on behalf of a Guarantor (each a "New Letter of Credit"). Each Existing Letter of Credit has, and each New Letter of Credit shall have, a maximum stated maturity of no more than one year after the Expiration Date. For purposes of this subsection, "stated maturity" is the expiration date of the Letter of Credit without giving effect to any future extension thereof under an automatic renewal provision, provided that such automatic renewal provision permits the Issuing Bank to elect not to extend by giving written notice of cancellation to the beneficiary. If the termination date of the Issuing Bank's obligations under a Letter of Credit shall extend beyond the Expiration Date, Borrower agrees to provide, at least fifteen (15) days prior to the Expiration Date, cash or other collateral satisfactory to each Issuing Bank in an amount equal to the face amount of the Letter of Credit on the Expiration Date and to enter into such additional indemnification agreements as the Issuing Bank may require. In no event shall (i) the aggregate undrawn face amount of the Letters of Credit issued pursuant to this Section 2.10 by any Bank at any time exceed that Bank's Letter of Credit Issuance Limit; (ii) the sum of the aggregate undrawn face amount of the Letters of Credit issued pursuant to this Section 2.10 plus the obligations under the Escrow Agreements entered into pursuant to
Section 2.11 at any time exceed the L/C-Escrow Sublimit;
(iii) the sum of the aggregate outstanding principal balance of the Loans made to the Borrower pursuant to Sections 2.01, 11.11(c) or otherwise hereunder, the aggregate undrawn face amount of the Letters of Credit issued pursuant to this Section 2.10, plus the obligations under the Escrow Agreements entered into pursuant to Section 2.11 at any time exceed the Commitments; or (iv) Borrower request any Letter of Credit if the issuance thereof would cause the Loan Parties to violate the covenant contained in Section 8.01(e).

                 (b) Documentation; Notices to Agent. The Banks will issue Letters of Credit which are either Performance Letters of Credit or Financial Letters of Credit. Borrower shall deliver to the Issuing Bank, with a copy being delivered simultaneously to Agent, its duly completed application for issuance on the Issuing Bank's standard form therefor together with such other related documents as Agent or the Issuing Bank may reasonably require. Provided the conditions set forth in this Agreement have been met, such Issuing Bank shall within five Business Days following receipt of such application and documents acceptable to Agent and such Issuing Bank issue its Letter of Credit in a form and containing such terms and conditions as are acceptable to Agent and such Issuing Bank and as otherwise directed by Borrower. Each Issuing Bank and Borrower have advised Agent of the face amount and nature (Performance or Financial) of, and provided to Agent photocopies of, all existing Letters of Credit issued by such Issuing Bank, and will notify the Agent of all future Letters of Credit on the date the Issuing Bank issues such Letters of Credit and provide Agent photocopies thereof within five Business Days following the day thereof and shall notify Agent of any increase or decrease in the face amount of any Letter of Credit issued by such Issuing Bank on the date of such increase or decrease. The Borrower and Guarantors agree to be bound by the terms of the Issuing Bank's application and/or agreement for Letters of Credit and the Issuing Bank's written regulations and customary practices relating to Letters of Credit, though such interpretation may be different from the Loan Parties' own, and it is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

                 (c) Letter of Credit Fees. The Borrower shall pay (i) to the Agent for the account of the Banks a fee (the "Letter of Credit Fee") equal to seven-eighths of one percent (7/8%) per annum (subject to adjustment below) of the daily average of the face amount of all Letters of Credit to be allocated among the Banks based on their Net Exposures in outstanding Letters of Credit, and (ii) to the Agent for the account of each Issuing Bank a fronting fee equal to one-eighth of one percent (1/8%) per annum (subject to adjustment below) of the daily average face amount of the Letters of Credit issued by such Issuing Bank. Letter of Credit Fees and the fronting fees shall be computed based on a year of 365 or 366 days, as the case may be. If the face amount of Financial Letters of Credit issued by the Banks hereunder shall at any time exceed $5,000,000, the Letter of Credit Fee in respect of such excess shall equal one and one-half percent (1-1/2%) per annum and the fronting fee in respect of such excess shall equal one-quarter of one percent (1/4%) per annum. The Letter of Credit Fee and fronting fee each shall be payable quarterly in arrears commencing with the first Business Day of each February, May, August and November following issuance of each Letter of Credit and on the expiration date of such Letter of Credit.

          2.11   Escrow Agreement Sublimit.

                 (a) Escrow Agreement Requests. Borrower may request that any Bank (such Bank or any Bank which is a party to an Existing Escrow Agreement each shall be referred to as an "Escrow Bank" with respect to its Escrow Agreement) on behalf of Guarantor enter into an agreement or other similar arrangements with a municipality or any other Official Body, including without limitation any utility, water or sewer authority, or other similar entity in which a Guarantor or Affiliate of the Company conducts its business for the purpose of assuring such municipality or other Official Body that such Guarantor or Affiliate will properly and timely complete work it has agreed to perform for the benefit of such municipality or other Official Body, under the terms of which the New Escrow Bank will agree to set aside or otherwise make available a specified amount of funds which will be paid to such municipality or other Official Body in the event such Guarantor or Affiliate fails to perform such work (each a "New Escrow Agreement"). Each Existing Escrow Agreement has, and each New Escrow Agreement shall have, a maximum stated maturity of no more than one year after the Expiration Date. For purposes of this subsection, "stated maturity" is the expiration date of the Escrow Agreement without giving effect to any future extension thereof under an automatic renewal provision, provided that such automatic renewal provision permits the Escrow Bank to elect not to extend by giving written notice of cancellation to the beneficiary. If the termination date of the Escrow Bank's obligations under an Escrow Agreement shall extend beyond the Expiration Date, Borrower agrees to provide, at least fifteen
(15) days or prior to the Expiration Date, cash or other collateral satisfactory to each Escrow Bank in an amount equal to the amount of the Escrow Bank's contingent liability under the Escrow Agreement on the Expiration Date and to enter into such additional indemnification agreements as the Escrow Bank may require. In no event shall (i) the aggregate obligations under Escrow Agreements entered into pursuant to this Section 2.11 by any Bank exceed such Bank's Escrow Agreement Issuance Limit;
(ii) the sum of the aggregate undrawn face amount of the Letters of Credit issued pursuant to Section 2.10 plus the obligations under the Escrow Agreements entered into pursuant to this
Section 2.11 exceed, at any one time, the L/C-Escrow Sublimit;
(iii) the sum of the aggregate outstanding principal balance of the Loans made to the Borrower pursuant to Section 2.01, the aggregate undrawn face amount of the Letters of Credit issued pursuant to Section 2.10 plus the obligations under the Escrow Agreements entered into pursuant to this Section 2.11 exceed, at any one time, the Commitments, or (iv) Borrower request that an Escrow Bank enter into an Escrow Agreement if entering into such Escrow Agreement would cause the Loan Parties to violate the covenant contained in Section 8.01(e).

                 (b) Documentation; Notices to Agent. Borrower shall deliver to the Escrow Bank, with a copy being delivered simultaneously to Agent, its request for the Escrow Bank to enter into an Escrow Agreement, together with such other related documents as Agent or the Escrow Bank may reasonably require, and provided the conditions set forth in this Agreement have been met, the Escrow Bank will enter into an Escrow Agreement in a form and containing such terms and conditions as are acceptable to Agent and the Escrow Bank and as otherwise directed by Borrower. The Escrow Bank and Borrower have advised Agent of the amount of the Escrow Bank's obligations under all existing Escrow Agreements to which it is a party, and provided to Agent photocopies of all such Escrow Agreements, and will notify Agent of all future Escrow Agreements on the date Escrow Bank enters into any such future Escrow Agreements and provide the Agent photocopies thereof within five Business Days following the date thereof and shall notify Agent of any increase or decrease in the amount of the outstanding obligation under any Escrow Agreement to which the Escrow Bank is a party on the effective date of such increase or decrease. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Escrow Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower's instructions or those contained in the Escrow Agreements or any modifications, amendments or supplements thereto.

                 (c) Escrow Agreement Fees. The Borrower shall pay (i) to the Agent for the account of the Banks a fee (the "Escrow Fee") equal to seven-eighths of one percent (7/8%) per annum to be allocated among the Banks based on their Net Exposures in outstanding Escrow Agreements, and (ii) to the Agent for the account of the Escrow Bank a fronting fee equal to one-eighth of one percent (1/8%) per annum, which fees shall be computed on the daily average outstanding obligations of the Escrow Bank under the Escrow Agreements and shall be payable quarterly in arrears commencing with the first Business Day of each February, May, August and November following issuance of each Escrow Agreement and on the expiration date of such Escrow Agreement. Escrow Fees and the fronting fees shall be computed based on a year of 365 or 366 days, as the case may be.

          2.12 Reimbursement of Advances on Letters of Credit or Escrow Agreements. Borrower and each Guarantor on whose behalf each Letter of Credit and each Escrow Agreement is issued hereby agree, notwithstanding the terms of any documents executed and delivered under Sections 2.10(b) and 2.11(b) to the contrary, to reimburse each Issuing Bank for all amounts advanced pursuant to each Letter of Credit and to reimburse all Escrow Banks for all sums advanced pursuant to each Escrow Agreement. If the foregoing sums are not immediately reimbursed by Borrower or the Guarantor for whom such Letter of Credit or Escrow Agreement was issued, the unreimbursed sum shall become, at the time of the advance a Revolving Credit Loan from the Banks (unless an event described in Section 9.01(m) (without giving effect to the 30-day grace period) or (n) has occurred and is continuing in which case such sum shall not be a Loan but shall remain payable by Borrower and the Guarantors in the same manner and on the same terms as if it were a Loan from the Banks) and shall thereafter bear interest under the Prime Rate Option in accordance with the provisions contained in Section 3.01. Each such Issuing Bank and Escrow Bank shall give written notice to any Guarantor for whom each Letter of Credit or Escrow Agreement was issued who failed immediately to reimburse the sums advanced and also shall notify the Agent of such unreimbursed draw. Agent shall promptly notify the Banks of such draw.

          2.13   Participations in Letters of Credit and Escrow
Agreements; Responsibility of Issuing and Escrow Banks.

                 (i) Each Bank shall, notwithstanding the Letter of Credit Issuance Limits and Escrow Agreement Issuance Limits, purchase from time to time from each other Bank an undivided interest in such other Bank's Contingent Exposure in Letters of Credit which it has issued and Escrow Agreements to which it is a party as may be necessary to result in the Net Exposure of each Bank in each Letter of Credit and Escrow Agreement being equal to such Bank's Revolving Credit Ratable Share of such Contingent Exposure. The Banks shall purchase interests in Contingent Exposures or such interests shall be reduced whenever Contingent Exposures are increased or reduced for any reason so that the Net Exposure of each Bank shall always equal its Revolving Credit Ratable Share of the Contingent Exposure except for short-term differences which arise after an Additional Bank joins the Agreement as described in Section 11.11(c). The Agent may in its sole discretion from time to time prepare and distribute to each Bank a Confirmation of Exposure. Each Bank shall review such Confirmation of Exposure and notify the Agent within two Business Days of its receipt thereof if it believes the Confirmation of Exposure incorrectly lists the amount of its Contingent Exposure in Letters of Credit or Escrow Agreements or any other information. Agent may assume that the information contained in the Confirmation of Exposure is correct if a Bank does not notify the Agent of an error therein within such two-day period, provided that a Bank may subsequently correct an error in the Confirmation of Exposure but shall be responsible for any loss resulting from such delay.

                (ii) The purchases by each Bank of interests in Letters of Credit and Escrow Agreements pursuant to Section 2.13(i) shall be absolute, irrevocable and unconditional and shall be enforceable by every other Bank both before and after an Event of Default shall have occurred and be continuing and both before and after the Expiration Date shall have passed. In the event any draw under a Letter of Credit issued by an Issuing Bank or payment under an Escrow Agreement entered into by an Escrow Bank is for any reason not immediately reimbursed directly by Borrower or by all Banks making Loans subject to the Prime Rate Option, each Bank immediately upon demand by Agent shall severally (and not jointly) reimburse such Issuing Bank or an Escrow Bank, as the case may be, in an amount equal to its Revolving Credit Ratable Share of the amount by which such Issuing Bank or an Escrow Bank has not been reimbursed in immediately available funds without any setoff, counterclaim or deduction of any kind, and Borrower shall remain obligated to repay upon demand such amounts to the Banks with interest thereon at the rate which would otherwise be borne by a Loan subject to the Prime Rate Option hereunder.

               (iii) Without limiting the generality of any of the foregoing, each Bank, the Borrower and the Guarantor on whose behalf a Letter of Credit is issued or an Escrow Agreement is entered into shall assume all risks of the acts, omissions, or misuse of each Letter of Credit and each Escrow Agreement by any beneficiary thereof; and, each Issuing Bank and each Escrow Bank (except to the extent of its gross negligence or willful misconduct) shall not be responsible for: (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or Escrow Agreement issued by it or any document submitted by any party in connection with the application for and issuance of such Letter of Credit or Escrow Agreement, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument or document transferring or assigning or purporting to transfer or assign any Letter of Credit or Escrow Agreement or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (c) failure of the beneficiary under any Letter of Credit or Escrow Agreement to comply fully with conditions required in order to demand payment under such Letter of Credit or Escrow Agreement; (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or
(e) any loss or delay in the transmission or otherwise of any documents, requests, or drafts required in order to make a disbursement or other payment under any such Letter of Credit or Escrow Agreement. Any action taken or omitted to be taken by an Issuing Bank or Escrow Bank (without gross negligence or willful misconduct on its part) shall be binding upon each Bank, and shall not put any such Issuing Bank or Escrow Bank under any resulting liability to any Bank, the Borrower or such Guarantor, and each Bank (jointly and severally in proportion to its Revolving Credit Ratable Share), the Borrower and such Guarantor, jointly and severally, agree to indemnify and hold each such Issuing Bank and Escrow Bank harmless from and against any and all losses, liabilities, claims, obligations, penalties, actions, damages, suits, judgments, costs, expenses (including reasonable fees of counsel to such Issuing Bank or Escrow Bank), or disbursements imposed on, incurred by or asserted against any such Issuing Bank or Escrow Bank, in any way relating to or arising from it acting or refraining from acting in its capacity as such, except if the same results from such Issuing Bank's or Escrow Bank's gross negligence or willful misconduct.

                (iv) On the date on which the Borrower shall provide cash or other collateral satisfactory to, and indemnification agreements as required by, an Issuing Bank pursuant to Section 2.10 or 2.14 or an Escrow Bank pursuant to
Section 2.11 or 2.14 (but not pursuant to Section 9.02(a)), the Letters of Credit or Escrow Agreements so collateralized shall cease to be Letters of Credit or Escrow Agreements hereunder, each Bank other than the Escrow Bank or Issuing Bank shall be deemed to sell to the Issuing Bank or Escrow Bank its undivided interest in the Letters of Credit or Escrow Agreements and in such collateral and indemnification agreements in exchange for its Net Exposure in such Letters of Credit or Escrow Agreements (which Net Exposure shall be reduced to zero).

          2.14   Reduction of Commitment.

                 (a)  Pro-Rata Reduction.  The Borrower shall
have the right at any time and from time to time upon five (5) Business Days' prior written notice to the Agent to reduce permanently, in a minimum amount of $5,000,000 of principal and whole multiples of $500,000 for any amount over $5,000,000, or terminate the Commitments based first on the Revolving Credit Ratable Shares of the Banks until such Revolving Credit Ratable Shares have been reduced to zero and then based on the Ratable Shares of the Banks without penalty or premium, except as hereinafter set forth, provided that any such reduction or termination shall be accompanied by (a) the payment in full of any Commitment Fee then accrued on the amount of such reduction or termination and (b) prepayment first of the Revolving Credit Loans and then of the Term Loans, together with the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Sections 4.04 and 4.06 hereof), to the extent that the aggregate amount thereof then outstanding plus the outstanding face amount of Letters of Credit and obligations under Escrow Agreements exceeds the Commitments as so reduced or terminated. From the effective date of any such reduction or termination the obligations of Borrower to pay the Commitment Fee pursuant to Section 2.03 shall correspondingly be reduced or cease.

                 (b) Bank Exclusion Event. Upon the occurrence of a Bank Exclusion Event with respect to any Bank, the following shall occur:

                      (i)  Reduction of Commitment.  Such Bank's
Commitment shall be reduced to equal the sum of its Loans outstanding and its Contingent Exposure under Letters of Credit which it has issued and Escrow Agreements to which it is a party. Such Bank's Commitment shall be further reduced immediately upon the repayment or other reduction of such Loans, Letters of Credit or obligations under Escrow Agreements (including repayments or reductions pursuant to clause (v) below and any other payments or reductions). Such Bank shall not be permitted to make any new Loans, issue any Letters of Credit, enter into any Escrow Agreements or receive any Commitment Fees.

                     (ii)  Termination of Payments.  Such Bank
shall receive interest on its Loans but shall not receive payments of principal on its Loans until either (A) the Loans of all Banks become due and payable pursuant to Section 9.02 (at such time this Section 2.14(b)(ii) shall cease to apply to such Loans), (B) such Loans become due and payable upon the Treasury Rate Term Loan Due Date or Euro-Rate Term Loan Due Date, as applicable, if such Loans are Term Loans, or (C) the Expiration Date (without giving effect to any extension thereof occurring after the Bank Exclusion Event) (the "Next Expiration Date"). Borrower and a Simple Majority of Banks may waive this Section 2.14(b)(ii) to accelerate payment of principal on such Loans.

                    (iii)  Termination of Voting Rights.  Such
Bank shall not be entitled to vote on any actions which require approval of the Banks and its Commitment and outstanding Loans shall be excluded in determining whether a Required Majority or Simple Majority has approved of such action.

                     (iv)  Extension of Expiration Date.  Such
Bank shall be treated as a Non-Extending Bank under Section 2.04 in the event that Borrower requests an extension of the Expiration Date pursuant to Section 2.04, and the Bank shall be removed pursuant to the procedures set forth in Sections 2.04 and 2.14(c). (Such Bank will not be permitted to vote under Section
2.04 and its Commitment will be excluded in determining whether a Required Majority has approved of the request.)

                      (v)  Assignment of Interest.  A Simple
Majority of the Banks may require such Bank to assign all of its rights and interests hereunder to another Bank or to a new bank which shall be a Qualified Bank. If the assignment is to a new bank it shall be subject to Borrower's approval of such new bank which approval shall not be unreasonably withheld. Such assignment shall be subject to the acceptance of the assignee and its execution of the Assignment and Assumption Agreement and the other requirements of Section 11.11(b) hereof.

                     (vi)  Termination of Commitment.  A Simple
Majority of the Banks may request that the Commitment of such Bank be terminated and that such Bank be removed as a Bank hereunder. Such termination shall be subject to the consent of the Borrower which shall not be unreasonably withheld. If Borrower consents to such termination, such Bank shall be removed pursuant to the procedures set forth in Section 2.14(b)(vii).

                    (vii) Procedures for Termination. If a Bank is to be removed (the "Bank to be Terminated") as a Bank hereunder pursuant to this Section 2.14. The provisions of
Section 2.14(b)(i) through (iv) shall remain in effect with respect to the Bank to be Terminated, except as set forth below:

                      (A)  The transactions described in this
                 paragraph (A) shall occur simultaneously as soon as any increase in the Net Exposure of any of the Banks which may occur as a result of such transactions will not cause the sum of the Net Exposure and Loans outstanding of such Banks to exceed their Commitments. The Bank to be Terminated shall cease to participate in or otherwise be liable upon any Letters of Credit or Escrow Agreements issued by any other Bank or to which any other Bank is a party. The Net Exposure of the other Banks in such Letters of Credit and Escrow Agreements shall be increased according to their Revolving Credit Ratable Shares. Each of the other Banks shall cease to participate in or otherwise be liable upon any Letters of Credit issued by the Bank to be Terminated or to which the Bank to be Terminated is a party. The Commitment of the Bank to be Terminated shall be reduced to equal the amount of its Loans outstanding (as the same may be reduced pursuant to paragraph (B) below or by reason of other payments thereon from time to time) plus its Contingent Exposure in Letters of Credit and Escrow Agreements which it has issued or entered into.

                 (B) The waiver contained in the second sentence of Section 2.14(b)(ii) may be made by Borrower alone without the approval of a Simple Majority of the Banks so that Borrower may accelerate payment on the Loans of the Bank to be Terminated at any time.

                 (C) The Bank to be Terminated shall deliver its original Note to the Borrower within one Business Day of the completion of the events described in subsections (A) and (B) above and repayment by the Borrower of all Loans of the Bank to be Terminated.

                   (viii)  No Waiver.  The procedures set forth
in clauses (i) through (vii) above do not constitute a cure of any default committed by a Bank which is subject to a Bank Exclusion Event and neither the Borrower nor the other Banks waive any rights or remedies against such a Bank by electing to apply the provisions in such clauses to such Bank.

                 (c)  Bank Extension or Mutual Agreement.

                      (i)  Mutual Agreement.  The Borrower and
any Bank may at any time with the consent of a Simple Majority of the Banks agree that Borrower shall remove such Bank effective upon a mutually agreed upon date pursuant to the procedures set forth in Section 2.14(c)(ii) below.

                     (ii)  Bank Removal.  Borrower shall complete
all of the following steps with respect to any Non-Extending Bank which is to be removed pursuant to Section 2.04 [Extension of Expiration Date] or any Bank which is to be removed pursuant to
Section 2.14(c)(i) [Mutual Agreement] (in either case referred to as the "Bank to be Removed"; the date on which such removal is to take place under Section 2.04 or 2.14(c)(i), as the case may be, is referred to as "Removal Date"): (i) Borrower shall repay the Loans of the Bank to be Removed outstanding on the Removal Date;
(ii) if the Bank to be Removed is an Issuing Bank under any Letters of Credit and the termination date of such Letters of Credit extends beyond the Removal Date, Borrower shall, at least fifteen (15) days prior to the Removal Date, provide cash or other collateral satisfactory to such Bank to be Removed in an amount equal to the face amount of such Letters of Credit outstanding on the Removal Date and enter into such additional indemnification agreements as such Bank to be Removed may require; and (iii) if any Bank to be Removed is an Escrow Bank under any Escrow Agreements and the termination date of such Escrow Bank's obligations thereunder extends beyond the Removal Date, Borrower shall, at least fifteen (15) days prior to the Removal Date, provide cash or other collateral satisfactory to such Bank to be Removed in an amount equal to the amount of such Bank to be Removed's contingent liability under such Escrow Agreements on the Removal Date and enter into such additional indemnification agreements as such Bank to be Removed may require. (Borrower is not required to repay any of the Loans of, or provide cash or other collateral to, any of the Banks other than the Bank to be Removed (hereinafter referred to as the "Remaining Banks") when it makes the repayments or provides the collateral described in clauses (i) through (iii) of the preceding sentence.) The following shall occur on the Removal Date, subject to Borrower's completion of steps listed in clauses
(i) through (iii) above: (A) the Commitment of the Bank to be Removed and its participation in and Net Exposure under Letters of Credit or Escrow Agreements issued or entered into by the Remaining Banks shall terminate; and (B) the Bank to be Removed shall cease to be a Bank hereunder.

          2.15   Increase in Commitments.

                 (a)  Existing Banks.

                      (i)  Procedures.  Subject to the
limitations contained in Section 2.15(c), Borrower may from time to time request an increase in the Commitments of the Banks by sending a notice thereof to all of the Banks and the Agent. Such notice shall specify the total amount of increase requested by the Borrower (the "Requested Increase") which amount shall not exceed the amount permitted in Section 2.15(c) below. Each Bank shall respond in writing to Borrower (with a copy simultaneously sent to the Agent), within forty-five (45) days after receiving such notice from Borrower, stating the maximum amount, if any, by which it is willing to increase its Commitment (the "Offered Amount"). If the total of the Offered Amount for all of the Banks is less than the Requested Increase, each Bank's Commitment shall increase by its Offered Amount and the Borrower may offer the difference to a new bank pursuant to Section 2.15(b) below. If the total of the Offered Amount for all of the Banks is greater than the Requested Increase, the Requested Increase shall be allocated in proportion to the Offered Amounts.

                     (ii)  Effect on Letter of Credit and Escrow
Limits.  Whenever a Bank increases its Commitment hereunder,
(1) the L/C-Escrow Sublimit shall increase by an amount equal to 2/3 of the increased of such Bank's Commitment, and (2) its Letter of Credit Issuance Limit and its Escrow Agreement Issuance Limit each shall be increased by multiplying the current limit times a fraction equal to its new Commitment after giving effect to the increase in its Commitment divided by its Commitment before such increase. Following any increase in Commitments pursuant to this Section 2.15(a), the Agent shall send to the Banks and the Borrower a revised Schedule 1.01(C) setting forth the new Commitments. Such schedule shall replace the existing
Schedule 1.01(C) if no Bank objects thereto within 10 days of its receipt thereof.

                 (b)  New Banks.  Subject to the limitations
contained in Section 2.15(c), Borrower may from time to time request that a new bank join this Agreement and provide a Commitment hereunder, provided that Borrower shall at least 30 days prior to the date on which such bank joins this Agreement notify the Agent of the name of such proposed new bank and the amount of its proposed Commitment, Letter of Credit Issuance Limit and Escrow Agreement Issuance Limit and the amount of Treasury Rate Term Loans it shall make pursuant to Section 11.11(c) (if any) and deliver satisfactory evidence to the Agent that such proposed new bank is a Qualified bank. Such bank shall join this Agreement pursuant to the procedures contained in
Section 11.11.

                 (c)  Limitations on Increases.

                      (i)  Borrower may not request an increase
in the Commitments and the Commitments shall not be increased pursuant to Section 2.15(a) and (b) if: (1) after giving effect to the proposed increase in Commitments the aggregate of the increases in the Commitments pursuant to Sections 2.15(a) and (b) plus the increase requested by Borrower during the 12-month period beginning November 1 of each year and ending on October 31 of the subsequent year shall exceed $35,000,000; provided that any increase in the Commitments which occurs before the Commitments exceed $150,000,000 and does not cause the Commitments to exceed $150,000,000 shall be excluded when computing whether the increase in the Commitments during the period described in this clause (1) has exceeded $35,000,000 and provided further that the Commitments may be increased by more than $35,000,000 in any year upon the consent of the Simple Majority of the Banks which shall not be unreasonably withheld;
(2) there exists an Event of Default or Potential Default on the date of such request or on the effective date of such increase; or (3) after giving effect to the proposed increase in Commitments the Commitments shall exceed $255,000,000.

                     (ii)  The Commitment of any Bank shall not
be increased if its Commitment already exceeds, or with any such increase would exceed, one-third of the total of all Commitments to Borrower, and no Bank shall become a party to this Agreement with a Commitment in excess of one-third of the total of all Commitments at such time.


                           ARTICLE III

                         INTEREST RATES

          3.01 Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans at the rates under the Prime Rate Option, CD Rate Option, Revolving Credit Euro-Rate Option, Term Loan Euro-Rate Option or Term Loan Treasury Rate Option selected by it as set forth below applicable to the Loans it being understood that, subject to the provisions of this Agreement, including without limitation restrictions imposed on the selection of interest rates governing the Term Loans and on the repayment of the Term Loans set forth below, the Borrower may select different Interest Rate Options and different CD Rate Interest Periods or Euro-Rate Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche provided that there shall not be at any one time outstanding more than nine (9) Borrowing Tranches in the aggregate among all the Loans accruing interest at the CD Rate Option or any Euro-Rate Option. The Agent's determination of a rate of interest and any change therein shall in the absence of manifest error be conclusive and binding upon all parties hereto. If at any time the designated rate applicable to any Loan made by any Bank exceeds such Bank's highest lawful rate, the rate of interest on such Bank's Loan shall be limited to such Bank's highest lawful rate.

                 (a)  Revolving Credit Interest Rate Options.
The Borrower shall have the right at any time to select from the following Interest Rate Options applicable to Loans:

                      (i)  Prime Rate Option:  A fluctuating rate
per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Prime Rate minus one-eighth of one percent (1/8%), such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate;

                     (ii)  Revolving Credit Euro-Rate Option:  A
rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus one and three-eighths percent (1-3/8%); or

                    (iii)  CD Rate Option:  A rate per annum
(computed on the basis of a year of 360 days and actual days elapsed) equal to the CD Rate plus one and twenty-one fortieths of one percent (1-21/40%).

                 (b)  Term Loan Interest Rate Options.  The
Borrower shall have the right to select among either (but not both) of the following Interest Rate Options applicable to at least $25,000,000 but not more than $30,000,000 of Loans, subject to the conditions set forth below:

                      (i)  Term Loan Treasury Rate Option.  A
rate per annum (computed on the basis of a year of 365 or 366 days as the case may be and actual days elapsed) equal to the Treasury Rate in effect two (2) Business Days prior to the effective date of Borrower's election to have Loans bear interest at the Treasury Rate plus one and nine-twentieths of one percent (1-9/20%), subject to the following conditions: (A) the Borrower shall make its election, and such election must become effective, during the Term Loan Election Period and the Borrower may make only one such election during such period; (B) such election shall govern at least $25,000,000 but not more than $30,000,000 of Loans; (C) the Borrower shall repay Loans subject to the Term Loan Treasury Rate Option on the date (the "Treasury Rate Term Loan Due Date") which is three (3) years from the date on which Borrower's election shall have become effective (but in no event later than the Expiration Date); provided, however, that if Borrower does not repay the Treasury Rate Term Loans on or before the Treasury Rate Term Loan Due Date and the following two conditions exist Borrower shall be deemed to request and the Banks shall be deemed to make a Revolving Credit Loan under the Prime Rate Option in an amount equal to the aggregate amount of the Treasury Rate Term Loans with a Borrowing Date on the Treasury Rate Term Loan Due Date and the proceeds of such Loan shall be deemed to repay the Treasury Rate Term Loans: (1) the Treasury Rate Term Loan Due Date occurs prior to the Expiration Date, and (2) there exist no Non-electing Additional Banks so that on the Treasury Rate Term Loan Due Date the proportion of each Bank's Treasury Rate Term Loan to all of the Banks' Treasury Rate Term Loans equals such Bank's Ratable Share; (D) the Borrower may repay Loans subject to the Term Loan Treasury Rate Option before the Treasury Rate Term Loan Due Date subject to the prepayment penalty described in Sections 4.04 and 4.05; and
(E) Borrower may not elect the Term Loan Treasury Rate Option if it has previously elected the Term Loan Euro-Rate Option.

                     (ii)  Term Loan Euro-Rate Option.  A rate
per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus one and one-quarter of one percent (1-1/4%), subject to the following conditions:
(A) the Interest Period applicable to each election under this clause (ii) shall be one month; (B) Borrower shall make its first election under this clause (ii) and such election must become effective during the Term Loan Election Period; such election shall govern at least $25,000,000 but not more than $30,000,000 of Loans; (C) following Borrower's first election under this clause (ii) Borrower shall renew its election with respect to the entire amount of Loans covered by such first election (or a lesser amount if Borrower prepays some of those Loans as described in clause (E) below) for thirty-five (35) additional consecutive one-month Interest Periods, with each new Interest Period to start on the expiration of the prior Interest Period;
(D) Borrower shall repay the Loans subject to the Term Loan Euro-Rate Option on the date (the "Euro-Rate Term Loan Due Date") which is three (3) years from the date on which Borrower's election to have such Loans become subject to such option shall have become effective (but in no event later than the Expiration
Date); provided, however, that if Borrower does not repay the Euro-Rate Term Loans on or before the Euro-Rate Term Loan Due Date and the following two conditions exist Borrower shall be deemed to request and the Banks shall be deemed to make a Revolving Credit Loan under the Prime Rate Option in an amount equal to the aggregate amount of the Euro-Rate Term Loans with a Borrowing Date on the Euro-Rate Term Loan Due Date and the proceeds of such Loan shall be deemed to repay the Euro-Rate Term
Loans: (1) the Euro-Rate Term Loan Due Date occurs prior to the Expiration Date, and (2) there exist no Non-electing Additional Banks so that on the Euro-Rate Term Loan Due Date the proportion of each Bank's Euro-Rate Term Loan to all of the Banks' Euro-Rate Term Loans equals such Bank's Ratable Share; (E) Borrower may repay Loans subject to the Term Loan Euro-Rate Option before the Euro-Rate Term Loan Due Date subject to the prepayment penalty described in Sections 4.04 and 4.05 and to Borrower's indemnity obligations described in Section 4.06 which are imposed if Borrower prepays such Loans prior to the expiration of the Interest Period relating to such Loans; and (F) Borrower may not elect the Term Loan Euro-Rate Option if it has previously elected the Term Loan Treasury Rate Option.

                 (c) Rate Quotations. The Borrower may call the Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Agent or the Banks nor affect the rate of interest which thereafter is actually in effect when the election is made.

          3.02 Interest Periods. At any time when the Borrower shall select, convert to or renew the CD Rate Option, Revolving Credit Euro-Rate Option, Term Loan Euro-Rate Option or Term Loan Treasury Rate Option, the Borrower shall notify the Agent thereof by delivering a Loan Request at least one (1) Business Day prior to the effective date of a CD Rate Option and three (3) Business Days prior to the effective date of a Revolving Credit Euro-Rate Option or Term Loan Euro-Rate Option, and three (3) Business Days prior to the effective date of the Term Loan Treasury Rate Option. The notice shall specify an interest period during which such Option shall apply, such periods may be (i) 30, 60, 90, 180, 270 or 360 days in the event of a CD Rate Option (the "CD Rate Interest Period"), provided that the Banks shall not be required to accept a request by Borrower for a CD Interest Period of 270 or 360 days unless all of the Banks in their discretion agree to such a period, (ii) one, two, three or six, nine or twelve months in the event of a Revolving Credit Euro-Rate Option provided that the Banks shall not be required to accept a request by Borrower for an interest period of nine or twelve months unless all of the Banks in their discretion agree to such a period (the "Revolving Credit Euro-Rate Interest Period"), (iii) one month in the event of the Term Loan Euro-Rate Option (the "Term Loan Euro-Rate Interest Period"), subject to Borrower's obligation to renew such option for thirty-five (35) consecutive one-month periods described in Section 3.01(b)(ii); and (iv) three (3) years in the event of the Term Loan Treasury Rate Option. Any notice by Borrower of its election of the Term Loan Euro-Rate Option or Term Loan Treasury Rate Option pursuant to clause (iii) or (iv) above shall state the Euro-Rate Term Loan Due Date or Treasury Rate Term Loan Due Date applicable to such option. The CD Rate Interest Period and any Euro-Rate Interest Period shall be subject to the following additional requirements:

                 (a) any CD Rate Interest Period or Euro-Rate Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such CD Rate Interest Period or Euro-Rate Interest Period shall end on the next preceding Business Day;

                 (b) any Euro-Rate Interest Period which begins on the last day of a calendar month for which there is no numerically corresponding day in the subsequent calendar month during which such Interest Period is to end shall end on the last
Business Day of such subsequent month;

                 (c)  the CD Rate Portion and the Euro-Rate
Portion for each CD Rate Interest Period and Euro-Rate Interest
Period shall be in integral multiples of $100,000 and each such Portion shall not be less than $2,000,000;

                 (d) the Borrower shall not select, convert to or renew a CD Rate Interest Period or a Euro-Rate Interest Period for any portion of the Loans that would end after the Expiration
Date; and

                 (e)  in the case of the renewal of a CD Rate
Option at the end of a CD Rate Interest Period or the renewal of a Euro-Rate Option at the end of a Euro-Rate Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

          3.03 Interest After Default. To the extent permitted by Law, upon the occurrence and during the continuation of an Event of Default, any principal, interest, fee or other amount payable hereunder shall bear interest for each day thereafter until paid in full (before and after judgment) at a rate per annum which shall be equal to (2%) per annum above the Prime Rate. The Borrower acknowledges that such increased interest rate reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Banks are entitled to additional compensation for such risk.

          3.04   CD Rate or Euro-Rate Unascertainable.

                 If on any date on which a CD Rate or a Euro-Rate would otherwise be determined, the Agent shall have determined
(which determination shall be conclusive absent manifest error) that:

                      (i)  adequate and reasonable means do not
exist for ascertaining such CD Rate or Euro-Rate, or

                     (ii)  a contingency has occurred which
materially and adversely affects the secondary market for negotiable certificates of deposit maintained by dealers of recognized standing relating to the CD Rate or the London interbank market relating to the Euro-Rate, then the Agent shall promptly so notify the Banks and the Borrower thereof. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the obligation of the Banks to allow the Borrower to select, convert to or renew a CD Rate Option or a Euro-Rate Option shall be suspended until the Agent shall have later notified the Borrower or such Bank of the Agent's determination (which determination shall be conclusive absent manifest error) that the circumstances giving rise to such previous determination no longer exist. If at any time the Agent makes a determination under this Section 3.04 and the Borrower has previously notified the Agent of its selection of, conversion to or renewal of a CD Rate Option or a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Prime Rate Option otherwise available with respect to such Loans. If Agent makes a determination under this Section 3.04, the Borrower shall, subject to the Borrower's indemnification obligations under Section 4.06(b), as to any Loan of the Bank to which a CD Rate Option or a Euro-Rate Option applies, on the date specified in such notice either convert such Loan to the Prime Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 4.04 hereof. Absent due notice from the Borrower of conversion or prepayment such Loan shall automatically be converted to the Prime Rate Option otherwise available with respect to such Loan upon such specified date.

          3.05 Selection of Interest Rate Options. If the Borrower fails to select a CD Rate Interest Period or a Revolving Credit Euro-Rate Interest Period in accordance with the provisions of Section 3.02 in the case of renewal of the CD Rate Portion or Euro-Rate Portion of a Revolving Credit Loan, as the case may be, the Borrower shall be deemed to have converted such Revolving Credit Loan or portion thereof to the Prime Rate Option otherwise available with respect to such Revolving Credit Loan, commencing upon the last day of that Interest Period. If Borrower does not repay in full any Term Loan on the Term Loan Due Date, whether pursuant to a deemed repayment of such Term Loan under Section 3.01(b) or otherwise, the unpaid portion of such Term Loan shall bear interest at the interest rate applicable under the Prime Rate Option until it is repaid (subject to increase under Section 3.03). If the Borrower does not renew the Term Loan Euro-Rate Option when it is required to renew such option pursuant to Section 3.01(b)(ii) (i.e. for 35 one-month periods ending on Euro-Rate Term Loan Due Date), the Borrower shall be deemed to have renewed such Term Loan Euro-Rate Option for an additional one-month Interest Period, commencing upon the last day of the current Interest Period.


                           ARTICLE IV

                            PAYMENTS

          4.01 Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Closing Fees, Letter of Credit Fees, Escrow Fees, Agent's Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 12:00 noon (Philadelphia time) on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without setoff, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Agent at the Principal Office for the ratable accounts of the Banks with respect to the Loans in U.S. Dollars and in same day funds, and the Agent shall promptly distribute such amounts to the Banks in same day funds, provided that in the event payments are received by 12:00 noon (Philadelphia time) by the Agent with respect to the Loans and such payments are not distributed to the Banks on the same day received by the Agent, the Agent shall pay the Banks the federal funds effective rate with respect to the amount of such payments for each day held by the Agent and not distributed to the Banks. The Agent's and each Bank's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of, interest on and Euro-Rate Term Loan Prepayment Premium or Treasury Rate Term Loan Prepayment Premium with respect to the Loans and other amounts owing under this Agreement and shall be deemed an "account stated."

          4.02 Pro Rata Treatment of Banks. Obligations of the Banks to make Loans and rights to receive payments hereunder shall be allocated among the Banks as set forth below except as expressly provided in Section 2.04 [Extension of Expiration Date], Section 2.14(b) [Bank Exclusion Event], Section 2.14(c) [Bank Extension or Mutual Agreement], Section 3.04 [CD Rate or Euro-Rate Unascertainable], Section 4.04(b) [Voluntary Prepayments], Section 4.06(a) [Additional Compensation in Certain Circumstances] or Section 11.11(c) [Additional Bank]:

                      (i)  Obligations to make Revolving Credit
Loans or Term Loans shall be allocated based on Revolving Credit Ratable Shares as of the date on which such Loans are made except that an Additional Bank being added pursuant to clause 11.11(c) umay make a Treasury Rate Term Loan in which the other Banks shall not participate as more fully set forth in Section 11.11(c);

                     (ii)  Payments of principal on Loans
comprising each Borrowing Tranche shall be allocated to the Banks based on the amount of such Loans held by each Bank and payments of interest on such Loans shall be allocated to the Banks based on the amount of interest due to each Bank on its outstanding principal (it being acknowledged that the rate of interest payable to an Additional Bank on its Treasury Rate Term Loans may differ from the rate payable to the other Banks on their Treasury Rate Term Loans). If each of the conditions listed in Clauses
(A) through (C) below exists on the date on which a payment on any Loan is made then such payment shall be allocated on a pro-rata basis between the holders of the Term Loans and holders of the Revolving Credit Loans based upon the respective amounts of such Term Loans and Revolving Credit Loans outstanding if it is a payment of principal and shall be allocated on a pro rata basis between holders of the Term Loans and holders of the Revolving Credit Loans based on the amount of interest due to such holders if it is a payment of interest: (A) an Event of Default exists and is continuing and has not been waived, (B) the Loans have been accelerated or otherwise shall have become due, and
(C) Treasury Rate Term Loans are outstanding and the fractional share of one or more of the Banks in the total amount of outstanding Treasury Rate Term Loans does not equal its fractional share of the total amount of outstanding Revolving Credit Loans;

                    (iii)  Net Exposures under Letters of Credit
and Escrow Agreement shall be allocated based on the Revolving Credit Ratable Shares, except for certain temporary deviations which may occur after an Additional Bank joins this Agreement as described in Section 11.11(c); and

                     (iv)  Commitment Fees, Letter of Credit Fees
and Escrow Fees shall be allocated as set forth in Sections 2.03, 2.10(c) and 2.11(c); and

                      (v)  Other fees or amounts due from the
Borrower hereunder to the Banks with respect to the Loans shall be allocated in proportion to the applicable Loans outstanding and if there are no Loans outstanding, in proportion to the Ratable Share of each Bank.

          4.03 Interest Payment Dates. Interest on Loans shall be payable in arrears and billed monthly by Agent on the first day of each month on account of the prior month and shall be due and payable to the Agent for the ratable account of the Banks not later than the twelfth day of such month. Interest on mandatory prepayments of principal under Section 4.05 shall be due on the date such mandatory prepayment is due.

          4.04   Voluntary Prepayments.

                 (a)

                      (1)  Revolving Credit Loans.  The Borrower
shall have the right at its option from time to time to prepay the Revolving Credit Loans in whole or part without premium or penalty (except as provided in Section 4.06 hereof):

                      (i)  at any time with respect to any
Revolving Credit Loan to which the Prime Rate Option applies,

                     (ii)  on the last day of the applicable CD
Rate Interest Period or Euro-Rate Interest Period with respect to
Revolving Credit Loans to which a CD Rate Option or a Euro-Rate
Option applies,

                    (iii)  on the date specified in a notice by
any Bank pursuant to Section 3.04 [CD Rate or Euro-Rate
Unascertainable] hereof with respect to any Revolving Credit Loan to which a CD Rate Option or a Euro-Rate Option applies.

                      (2)  Treasury Rate Term Loans.

                           (A)  Prepayment Premium.  The Borrower
shall have the right at its option to prepay the Treasury Rate
Term Loans in whole or in part at any time at the principal amount so prepaid plus a premium in an amount equal to the Treasury Rate Term Loan Prepayment Premium (if any).

                           (B)  Adjustments Required if
Additional Banks Have Joined This Agreement. This Section 4.04(a)(2)(B) applies if (1) one or more Additional Banks have joined this Agreement after the Second Amendment Effective Date and Treasury Rate Term Loans were outstanding on the date of such Additional Bank's joinder and the Borrower and such Additional Bank did not elect pursuant to clause (D)(1) of Section 11.11(c) to have such Additional Bank make a Treasury Rate Term Loan (each Additional Bank described in this clause (1) shall be referred to as a "Non-electing Additional Bank") and (2) the Borrower pays in whole or in part after the effective date of such Non-electing Additional Bank's joinder the Treasury Rate Term Loans of the Banks (the "Term Loan Banks") which had Treasury Rate Term Loans outstanding on such effective date. It is acknowledged that the following shall occur when the Borrower pays the Treasury Rate Term Loans, whether or not such payment occurs before, on or after the maturity of such Loans: (i) the Revolving Credit Commitments of each Term Loan Bank shall increase in an amount equal to the reduction of its Treasury Rate Term Loan; and
(ii) the Revolving Credit Ratable Share of each Term Loan Bank shall increase and the Revolving Credit Ratable Share of each Non-electing Additional Bank shall decrease. The following adjustments will be made on or after such payment in order to make the allocations of existing Revolving Credit Loans and Net Exposures equal to the Banks' new Revolving Credit Ratable Shares, provided that no Event of Default exists and is continuing and has not been waived: (A) on the first Business Day of the fiscal quarter following the date of such payment, the Net Exposure of each Term Loan Bank in outstanding Letters of Credit and Escrow Agreements shall increase and the Net Exposure of each Non-electing Bank thereon shall decrease so that the Net Exposure of each Bank shall then equal its Revolving Credit Ratable Share; no adjustments in such Net Exposures shall be made prior to such Business Day; (B) on the date on which Borrower makes such payment, Borrower shall repay all outstanding Revolving Credit Loans to which the Prime Rate Option applies and reborrow a like amount of Revolving Credit Loans under the Prime Rate Option from the Banks according to their new Revolving Credit Ratable Shares; (C) if the Borrower should (i) renew after the date of such payment the CD Rate Option or Euro-Rate Option with respect to Revolving Credit Loans existing on such date, or
(ii) convert after the date of such payment from the CD Rate Option or Euro-Rate Option to a different Interest Rate Option with respect to Revolving Credit Loans existing on such date, Borrower shall be deemed to repay the applicable Revolving Credit Loans on the conversion or renewal date, as the case may be, and then reborrow a similar amount on such date so that the Banks shall participate in such Revolving Credit Loans after such renewal or conversion date according to their new Revolving Credit Ratable Shares; except as provided in this clause (C) above interests of the Banks in Revolving Credit Loans to which either the CD Rate Option or the Euro-Rate Option applies which are outstanding on the date of the payment shall not be adjusted; and (D) the Banks shall participate in all Loans made after the payment date according to their Revolving Credit Ratable Shares.

                      (3)  Euro-Rate Term Loans.  The Borrower
shall have the right at its option to prepay the Euro-Rate Term
Loans in whole or in part:

                           (i)  on the last day of the applicable
Euro-Rate Interest Period at the principal amount so prepaid plus a premium in an amount equal to the Euro-Rate Term Loan
Prepayment Premium;

                           (ii)  on any day other than that
specified in clause (i) above at the principal amount so prepaid plus a premium in an amount equal to the Euro-Rate Term Loan
Prepayment Premium and subject to Borrower's indemnity obligations described in Section 4.06.

                           (iii)  if a Bank delivers a notice
pursuant to Section 3.04 [Euro-Rate Unascertainable] hereof with respect to such Bank's Euro-Rate Term Loan, Borrower may prepay such Euro-Rate Term Loan on the date specified in such notice plus a premium equal to the Euro-Rate Term Loan Prepayment Premium.

          Borrower shall provide a prepayment notice to the Agent on or before the date on which it prepays any Revolving Credit Loan and at least three (3) Business Days before it prepays any of the Term Loans. Such notice shall set forth the following information:

                 (x) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

                 (y)  the total principal amount of such
          prepayment, which (1) if Borrower is prepaying Revolving Credit Loans such principal amount shall not be less than $1,000,000, (2) if the Borrower is prepaying Treasury Rate Term Loans and one or more Non-electing Additional Banks exist at the time of such prepayment, such principal amount shall not be less than $5,000,000 and shall be in integral multiples of $1,000,000, or (3) if the Borrower is either prepaying the Euro-Rate Term Loans, or is prepaying the Treasury Rate Term Loans and there do not exist any Non-electing Additional Banks at the time of such prepayments, such principal amount shall not be less than $1,000,000 and shall be in integral multiples of $1,000,000.

          All prepayment notices shall be irrevocable. The following amounts shall be due and payable on the date specified in a prepayment notice as the date on which the proposed prepayment is to be made: (i) the principal amount of the Loans for which a prepayment notice is given, (ii) the interest on such principal amount except with respect to Loans to which the Prime Rate Option applies, (iii) any Euro-Rate Term Loan Prepayment Premium or Treasury Rate Term Loan Prepayment Premium and
(iv) any related indemnity obligations. Unless otherwise specified by the Borrower with respect to prepayments of the CD Rate Portion or Euro-Rate Portion of the Revolving Credit Loans permitted under Section 4.04(a)(i), (ii) or (iii) above, all prepayments of the Revolving Credit Loans shall be applied first to the Prime Rate Portion of such Loans, then to the CD Rate Portion of such Loans, and then to the Euro-Rate Portion of such Loans, subject to Section 4.06(b) hereof.

                 (b)  In the event any Bank gives notice under
Section 4.06(a) [Additional Compensation in Certain Circumstances] hereof, Borrower may at any time after the date on which Borrower receives such notice notify Agent and such Bank that Borrower desires to replace such Bank with a new bank designated by Borrower in the notice, provided that Borrower shall deliver satisfactory evidence to Agent that such proposed new bank is a Qualified bank at least fifteen Business Days prior to such replacement. The Bank to be replaced shall assign all of its Commitment and Loans hereunder to the new bank pursuant to the procedures for assignments contained in Section 11.11(b) below.

          4.05   Mandatory Prepayments.

                 (a)  Commitments or Borrowing Base Exceeded.
Whenever (i) the sum of the outstanding principal balance of Loans by the Banks plus the aggregate undrawn face amount of outstanding Letters of Credit issued pursuant to Section 2.10 plus the obligations under the Escrow Agreements entered into pursuant to Section 2.11 exceeds the Commitments, or (ii) the covenant contained in Section 8.01(e) is violated, Borrower shall make, within one (1) Business Day after the Borrower learns of such excess or violation, as the case may be, and whether or not the Agent has given notice to such effect, a mandatory prepayment of principal of the Loans equal to such excess as necessary to cure such violation, together with accrued interest on such principal amount.

                 (b) Application Among Interest Rate Options; Indemnity. All prepayments required pursuant to this Section
4.05 shall first be applied among the Interest Rate Options to the principal amount of the Revolving Credit Loans subject to a Prime Rate Option, then to Revolving Credit Loans subject to the CD Rate Option and then the Revolving Credit Loans subject to the Revolving Credit Euro-Rate Option then to the Term Loans. In accordance with Section 4.06(b), the Borrower shall indemnify the Banks for any loss or expense including loss of margin incurred with respect to any such prepayments applied against Loans subject to a CD Rate Option or a Euro-Rate Option on any day other than the last day of the applicable CD Rate Interest Period or Euro-Rate Interest Period.

                 (c) Premiums and Adjustments Upon Prepayment of Term Loans. Any prepayment whether pursuant to this Section 4.05 or otherwise (A) of the Treasury Rate Term Loans shall be subject to the Treasury Rate Term Loan Prepayment Premium and to the adjustments described in Section 4.04(a)(2)(B), (B) of the Euro-Rate Term Loans shall be subject to the Euro-Rate Term Loan Prepayment Premium, except for a prepayment immediately followed by a reborrowing required pursuant to Section 11.11(c) in connection with joinder of an Additional Bank.

          4.06   Additional Compensation in Certain
Circumstances.

                 (a) Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc. If any introduction of any new Law, guideline or interpretation or any change in any Law, guideline or interpretation or application of a Law by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

                      (i)  subjects at least a Required Threshold
of Banks to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans, the Letters of Credit or the Escrow Agreements or payments by the Borrower of principal, interest, Commitment Fees, or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income of such Bank),

                     (ii)  imposes, modifies or deems applicable
any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, at least a Required Threshold of Banks, or

                    (iii)  imposes, modifies or deems applicable
any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, at least a Required Threshold of Banks, or (B) otherwise applicable to the obligations of at least a Required Threshold of Banks under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon at least a Required Threshold of Banks each with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on the capital of at least a Required Threshold of Banks, taking into consideration such Banks' customary policies with respect to capital adequacy), such Banks shall from time to time notify the Borrower and the Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Banks (which determination shall be conclusive absent manifest error) to be necessary to compensate such Banks for such increase in cost, reduction of income or additional expense for periods on and after the date on which such Banks notify Borrower thereof. Such notice shall set forth in reasonable detail the basis for such determination and shall be delivered within three (3) months after the date on which a Required Threshold of Banks have become aware of such increase in cost reduction in income or additional expenses and ascertained the amount thereof. Such amount shall be due and payable by the Borrower to such Banks thirty (30) days after such notice is given.

                 (b) Indemnity. In addition to the compensation required by subsection (a) of this Section 4.06, the Borrower shall indemnify each Bank against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Bank to fund or maintain Loans subject to the CD Rate Option or any Euro-Rate Option) which such Bank sustains or incurs as a consequence of any

                      (i)  payment, prepayment, conversion or
renewal of any Loan to which the CD Rate Option or any Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is then due), except for payments or prepayments required by Section 3.04,

                     (ii)  attempt by the Borrower to revoke
(expressly, by later inconsistent notices or otherwise) in whole or part any notice relating to Loan Requests under Sections 2.06,
3.02 or 11.11(c) or prepayments under Section 4.04, or

                    (iii)  default by the Borrower in the
performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including without limitation any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

          If any Bank sustains or incurs any such loss or expense it shall from time to time notify the Borrower of the amount determined in good faith by such Bank (which determination shall be conclusive absent manifest error and may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Bank shall deem reasonable) to be necessary to indemnify such Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Bank thirty (30) days after such notice is given.

                 (c)  Reduction in Indemnity.  If any Bank
sustains losses, expenses or reductions in income and has requested reimbursement therefor pursuant to Section 4.06(a) and
(b) and such Bank ceases to sustain such losses, expenses or reductions in income, the reimbursement obligations of Borrower shall terminate as appropriate to reflect the cessation of such losses, expenses or reductions in income.

                 (d) Replacement of a Bank. If a Bank sustains or incurs a loss or expense or reduction of income and requests reimbursement therefor from the Borrower pursuant to Sections 4.06(a) or (b), Borrower may within thirty (30) days after the date on which Borrower receives such request notify Agent and such Bank that Borrower desires to replace such Bank with a new bank designated by Borrower in the notice, provided that (i) Borrower shall deliver satisfactory evidence to the Agent that such proposed new bank is a Qualified bank at least fifteen Business Days prior to such replacement and (ii) Borrower shall have paid any amounts due pursuant to Section 4.06(a) or (b) to the Bank to be replaced on or before such replacement. The Bank to be replaced shall assign all of its Commitment and Loans hereunder to the new bank pursuant to the procedures for assignments contained in Section 11.11(b) below.


                            ARTICLE V

      REPRESENTATIONS, WARRANTIES AND AFFIRMATIVE COVENANTS

          5.01 Representations and Warranties. The Loan Parties jointly and severally represent, warrant, covenant and agree as set forth below. The covenants set forth below shall remain in effect until payment in full of the Loans and interest thereon, satisfaction of all of the Loan Parties' other obligations hereunder and termination of the Commitment. Each statement contained below which uses the word "will" or "shall" and describes a future event does not constitute a representation or warranty by the Loan Parties with respect to the future but rather constitutes a covenant of the Loan Parties with respect to their future actions or obligations. Each reference to Loan Parties (below and otherwise in this Agreement) is intended to refer to those entities which have joined this Agreement as Loan Parties as of the applicable date so that an entity which exists but is not required to join this Agreement until after the end of the fiscal quarter pursuant to Section 11.12 shall not be bound by the covenants herein until it has joined this Agreement.

                 (a)  Organization and Qualification.  On the
date hereof and at all times in the future, each of the Loan Parties is or will continue to be, as the case may be, a corporation or partnership, duly organized, validly existing and in good standing under the laws of their respective jurisdiction of organization. Each of the Loan Parties is licensed or qualified to conduct business and is in good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary and such license or qualification is material to the operation of such Loan Party's business. The Loan Parties have and shall continue to have the lawful power to own or lease their properties and to engage in the business they presently conduct or propose to conduct. The Loan Parties are and shall continue to be duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by them or the nature of the business transacted by them or both makes such licensing or qualification necessary and such license or qualification is material to the operation of such Loan Party's business. Notwithstanding the foregoing, any violation or failure of this Section 5.01(a) shall be permitted if it constitutes a Permitted Exception or if it results from a liquidation, merger, consolidation or disposition permitted under Sections 8.01(f) or (g), provided that no such Permitted Exceptions exist on the Closing Date.

                 (b)  Capitalization and Ownership.  As of
October 26, 1993, the authorized capital stock of the Company consisted of 40,000,000, of which 33,320,060 shares were issued and outstanding. As of October 26, 1993, there were no material options, warrants or other rights outstanding to purchase any such shares except as described in the Form 10-K filed with the Securities and Exchange Commission for the year ended October 31, 1992.

                 (c)  Consolidated Subsidiaries.  Schedule
5.01(c) attached hereto and, as the same may be amended from time to time, states as of the date hereof and hereafter will state as of the date on which the Company delivers, or is required to deliver (whichever is earlier) its Compliance Certificate pursuant to Section 8.02(b) the name of each of the Company's Consolidated Subsidiaries, its jurisdiction and type of organization and its authorized capital stock, its Consolidated Subsidiary Shares and the owners thereof and whether such Consolidated Subsidiary is a Guarantor hereunder. The Company and each Consolidated Subsidiary of the Company have and shall continue to have good and marketable title to all of the Consolidated Subsidiary Shares they purport to own, free and clear in each case of any Lien except for dispositions or other transfers in connection with liquidations, mergers, consolidations or disposition permitted under Sections 8.01(f) or
(g). All Consolidated Subsidiary Shares in existence from time to time have been or will continue to be validly issued and are fully paid and nonassessable.

                 (d)  Power and Authority.  Each of the Loan
Parties now has and shall continue to have (except if it should cease to exist pursuant to a liquidation, merger, consolidation or disposition permitted under Sections 8.01(f) or (g)) full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its obligations under the Loan Documents to which it is a party and all such actions have been duly authorized by all necessary proceedings on its part.

                 (e)  Validity and Binding Effect.  This
Agreement has been and each other Loan Document, when duly executed and delivered by each of the Loan Parties, will have been duly and validly executed and delivered by such Loan Party. This Agreement and each of the other Loan Documents now constitutes legal, valid and binding obligations of each of the Loan Parties, enforceable against such Loan Parties in accordance with their respective terms and shall continue to constitute such legal, valid and binding obligations except to the extent any unenforceability does not have a material adverse effect on the ability of the Banks to substantially realize the benefits of the Loan Documents (it being understood that the parties will work together to remedy any such illegality, invalidity or unenforceability), except to the extent that enforceability of any of the foregoing Loan Documents may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance.

                 (f)  No Conflict.  Neither the execution and
delivery of this Agreement or the other Loan Documents by the Loan Parties nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, by-laws or other organizational documents of any of the Loan Parties or (ii) of any Law or of any material agreement or instrument or order, writ, judgment, injunction or decree to which such Loan Party is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of such Loan Party.

                 (g) Litigation. There are not now and except for Permitted Exceptions will not in the future be any actions, suits, proceedings or investigations pending or, to the knowledge of the Loan Parties, threatened against any of the Loan Parties at law or equity before any Official Body which individually or in the aggregate may reasonably be expected to result in any Material Adverse Change. Neither the Borrower nor any other Loan Party is or except for Permitted Exceptions in the future shall be in violation of any order, writ, injunction or any decree of any Official Body which may reasonably be expected to result in any Material Adverse Change.

                 (h) Title to Properties. Each Loan Party now has and shall continue to have good and marketable title to all properties, assets (tangible or intangible) and other rights which it purports to own or which are reflected as owned on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and imperfections of title (excluding Liens) which do not materially reduce the value of such properties, assets and rights in the aggregate. Assets of the Loan Parties under lease or located on leased real property are not material to the business of the Loan Parties.

                 (i)  Financial Statements.

                      Historical Statements.  The Company has
delivered to the Agent copies of its audited consolidated year-end financial statements for and as of the end of the two fiscal years ended October 31, 1991 and October 31, 1992, respectively (the "Annual Statements"). In addition, the Company has delivered to the Agent copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended July 31, 1993 (the "Interim Statements") (the Annual and Interim Statements being collectively referred to as the "Historical Statements"). The Historical Statements were compiled from the books and records maintained by the Company's management, are correct and complete and fairly represent the consolidated financial condition of the Company and its Consolidated Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the Interim Statements) to normal year-
end audit adjustments.   Since October 31, 1992 no Material
Adverse Change has occurred.

                 (j)  Margin Stock.  None of the Loan Parties
engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U).
No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party are or will be represented by margin stock.

                 (k) Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Agent or any Bank in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Senior Executive of the Company about a fact which could reasonably be expected to result in a Material Adverse Change, which has not been set forth in the Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Agent and the Banks prior to or at the date hereof in connection with the transactions contemplated hereby.

                 (l) Taxes; Payment of Liabilities. On the date hereof and at all times in the future all federal, state, local and other tax returns required to have been filed with respect to the Loan Parties have been or will have been, as the case may be, filed and payment or adequate provision made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. Each of the Loan Parties shall duly pay and discharge all other liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made. Notwithstanding the foregoing, any violations or failures of this Section shall be permitted if they are not materially adverse to the business of the applicable Loan Party or they constitute a Permitted Exception provided that there exist no such Permitted Exceptions on the Closing Date.

                 (m)  Consents and Approvals.  No consent,
approval, exemption, order or authorization of, or a registration or filing with any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by the Loan Parties.

                 (n)  No Event of Default; Compliance with
Instruments. On the date hereof and at all times in the future no event has occurred and is continuing or will occur and be continuing and no condition exists or will exist which constitutes an Event of Default or a Potential Default which might not be cured before it results in an Event of Default. None of the Loan Parties is or will be in violation of (i) any term of its certificate of incorporation, by-laws, certificates of partnership, partnership agreement or other organizational documents, as applicable, or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would reasonably be expected to result in a Material Adverse Change.

                 (o) Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party now owns or possesses and shall continue to own or possess all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as conducted and planned to be conducted by such Loan Party, without known conflict with the rights of others, except for violations or failures which constitute Permitted Exceptions. There are no such Permitted Exceptions on the date hereof.

                 (p)  Insurance.  The Company shall on a
consolidated basis insure the properties and assets of the Loan Parties against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, worker's compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Agent. At the request of the Agent, the Company shall deliver (x) an original certificate of insurance signed by the Loan Parties' independent insurance broker describing and certifying as to the existence of the insurance then in effect with respect to the Loan Parties required to be maintained by this Agreement and the other Loan Documents, together with riders and endorsements relating to such insurances and proof of premium payments
(y) from time to time a summary schedule indicating all insurance then in force with respect to the Borrower and (z) originals or copies of the policies relating to such insurance. Such policies of insurance shall contain endorsements, in form and substance acceptable to the Agent, which shall (i) specify the Agent as an additional insured, mortgagee and lender loss payee as its interests may appear, with the understanding that any obligation imposed upon the insured (including, without limitation, the liability to pay premiums) shall be the sole obligation of the Borrower and not that of the insured and (ii) provide that no reduction in the type and amount of coverage, cancellation or termination of such policies for any reason (including, without limitation, non-payment of premium) nor any change therein shall be effective until at least thirty (30) days after receipt by the Agent of written notice of such cancellation or change. The insurance policies of the Loan Parties on the date hereof comply with the foregoing covenant.

                 (q)  Compliance with Laws.  Each of the Loan
Parties now is and shall continue to be in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in subsection
(v) in all jurisdictions in which such Loan Party is presently or will be doing business except for violations or failures which constitute Permitted Exceptions. There are no such Permitted Exceptions on the date hereof.

                 (r)  Material Contracts.  Except for the
Development Agreements and the documents governing the Subordinated Indebtedness none of the Loan Parties is a party to a contract relating to its business operations, including, without limitation, all employee benefit plans, employment agreements, collective bargaining agreements and labor contracts (the "Labor Contracts") which, if breached, directly or indirectly would reasonably be expected to result in a Material Adverse Change. All such material contracts are valid, binding and enforceable upon the applicable Loan Party and each of the parties thereto in accordance with their respective terms, and there is no default thereunder, to the Loan Parties' knowledge, with respect to parties other than the Loan Parties.

                 (s)  Investment Companies.  None of the Loan
Parties is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control."

                 (t) Plans and Benefit Arrangements. Except as set forth on Schedule 5.01(t) hereto or to the extent a violation of the foregoing would not reasonably be expected to result in a Material Adverse Change:

                      (i)  The Company and each member of the
ERISA Group now are and shall continue to be in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has not been any Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Company, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of the Company or any other member of the ERISA Group and the Company shall not permit a Prohibited Transaction to occur. The Company and all members of the ERISA Group have made and will make when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Company and each member of the ERISA Group (i) have fulfilled and will continue to fulfill in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred and will not incur any liability to the PBGC and (iii) have not had asserted and will not have asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

                     (ii)  To the best of the Company's knowledge
now and at anytime in the future, each Multiemployer Plan and Multiple Employer Plan is and shall be able to pay benefits thereunder when due.

                    (iii)  Neither the Company nor any other
member of the ERISA Group has instituted or shall institute proceedings to terminate any Plan.

                     (iv)  No event requiring notice to the PBGC
under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur or shall in the future occur or be reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

                      (v)  The aggregate actuarial present value
of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed from time to time in and as of the date of the actuarial reports for such Plan shall not exceed the aggregate fair market value of the assets of such Plan.

                     (vi)  Neither the Company nor any other
member of the ERISA Group has incurred or reasonably expects to incur or shall in the future incur or reasonably expect to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Company nor any other member of the ERISA Group has been or shall be notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Company, no Multiemployer Plan or Multiple Employer Plan is or shall be reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

                    (vii)  To the extent that any Benefit
Arrangement is insured, the Company and all members of the ERISA Group have paid and shall pay when due all premiums required to be paid. To the extent that any Benefit Arrangement is funded other than with insurance, the Company and all members of the ERISA Group have made and shall make when due all contributions required to be paid for all prior periods.

                 (u) Employment Matters. The Loan Parties are and shall continue to be in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including, but not limited to, those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would constitute a Material Adverse Change. There are and shall continue to be no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of the Company or any Consolidated Subsidiary of the Company which in any case would constitute a Material Adverse Change. The Company has delivered to the Agent true and correct copies of each of the Labor Contracts.

                 (v) Environmental Matters. Except as disclosed on Schedule 5.01(v) hereto:

                      (i)  Except for violations or failures
which are not reasonably likely to result in a Material Adverse Change, none of the Loan Parties has received or shall receive any Environmental Complaint from any Official Body or private Person alleging that any Loan Party or any prior or subsequent owner of the Property is a potentially responsible party under the Comprehensive Environmental Response, Cleanup and Liability Act, 42 U.S.C. 9601, et seq., and none of the Loan Parties has any reason to believe that such an Environmental Complaint might be received. There are and shall continue to be no pending or, to any Loan Party's knowledge, threatened Environmental Complaints relating to any Loan Party or, to any Loan Party's knowledge, any prior or subsequent owner of the Property pertaining to, or arising out of, any Environmental Conditions.

                     (ii)  Except for conditions, violations or
failures which individually and in the aggregate are not reasonably likely to result in a Material Adverse Change, there are and shall continue to be no circumstances at, on or under the Property that constitute a breach of or non-compliance with any of the Environmental Laws, and there are and shall continue to be no past or present Environmental Conditions at, on or under the Property or, to any Loan Party's knowledge, at, on or under adjacent property, that prevent compliance with the Environmental Laws at the Property.

                    (iii)  Neither the Property nor any
structures, improvements, equipment, fixtures, activities or facilities thereon or thereunder now or in the future shall contain or use Regulated Substances except in compliance with Environmental Laws. There are and shall continue to be no processes, facilities, operations, equipment or any other activities at, on or under the Property, or, to any Loan Party's knowledge, at, on or under adjacent property, that currently result in the release or threatened release of Regulated Substances on to the Property, except to the extent that such releases or threatened releases are not a breach of or otherwise not a violation of the Environmental Laws, or are not likely to result in a Material Adverse Change.

                     (iv)  Except for violations or failures
which individually or in the aggregate are not likely to result in a Material Adverse Change, there are and shall continue to be no underground storage tanks, or underground piping associated with such tanks, used for the management of Regulated Substances at, on or under the Property that do not have a full operational secondary containment system in place and are not in compliance with all Environmental Laws, and there are no abandoned underground storage tanks or underground piping associated with such tanks, previously used for the management of Regulated Substances at, on or under the Property that have not been either abandoned in place, or removed, in accordance with the Environmental Laws.

                      (v)  Except for violations or failures
which individually or in the aggregate are not likely to result in a Material Adverse Change, each Loan Party has and shall have all material permits, licenses, authorizations and approvals necessary under the Environmental Laws for the conduct of the business of such Loan Party as then conducted by such Loan Party. The Loan Parties have submitted and will continue to submit all material notices, reports and other filings required by the Environmental Laws to be submitted to an Official Body which pertain to past and current operations on the Property.

                     (vi)  Except for violations which
individually and in the aggregate are not likely to result in a Material Adverse Change, all past and present on-site generation, storage, processing, treatment, recycling, reclamation or disposal of Solid Waste at, on, or under the Property and all off-site transportation, storage, processing, treatment, recycling, reclamation or disposal of Solid Waste has been and shall continue to be done in accordance with the Environmental Laws.

                 (w) Senior Debt Status. The obligations of the Borrower under this Agreement and the Notes and each Guarantor under the Guaranty Agreement do rank and will rank at least pari passu in priority of payment with all other indebtedness of the Borrower or such Guarantor except indebtedness of the Borrower or such Guarantor to the extent secured by Permitted Liens.

                 (x) Maintenance of Properties and Leases. Each Loan Party shall maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, make or cause to be made all appropriate repairs, renewals or replacements thereof, except for any violations or failures which constitute Permitted Exceptions. There are no such Permitted Exceptions on the date hereof.

                 (y) Visitation Rights. Each Loan Party shall permit any of the officers or authorized employees or representatives of the Agent or any of the Banks to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with the Senior Executives, all in such detail and at such times and as often as any of the Banks may reasonably request, provided that each Bank shall provide the Borrower and the Agent with reasonable notice prior to any visit or inspection.

                 (z) Keeping of Records and Books of Account. The books and records of the Loan Parties shall be maintained so as to enable the Company to issue consolidated financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Loan Parties, and in which full, true and correct entries shall be made in all material respects of all the dealings and business and financial affairs of the Loan Parties as a group.

                 (aa) Use of Proceeds.  The Borrower and each
Guarantor will use the proceeds of the Loans only for lawful purposes in accordance with Section 2.09 hereof as applicable and such uses shall not contravene any applicable Law or any other provision hereof.

                 (bb) Intercompany Loans, Loans and Advances to the Borrower. Borrower shall make Intercompany Loans available to the Guarantors using proceeds of the Loans. Each Intercompany Loan shall be evidenced either by a promissory note of the obligor under such Intercompany Loan (individually, an "Intercompany Note" and collectively, the "Intercompany Notes") or an intercompany account agreement between Borrower and the obligor under such Intercompany Loan (individually, an "Intercompany Agreement" and collectively, the "Intercompany Agreements") which shall provide for repayment of such Intercompany Loans on such terms as Borrower and Guarantors agree. Each Intercompany Loan shall be subordinated to the Guarantors' obligations under the Guaranty Agreements pursuant to the terms of the Intercompany Subordination Agreement in the form attached as Exhibit I (the "Intercompany Subordination Agreement") and shall become due and payable upon the acceleration of the Notes pursuant to Section 9.02 hereof after the occurrence of an Event of Default hereunder. Any Intercompany Note or Intercompany Agreement may in turn be assigned by Borrower to another Guarantor as a capital contribution to such Guarantor. The originals of the Intercompany Notes and the Intercompany Agreements shall be retained by Borrower or such assignee until the occurrence of a Security Event after which they shall be subject to the provisions of Section 7.01 hereof. Borrower shall establish and maintain such books and records relating to Intercompany Loans and other investments in Guarantors as are required to enable it and Agent to trace advances and repayments of principal of Intercompany Loans and other investments in Guarantors.

                 (cc) Appraisals.

                      (i)  Procedures.  The Loan Parties shall
cooperate with Banks and the appraiser in making appraisals of the Borrowing Base Assets which Agent, at the direction of a Simple Majority of Banks, may from time to time request.
Borrower may, within 10 days following any such request by Agent, specify which other of Borrowing Base Assets and which of the Loan Parties' Qualified Options it requests to have similarly appraised. Following the first to occur of (A) completion of all appraisals requested at any one time by Agent and Borrower under this Section 5.01(cc), and (B) a date specified by Agent no earlier than 45 days after the last request for an appraisal has (or could have) been made by Borrower in accordance with the immediately preceding sentence, the appraised values of all Borrowing Base Assets which have been appraised (rather than their book value) shall be used for purposes of applying the covenant contained in Section 8.01(e)(i). The percentages in that Section applicable to Category 1 Borrowing Base Assets whether or not appraised shall thereafter be 85% rather than 90%. If the Loan parties would be in compliance with the covenant contained in Section 8.01(e)(i) without giving effect to appraised values of assets or other adjustments pursuant to this
Section 5.01(cc), Borrower may include one or more of the Loan Parties' Qualified Options at their appraised value in computing the Borrowing Base for purposes of complying with Section 8.01(e)(i) as modified hereby. Banks shall have the right to request appraisals pursuant to this Section 5.01(cc) not more than two times in any consecutive twelve-month period and shall specify in such request all of the assets as for which it desires appraisals.

                     (ii)  Costs. Any appraisals requested by
Agent and Borrower pursuant to Section 5.01(cc)(i) shall be at Banks' expense (shared ratably among the Banks) (except appraisals requested pursuant to the provisions of Section 8.01(e)(ii) which shall always be at Borrower's expense), unless using such appraised values and a percentage of 85% to Category 1 Borrowing Base Assets rather than 90% would result in the covenant contained in Section 8.01(e)(i) being exceeded, in which event all such appraisals shall be at Borrower's expense.

                    (iii)  Appraisers.  Any appraisals pursuant
to this Section 5.01(cc) shall be made by one or more appraisers for all properties (there shall be no more than one appraiser for each property) located in each state selected by Borrower from a list of at least three appraisers submitted by Agent with respect to such state at the time it makes its request. All appraisers submitted by Agent pursuant to this Section 5.01(cc) shall either be listed on Exhibit J attached hereto or be appraisers who have been approved by a Simple Majority of Banks and Borrower and in either event have committed to prepare appraisals within 45 days following the date such appraisals are requested. Agent, with the approval of a Simple Majority of Banks, and Borrower may agree from time to time to add any appraisers to or delete any appraisers listed on Exhibit J, provided that there are at least three approved appraisers for each state at all times. Agent shall have the right to request Borrower to approve appraisers pursuant to this Section 5.01(cc)(iii) not more than once with respect to each state in any consecutive twelve-month period.

                 (dd) Collateral Documents.  Borrower and
Guarantors shall execute and deliver to the Agent the Collateral
Documents within ninety (90) days following the Closing Date as more fully described in Section 7.01.

                 (ee) Mortgage Subsidiaries. The Loan Parties shall notify Agent of the creation of any Mortgage Subsidiary within seven (7) Business Days after such creation. Such notice shall include the name, state of incorporation and ownership of the capital stock thereof. The Loan Parties shall cause the Mortgage Subsidiaries to engage exclusively in Mortgage Banking Business. The Loan Parties shall deliver information relating to the organization, operation and finances of the Mortgage Subsidiaries as the Agent may reasonably request.

          5.02 Updates to Schedules. Should any of the information or disclosures provided on Schedules 5.01(t) and 5.01(v) attached hereto become outdated or incorrect in any material respect, the Company shall promptly provide the Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct the applicable schedules hereto (i) simultaneously with or promptly following the notice by any of the Loan Parties of a breach of covenant which renders one or more of such schedules misleading or
(ii) within 5 Business Days following the Agent's request that Borrower provide updates to either of those Schedules; provided, however that neither Schedule 5.01(t) nor 5.01(v) shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of either Schedule be deemed to have been cured thereby, unless and until the Required Majority of Banks, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule. Borrower shall deliver to Agent an updated Schedule 5.01(c), together with the delivery of Borrower's quarterly Compliance Certificate pursuant to
Section 8.02(b) if the information contained on the Schedule 5.01(c) then in effect shall have changed.


                           ARTICLE VI

                      CONDITIONS OF LENDING
                  ISSUING LETTERS OF CREDIT OR
                 ENTERING INTO ESCROW AGREEMENTS

          The obligation of each Bank to make Loans, issue Letters of Credit or enter into Escrow Agreements hereunder is subject to the performance by each of the Loan Parties of its obligations to be performed hereunder at or prior to the making of any such Loans and to the satisfaction of the following further conditions:

          6.01   Closing Date.  On the Closing Date:

                 (a)  Each of the Loan Parties shall have
performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default which might not be cured before it results in an Event of Default under this Agreement shall have occurred and be continuing or shall exist; and there shall be delivered to the Agent for the benefit of each Bank a certificate of each of the Loan Parties, dated the Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of such Loan Party, to each such effect.

                 (b) There shall be delivered to the Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:

                      (i)  all corporate or partnership action
taken by the Loan Parties in connection with this Agreement and the other Loan Documents;

                     (ii)  the names of the officer or officers
authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of the Loan Parties for purposes of this Agreement and the true signatures of such officers, on which the Agent and each Bank may conclusively rely; and

                    (iii) copies of its organizational documents of, including its certificate of incorporation, bylaws and corporate resolutions if it is a corporation or its partnership agreement and certificates of limited partnership or fictitious name registration if it is a partnership, as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each of the Loan Parties in each state where organized or qualified to do business. The Agent in its discretion may accept appropriate updates to organizational documents previously delivered to the Agent in lieu of new copies thereof.

                 (c)  Guaranty Agreement, Notes, Intercompany
Subordination Agreement, and Indemnity shall have been duly executed and delivered to the Agent for the benefit of the Banks.

                 (d) There shall be delivered to the Agent for the benefit of each Bank a written opinion of Hangley Connolly Epstein Chicco Foxman & Ewing, counsel for the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to the Agent), dated the Closing Date and in form and substance satisfactory to the Agent and its counsel:

                      (i)  as to the matters set forth in
Exhibit G hereto; and

                     (ii)  as to such other matters incident to
the transactions contemplated herein as the Agent may reasonably request.

                 (e)  All legal details and proceedings in
connection with the transactions contemplated by the Agreement and the other Loan Documents shall be in form and substance satisfactory to the Agent and counsel for the Agent, and the Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent and said counsel, as the Agent or said counsel may reasonably request.

                 (f) The Borrower shall pay or cause to be paid to the Agent for itself and for the account of the Banks to the extent not previously paid the Closing Fees, all other commitment and other fees accrued through the Closing Date and the costs and expenses for which the Agent and the Banks are entitled to be reimbursed.

                 (g)  All material consents required to
effectuate the transactions contemplated hereby shall have been obtained.

                 (h) Prior to the Closing Date, there shall be no material change in the management of any of the Loan Parties and there shall be delivered to the Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of each of the Loan Parties to such effect.

                 (i)  The making of the Loans shall not
contravene any Law applicable to the Loan Parties or any of the Banks.

                 (j)  No action, proceeding, investigation,
regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby or which, in the Agent's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

                 (k)  The banks under the Existing Agreement
shall have delivered appropriate payoff letters or other documents confirming that the Existing Agreement shall be terminated and the banks thereunder paid in full effective as of the Closing Date.

          6.02 Each Additional Loan, Letter of Credit or Escrow Agreement. At the time of making any Loans, issue additional Letters of Credit or enter into Escrow Agreements other than those made, issued or entered into on the Closing Date hereunder and after giving effect thereto: (A) each of the Loan Parties shall have performed and complied in all material respects with all covenants and conditions hereof; (B) no Event of Default or Potential Default which might not be cured before it results in an Event of Default shall have occurred and be continuing or shall exist; (C) no proceeding shall have occurred and be continuing which would be an Event of Default under Section 9.01(m) except that such proceeding has not yet remain undismissed, or unstayed and in effect for a period of thirty
(30) days (as required in Section 9.01(m)) and such proceeding is against (i) the Borrower, (ii) the Company, or (iii) one or more of the Guarantors and book value of the assets of such Guarantors collectively exceeds 25% of the aggregate book value of the assets of all of the Guarantors; (D) the making of the Loans, the issuing of Letters of Credit or entering into such Escrow Agreements shall not contravene any Law applicable to the Loan Parties or any of the Banks; and (E) the Borrower shall have delivered to the Agent a duly executed and completed Loan Request if they are requesting a Loan.


                           ARTICLE VII

                            SECURITY

          7.01   Granting of Security.

                 (a) Creation of Liens. Upon the occurrence of any Security Event, each of Borrower and Guarantors will create liens under mortgages, deeds of trust, assignments, pledges, and security agreements upon all of its properties and assets, whether now owned or hereafter acquired, including without limitation real estate, personal property, agreements of sale, purchase options stock or partnership interests in Affiliates and the Intercompany Notes and Intercompany Agreement of Guarantors and any collateral for any thereof, in favor of Agent on behalf of Banks, so that obligations of the Loan Parties to the Banks under Revolving Credit Loans and Term Loans and otherwise hereunder or under the other Loan Documents shall be secured equally and ratably by all of Borrower's and Guarantors' assets.

                 (b) Delivery and Recordation of Documents. All instruments creating or perfecting such mortgages, deeds of trust, assignments, pledges and security interests (collectively with the Guaranty, the "Collateral Documents") shall be substantially in the forms approved by Agent and Banks with such changes as Agent may approve including, without limitation, such changes as may be required by virtue of differences in the laws of the state where the collateral is located, and shall be accompanied by such additional documents and agreements relating thereto, including additional evidence of casualty and liability insurance, copies of subdivision plans, and environmental studies, and legal opinions as Agent may require. In furtherance of the foregoing, Borrower and each Guarantor shall execute and deliver to the Agent within ninety (90) days after the Closing Date all of the Collateral Documents (other than the Guaranty Agreement which shall have been executed and delivered pursuant to Section 6.01) relating to assets owned by the Loan Parties as of the Closing Date. Borrower and each Guarantor shall execute, acknowledge (if required) and deliver to the Agent all Collateral Documents relating to each property acquired by the Borrower or Guarantors after the Closing Date within thirty (30) days after acquiring such property. The Banks shall grant a reasonable extension of time for delivery of any Collateral Document as to which additional time to correct or complete the applicable legal description or related title work is required because of circumstances beyond Borrower's or Guarantor's reasonable control. The Agent shall hold the Collateral Documents in escrow until the occurrence of a Security Event. Upon the occurrence of a Security Event, the Collateral Documents shall, without further act on the part of Borrower or Guarantors, be fully delivered to Agent free of any limitation or restriction imposed by this Agreement and shall be recorded or filed by Agent, at Borrower's expense, in all locations as Agent may deem necessary or appropriate. From time to time upon request of Agent following the occurrence of a Security Event, Borrower and Guarantors shall provide to Agent such information as may be required to update and correct any property descriptions constituting a part of any Collateral Documents to reflect sales or other dispositions of portions of the property so described.

                 (c) Power of Attorney. Each of Borrower and Guarantors hereby appoints any officer or agent of the Agent as its true and lawful attorney, for it and in its name, place and stead, to make, execute, deliver, and cause to be recorded or filed any or all such mortgages, deeds of trust, assignments, pledges and security interests and additional documents and agreements relating thereto, granting unto said attorney full power to do any and all things he may consider reasonably necessary or appropriate to be done with respect to the Collateral Documents as fully and effectively as Borrower and Guarantors might or could do, and hereby ratifying and confirming all its said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable for the term of this Agreement and all transactions hereunder.

          7.02 Security Events. Each of the following shall be a security event ("Security Event") hereunder unless waived by a Required Majority of Banks in writing:

                 (a)  the occurrence of an Event of Default
hereunder;

                 (b)  the financial statements required by
Section 8.02(a)(ii) hereof are accompanied by an opinion which contains a qualification which is, in the reasonable judgment of a Simple Majority of Banks, adverse;

                 (c)  the Loan Parties fail to comply with
Section 8.01(e)(i) for a period of five (5) Business Days after Borrower becomes aware thereof without giving effect to any adjustment pursuant to Sections 8.01(e)(ii) or 5.01(cc).

          7.03 Release of Liens. Borrower may request that the Agent on behalf of the Banks release the Liens which it acquires in the assets of the Loan Parties pursuant to Section 7.01 hereof following a Security Event if Borrower cures such Security Event and at any time thereafter no Security Event shall exist for a period of 12 consecutive calendar months. If Borrower establishes to Agent's satisfaction that no Security Event has existed for such 12-month period, Agent shall, after receiving such notice, execute and record appropriate releases and take other appropriate steps to release the Liens created pursuant to
Section 7.01. Thereafter, the Loan Parties shall comply with the covenants contained in Section 7.01 which apply prior to the occurrence of a Security Event.


                          ARTICLE VIII

                       NEGATIVE COVENANTS


          8.01 Negative Covenants. The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans and interest thereon, satisfaction of all of the Loan Parties' other obligations hereunder and termination of the Commitments, the Loan Parties shall comply with the following negative covenants:

                 (a)  Indebtedness.  Each of the Loan Parties
shall not, at any time create, incur, assume or suffer to exist any Indebtedness, except

                      (i)  Indebtedness under the Loan Documents;

                     (ii)  Existing Indebtedness as set forth on
Schedule 8.01(a)(ii) hereto;

                    (iii)  Existing subordinated Indebtedness
described on Schedule 8.01(a)(iii) hereto and any other unsecured Indebtedness subordinated under terms as favorable to the Banks as the terms of the subordination governing the Indebtedness described on Schedule 8.01(a)(iii) as determined by the Agent in its sole discretion (collectively the "Subordinated Indebtedness");

                     (iv)  Intercompany Loans which are evidenced
by Intercompany Notes or an Intercompany Agreement which has been delivered to the Agent in accordance with the provisions of
Section 5.01(bb) or any other unsecured obligations of any Guarantor or Borrower to any other Guarantor or to Borrower;

                      (v)  Permitted Additional Senior
Indebtedness;

                     (vi)  Unsecured obligations in respect of
improvement and/or maintenance bonds provided by insurance companies where required by municipalities (collectively, the "Bond Obligations");

                    (vii) Indebtedness secured by purchase money security interests in equipment or evidenced by leases of equipment or leases of real property capitalized by Company for accounting purposes, provided that the aggregate of all such Indebtedness does not exceed ten percent (10%) of Company's Adjusted Shareholders' Equity;

                   (viii)  Permitted Nonrecourse Indebtedness;

                     (ix)  Seller Purchase Money Loans;

                      (x)  Commercial Purchase Money Loans;

                     (xi)  Assumed Joint Venture Loans;

                    (xii)  Assumed Purchase Money Loans;

                   (xiii)  Obligations to return deposits of cash
or notes described in clause (iii) of the definition of "Permitted Liens";

                    (xiv)  The Permitted Investment in Mortgage
Subsidiaries.

                 (b) Affiliate Transactions. The Loan Parties shall not enter into or carry out any transaction (including, without limitation, purchasing property or services from or selling property or services to any Loan Party or any Affiliate of the Loan Parties) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm's-length terms and conditions and is in accordance with all applicable law, except that notwithstanding the foregoing (i) this Section 8.01(b) shall not apply to a transaction if all of the parties to the transaction are Loan Parties and are directly or indirectly wholly-owned by the Company; and (ii) this Section 8.01(b) shall not prohibit a Loan Party which is directly or indirectly wholly-owned by the Company from entering into a transaction with other Loan Parties or Affiliates thereof which are not directly or indirectly wholly-owned by the Company provided that the term of such transaction are more favorable to the wholly-owned Loan Party than to the other parties to the transaction.

                 (c) Guaranties. The Loan Parties shall not at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other person except for (i) guaranties of Indebtedness permitted under Section 8.01(a), (ii) endorsements of negotiable instruments for deposit or collection in the usual course of business, (iii) covenants to hold Persons who are not Affiliates of the Loan Parties harmless or indemnify such Persons for losses contained in contracts entered into in the ordinary course of business, (iv) agreements to indemnify officers and directors of the Company and the other Loan Parties in their capacity as such officers and directors pursuant to articles of incorporation or bylaws of such entities, indemnification agreements entered into by such entities or by law, (v) guaranties for the benefit of Affiliates of the Loan Parties, and (vi) guaranties of completion or guaranties of payment related to on- and off-site improvements and utilities required in order to permit the sale of residential units in the ordinary course of business.

                 (d) Loans and Investments. The Loan Parties shall not at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

                      (i)  trade credit extended on usual and
customary terms in the ordinary course of business including mortgage loans to purchasers of houses from the Guarantors;

                     (ii)  advances to employees to meet expenses
incurred by such employees in the ordinary course of business in the aggregate not exceeding $5,000,000;

                    (iii)  acquisitions of stock or other
interests in Persons and acquisitions of interests in assets within the limitations contained in Section 8.01(f);

                     (iv)  loans, advances and investments in
other Loan Parties and in other Consolidated Subsidiaries;

                      (v)  cash equivalents;

                     (vi)  loans to employees, except for Robert
Toll and Bruce Toll, to purchase stock of the Company in connection with stock option plans or stock purchase plans;

                    (vii)  the Permitted Investment in Mortgage
Subsidiaries.

                 (e)  Loans; Permitted Purchase Money Loans;
Letters of Credit and Permitted Additional Senior Indebtedness.

                      (i)  The Loan Parties shall not permit the
sum of:

                           (A)  all Loans from all Banks,

                           (B)  all Permitted Purchase Money
          Loans of all Loan Parties,

                           (C)  all Financial Letters of Credit,
          and

                           (D)  all Permitted Additional Senior
          Indebtedness, except for any such Indebtedness which consists of Performance Letters of Credit,

to exceed the lesser of the following (collectively referred to as the "Borrowing Base"):

                                (1)  the sum of the following:

                                     (x)  90% of the book value
                      determined in accordance with GAAP of
                      Category 1 Borrowing Base Assets, after
                      reduction for any Remediation Adjustments applicable to the land included in the Category 1 Borrowing Base Assets, and

                                     (y)  60% of the book value
                      determined in accordance with GAAP of
                      Adjusted Category 2 Borrowing Base Assets, and

                                     (z)  50% of the book value
                      determined in accordance with GAAP of
                      Adjusted Category 3 Borrowing Base Assets, after reduction for any Remediation Adjustments applicable to the land included in the Adjusted Category 3 Borrowing Base Assets; or

                                (2)  360% of the book value
determined in accordance with GAAP of Category 1 Borrowing Base
Assets, after reduction for any Remediation Adjustments applicable to the land included in Category 1 Borrowing Base
Assets.

An example of the computation of this Borrowing Base is set forth on Exhibit H hereto. It is acknowledged that the applicable percentage in clause (x) above will change from 90% to 85% and some or all of the assets described in clauses (x), (y) and (z) above will be valued using appraised values rather than book values if Borrower or Banks request appraisals pursuant to and as more fully set forth in Sections 8.01(e)(ii) or 5.01(cc).

                     (ii)  If at any time the covenant contained
in Section 8.01(e)(i) would be exceeded, Company shall have the right, and if Company exercises such right Banks shall also have the right, at Borrower's expense, to have one or more of the Borrowing Base Assets appraised following substantially the same procedural requirements as are set forth in Section 5.01(cc). After obtaining such an appraisal: (1) the value of any appraised asset for purposes of Section 8.01(e)(i) shall be its appraised value less any Remediation Adjustments rather than its book value less such adjustments, (2) the percentage for purposes of applying the covenant contained in Section 8.01(e)(i) to Category 1 Borrowing Base Assets shall be 85% rather than 90%, and (3) the percentages for purposes of applying such covenant to Category 2 Borrowing Base Assets and Category 3 Borrowing Base Assets shall remain at 60% and 50%, respectively. If the sum of Loans and Permitted Purchase Money Loans exceeds at any time 90% of the book value of the Borrowing Base Assets, then notwithstanding the immediately preceding sentence, the covenant contained in Section 8.01(e)(i) shall be deemed breached. If and so long as Company avails itself of the foregoing right to have any assets appraised and to have such assets included at the appraised values, Agent at the direction of a Simple Majority of Banks, shall have the right to request, at Borrower's expense, a reappraisal of any such asset up to two times in any twelve-month period. If any such reappraisal indicates that the value of such asset is either higher or lower than that indicated on any previous appraisal, such asset shall thereafter be included at the value established by the most recent reappraisal.

                 (f)  Liquidations, Mergers, Consolidations,
Acquisitions. Each of the Loan Parties shall not, and shall not permit any other Consolidated Subsidiary of the Company to wind-up, liquidate or dissolve its affairs, convey, sell, lease or otherwise distribute or dispose of (whether in one transaction or in a series of transactions other than in the ordinary course of business) all or a substantial portion (which for this purpose shall mean dispositions during the period which includes the elapsed portion of the Company's current fiscal quarter and the immediately preceding three fiscal quarters of an aggregate of 25% or more of Company's consolidated assets as of the beginning of such period) of its properties or assets (whether now owned or hereafter acquired), or enter into any transaction of merger or consolidation except (a) for a merger or mergers of another entity or entities into Company where the aggregate purchase price for all such entities acquired in one fiscal year either pursuant to merger or consolidations referred to in this Section 8.01(f) or by acquisition of stock or other interests in Persons referred to in Section 8.01(d) or by acquisition of interests in assets referred to in Section 8.01(d) is less than one hundred fifty percent (150%) of Adjusted Shareholders' Equity, determined as of the end of the prior fiscal year, (b) any other merger or consolidation in respect of which Banks have been provided with all such information as they have requested and which a Required Majority of Banks have either approved in writing or not disapproved within thirty (30) days following their receipt of such information, or, in the case of a merger or consolidation with a residential real estate development company, a Simple Majority of Banks have either approved in writing or not disapproved within thirty (30) days following their receipt of such information, and (c) that any Loan Party other than the Company or the Borrower may merge, consolidate or liquidate into any other Loan Party provided that the Company or Borrower shall be the surviving corporation if it is a party to such merger, consolidation or liquidation and, after giving effect to any merger referred to in this Section, no Event of Default, or event which, with the passage of time or the giving of notice, or both would constitute an Event of Default, shall exist.

                 (g)  Dispositions of Assets or Subsidiaries.
The Loan Parties shall not sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest or partnership interests of another Loan Party or an Affiliate of a Loan Party), except:

                      (i)  transactions involving the sale of
Inventory in the ordinary course of business;

                     (ii)  any sale, transfer or lease of assets
which are no longer necessary or required in the conduct of such Loan Party's business;

                    (iii)  any sale, transfer or lease of assets
to any other Loan Party;

                     (iv)  any sale, transfer or lease of assets
which are replaced by substitute assets acquired or leased; or

                      (v)  mergers and consolidations permitted
in Section 8.01(f); or

                     (vi)  any transfer or disposition of assets
which is a Permitted Exception.

                 (h)  Subsidiaries, Partnerships and Joint
Ventures. The Loan Parties shall not own or create directly or indirectly any Subsidiaries of which any Loan Parties individually or the Loan Parties collectively own, directly or indirectly, through one or more intermediaries, 80% or more of the outstanding stock, partnership interests or other interests, except for (i) the Mortgage Subsidiary, (ii) those Subsidiaries which are or shall become Loan Parties and Guarantors of the Indebtedness hereunder, and (iii) any entity which has Assumed Joint Venture Loans or Assumed Purchase Money Loans and the aggregate amount thereof exceeds 80% of the Indebtedness (including liabilities to any Consolidated Subsidiaries of the Company or its Affiliates under intercompany loans) of such Subsidiary. The Loan Parties may cause any other Subsidiary they form or acquire subsequent to the date hereof, to become a Loan Party and Guarantor. Subsidiaries shall join the Agreement pursuant to the procedures contained in Section 11.12 hereof.

                 (i) Continuation of or Change in Business. The Loan Parties shall not (a) permit more than five percent (5%) of the consolidated assets of the Company and its Homebuilder Consolidated Subsidiaries (excluding the Permitted Investment in Mortgage Subsidiaries) to be applicable to business activities unrelated to the Regular Business Activities of Company and its Homebuilder Consolidated Subsidiaries, (b) permit more than twenty percent (20%) of the consolidated assets of the Company and its Homebuilder Consolidated Subsidiaries (excluding the Permitted Investment in Mortgage Subsidiaries) which are applicable to their Regular Business Activities to be related to other than their residential real estate activities, or
(c) change the legal form in which Company conducts its business activities.

                 (j) Change in Control. The Company shall not permit any Change of Control of the Company to occur.

                 (k)  Changes in Subordinated Loan Documents.
Except as provided in the following sentence, the Borrower and the Company shall not, and shall not permit any Loan Party to, amend or modify any provisions of the Subordinated Loan Documents without providing at least thirty (30) calendar days' prior written notice to the Agent and the Banks, and obtaining the prior written consent of the Required Majority of Banks. The Loan Parties may amend the agreements evidencing the Subordinated Indebtedness without obtaining the consent of the Required Majority of the Banks if after giving effect to such amendment
(A) the subordination provisions therein would be permitted under
Section 8.01(a)(iii), and (B) Agent in its sole discretion determines that the covenants governing such Subordinated Indebtedness are no more onerous than those contained under this Agreement.

                 (l)  Plans and Benefit Arrangements.  The Loan
Parties shall not:

                      (i)  fail to satisfy the minimum funding
requirements of ERISA and the Internal Revenue Code with respect to any Plan;

                     (ii)  request a minimum funding waiver from
the Internal Revenue Service with respect to any Plan;

                    (iii)  engage in a Prohibited Transaction
with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Change;

                     (iv)  permit the aggregate actuarial present
value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in the most recent actuarial report completed with respect to such Plan, to exceed, as of any actuarial valuation date, the fair market value of the assets of such Plan;

                      (v)  fail to make when due any contribution
to any Multiemployer Plan that the Company or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto;

                     (vi)  withdraw (completely or partially)
from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal is likely to result in a material liability of Borrower or any member of the ERISA Group;

                    (vii)  terminate, or institute proceedings to
terminate, any Plan, where such termination is likely to result in a material liability to the Borrower or any member of the ERISA Group;

                   (viii)  make any amendment to any Plan with
respect to which security is required under Section 307 of ERISA;
or

                     (ix)  fail to give any and all notices and
make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure is likely to result in a Material Adverse Change.

                 (m)  Changes in Organizational Documents.
Neither the Company nor the Borrower shall amend in any respect its certificate of incorporation without providing at least thirty (30) calendar days' prior written notice to the Agent and the Banks and, in the event such change would be adverse to the Banks as determined by the Agent in its sole discretion, obtaining the prior written consent of the Required Majority of Banks. Notwithstanding the foregoing, the Company may amend its certificate of incorporation to increase the number of authorized shares of its common or preferred stock or to create one or more series of preferred stock (as the creation of such series of preferred stock is currently contemplated by the Company's certificate of incorporation and Section 151 of the Delaware General Corporation Law) without obtaining the consent of the Banks or notifying the Agent and the Banks thereof.

                 (n) Development Limitations. The Loan Parties shall not:

                      (i)  Permit as of the end of any fiscal
quarter of Company the number of housing units in multi-family projects of Guarantors and other Consolidated Subsidiaries on which construction has commenced (whether under construction or completed) and which are not subject to an Agreement of Sale to exceed in the aggregate the product of 24 multiplied by each separate multi-family project then under development by one of Guarantors or another Consolidated Subsidiary (excluding units which had been but are no longer subject to an Agreement of Sale solely because of a breach by the purchaser thereunder). For purposes of this Section 8.01(n), (A) the construction of a unit through the completion of the foundation will not be considered the commencement of construction of a unit, (B) two or more projects with substantially similar product type and price will be considered separate projects if marketed as separate projects and are not located adjacent to each other, and (C) substantially dissimilar product types even within the same subdivision or community will be considered separate projects.

                     (ii)  Permit as of the end of any fiscal
quarter of Company the number of housing units in each separate single family community of Guarantors and other Consolidated Subsidiaries then under development on which construction has commenced (whether under construction or completed) and which are not subject to an Agreement of Sale (excluding units which had been but are no longer subject to an Agreement of Sale solely because of a breach by the purchaser thereunder) to exceed the sum of (A) six (6) plus (B) an additional number of units in that community certified by the Company to have been constructed as additional models, but in no event shall the number of such additional units exceed four (4) in any community nor shall the sum of all additional models exceed in the aggregate one for every community under development. The Guarantors may develop communities which contain single family housing units under construction which are not subject to any Agreement of Sale in excess of the amounts permitted above if construction of such units was commenced before the applicable Guarantor acquired the real estate comprising such community, subject to the following limitations:

                           (1)  the total number of such
          communities may not exceed five (5) at any one time;

                           (2)  the total number of acquired
          units which are not subject to an Agreement of Sale in any such community may not exceed twenty-five (25);

                           (3)  the total number of units
          constructed by such Guarantor in any such community after the Guarantor acquires such real estate shall comply with the numerical limitations set forth in the first sentence of this Section 8.01(n)(ii) (the units described in clause (2) above which were in existence at the time the Guarantor acquired such real estate shall be excluded in determining Guarantor's compliance with the limitations in that first sentence).

                    (iii)  Permit as of the end of any fiscal
quarter of Company the total number of housing units of Guarantors and other Consolidated Subsidiaries on which construction has commenced (whether under construction or completed) and which are not subject to an Agreement of Sale to exceed the sum of (A) thirty-five percent (35%) of the total number of housing units sold by Guarantors and other Consolidated Subsidiaries during the immediately preceding four fiscal quarters (whether or not such Guarantor or other Consolidated Subsidiary was owned by Company during the entire four quarter period) plus (B) an amount equal to the product of three (3) multiplied by the number of Net New Communities, provided that for purposes of determining compliance with the foregoing covenant, a housing unit which had been but is no longer subject to an Agreement of Sale solely because of a breach by the purchaser thereunder shall not be included as an unsold unit so long as the total number of unsold units, including any such units which had previously been subject to an Agreement of Sale, dues not exceed the sum of (x) forty percent (40%) of the total number of housing units sold by the Guarantors and other Consolidated Subsidiaries during the immediately preceding four fiscal quarters, and (y) the amount calculated in accordance with subsection (B) above.

                     (iv)  Permit as of the end of any fiscal
quarter of Company the total amount of either commercial or industrial space held or to be held by Guarantors or other Consolidated Subsidiaries for lease on which construction has commenced (whether under construction or completed) but which is either not leased to third parties at fair market rents, not subject to a valid and binding agreement of sale or not subject to a permanent financing commitment, in either of the latter two cases in form and substance and with a buyer or a lender acceptable to Agent and under which all approvals and preconditions have been satisfied (except completion of construction and related preconditions which by their nature cannot or would not be satisfied until closing under such agreement or commitment) to exceed 100,000 leasable square feet. Within the 100,000 square feet of unleased space permitted by the foregoing provision, not more than the lesser of (i) 50,000 leasable square feet, or (ii) the number of leasable square feet the total construction cost of which would not exceed $5,000,000 will be commercial office space. Notwithstanding the foregoing limitations, Borrower and Guarantors may acquire, hold or develop real estate which is used as offices by Borrower or any Guarantor. The existing panel plant facility of Company located in Morrisville, Pennsylvania, any additional panel plant facility and any Qualified Golf Course developed or acquired by the Loan Parties shall not be included as commercial or industrial space for purposes of this Section 8.01(n)(iv).

                      (v)  Acquire or own real estate which has
not at any time while owned or controlled by the Company or a Consolidated Subsidiary received Preliminary Approval and, except for Qualified Golf Courses, which has an acquisition and carrying cost in the aggregate more than the greater of (i) $25,000,000 or
(ii) twenty percent (20%) of Adjusted Shareholders' Equity, or acquire or own real estate, except for golf clubs, which is not presently and was not at any time while owned by the Company or a Consolidated Subsidiary zoned for residential development having an acquisition and carrying cost in the aggregate more than the greater of (i) $15,000,000 or (ii) fifteen percent (15%) of Adjusted Shareholders' Equity, in either case not including within such limitations real estate acquired subject to Permitted Non-Recourse Indebtedness.

                     (vi)  If Borrower determines as of the end
of any fiscal quarter that it is not in compliance with any of the covenants contained in Sections 8.01(n)(i) through (iv), it shall have a period of twenty days after the end of such quarter within which to complete such action as may be necessary to comply with the limitations otherwise applicable as of the end of such quarter.

                 (o) Senior Leverage. The Loan Parties shall not at any time permit the ratio of Consolidated Senior
Liabilities to the sum of Adjusted Shareholders' Equity plus outstanding Subordinated Indebtedness to exceed 1.25 to 1.0.

                 (p)  Mortgage Subsidiaries Leverage.  The Loan
Parties shall not permit the ratio of Mortgage Subsidiary
Liabilities to Mortgage Subsidiaries' Adjusted Shareholders'
Equity to exceed 10.0 to 1.0.

                 (q)  Senior Leverage Plus Contingent
Liabilities. The Loan Parties shall not at any time permit the ratio of Adjusted Consolidated Senior Liabilities to the sum of Adjusted Shareholders' Equity plus outstanding Subordinated
Indebtedness to exceed 1.50 to 1.0.

                 (r)  Subordinated Debt to Equity.  The Loan
Parties shall not at any time permit Subordinated Indebtedness to exceed the sum of: (A) two times Adjusted Shareholders' Equity up to and including $150,000,000 (in Adjusted Shareholders' Equity), plus (B) 1.5 times the excess of Adjusted Shareholders' Equity over $150,000,000 (in Adjusted Shareholders' Equity).

                 (s)  Minimum Adjusted Shareholders' Equity.  The
Loan Parties shall not permit Adjusted Shareholders' Equity to be less than Base Shareholders' Equity calculated at the end of each fiscal quarter.

                 (t) Incorporation by Reference. Any covenants contained in agreements evidencing Permitted Additional Senior Indebtedness which are more restrictive to the Loan Parties than the covenants contained herein as determined by the Agent shall be incorporated by reference herein.

          8.02 Reporting Requirements. The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans and interest thereon, satisfaction of all of the Loan Parties' other obligations hereunder and termination of the Commitments, the Company or the Borrower, as applicable, will furnish or cause to be furnished to the Agent and each of the
Banks:

                 (a)  Financial Statements.

                      (i)  Quarterly Statements.

                           (A)  As soon as available and in any
event within fifty (50) calendar days after the end of each fiscal quarter in each fiscal year consolidated financial statements of the Company and its Consolidated Subsidiaries, consisting of a balance sheet as of the end of such fiscal quarter and related statements of income and cash flows for the fiscal year through the end of such quarter, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President, Chief Financial Official or Chief Accounting Officer of the Company as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the statements of income and cash flows for the corresponding period in the previous fiscal year.

                           (B)  Together with the delivery of the
Compliance Certificate pursuant to Section 8.02(b)(i), separate balance sheets and income statements showing the financial positions as of the end of the previous fiscal quarter and results of operations for the fiscal year through the end of such quarter of the Homebuilder Consolidated Subsidiaries and Mortgage Subsidiaries with aggregate totals that correspond to the consolidated figures which appear on the financial statements delivered for such quarter described in Section 8.02(a)(i)(A) in a form acceptable to the Required Majority of Banks.

                     (ii)  Annual Statements.  As soon as
available and in any event within ninety-five (95) days after the end of each fiscal year of the Company, consolidated financial statements of the Company and its Consolidated Subsidiaries consisting of a balance sheet as of the end of such fiscal year, and related statements of income and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Agent. The certificate or report of accountants shall be free of qualifications which is adverse in the reasonable judgement of a Simple Majority of the Banks.

                    (iii)  Discussions with Certified Public
Accountants; Disclosure. Upon the request of a Simple Majority of the Banks, the Agent shall discuss Company's affairs directly with Company's independent certified public accountants after notice to Company and opportunity of Company to be present at any such discussions. Agent or any Bank is authorized to show or deliver a copy of any financial statement or any other information relating to the business, operations or financial condition of Company which may be furnished to Agent or come to its attention pursuant to this Agreement or otherwise, to any regulatory body or agency having jurisdiction over any Bank and to any bank or other financial institution which is a present or potential participant with any Bank, provided that Agent or such Bank has taken appropriate steps to ensure the confidentiality of such information in a manner satisfactory to the Company.

                 (b) Compliance Certificate; Joinders; Updates to Schedules of the Borrower.

                      (i)  Compliance Certificate.  (i) Within 10
days following the earlier of (A) delivery of the financial statements of the Company to the Agent and to the Banks pursuant to Sections 8.02(a)(i) and (ii) hereof, or (B) the due date for such delivery, a certificate of the Loan Parties signed by the Chief Executive Officer, President, Chief Financial Officer or Chief Accounting Officer of the Loan Parties in the form of Exhibit L hereto (the "Compliance Certificate"), to the effect that, except as described pursuant to Section 8.02(g) below,
(i) the Loan Parties have performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default which might not be cured before it becomes an Event of Default exists and is continuing on the date of such certificate, (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of the financial statements with all financial covenants contained in Section 8.01 hereof, and (iv) a list of any changes which have occurred since delivery of the most recent Compliance Certificate pursuant to this Section 8.02(b) in the states and counties in which the business offices, panel plants or other operating facilities of the Loan Parties are located.

                     (ii)  Joinders.  Together with the delivery
of the Compliance Certificate pursuant to Section 8.02(b)(i), the joinders of Guarantors pursuant to Section 11.12.

                    (iii)  Updates to Schedules.  Together with
the delivery of the Compliance Certificate pursuant to Section
8.02(b)(i), any update to Schedule 5.01(c) described in Section
5.02.

                 (c) Project Reports. As soon as practicable, and in any event within thirty (30) days after the end of each calendar month, statements accompanied by a certificate of the chief financial officer, chief accounting officer or controller of Company, accurately setting forth at a date proximate to the end of the prior month sales reports showing unit sales and unsold inventory completed or under construction by Guarantors in connection with each project of Guarantors together with such additional detail as to such sales and inventory as a Simple Majority of Banks may reasonably request.

                 (d) Purchase Money Loan Reports. As soon as practicable, and in any event within sixty (60) days after the end of each fiscal quarter, information as to the amount of and the name of the borrower under each Permitted Purchase Money Loan incurred during such quarter, a copy of the note evidencing such Permitted Purchase Money Loan (and the address of the payee of such note if not indicated thereon), a description of the real estate covered by such Permitted Purchase Money Loan and an update as to the outstanding principal amount of all Permitted Purchase Money Loans as of the end of such quarter.

                 (e) Environmental Certificates. Prior to the acquisition by any Guarantor of any parcel of real property having a cost of $1,000,000 or more or containing ten (10) or more acres, a completed Certificate (including accompanying Phase I environmental report which shall be in conformity with (i) the Agent's "Minimum Requirements for Phase I Environmental Assessments," as in effect on the date hereof, and (ii) any additions or modifications thereto the extent that such modifications or additions reflect a change in the law or industry standards or are otherwise satisfactory to Borrower) in respect of such property in substantially the form of Exhibit B attached hereto (an "Environmental Certificate") from an independent environmental engineer reasonably acceptable to Agent. Agent shall notify the other Banks of any decision disapproving an Environmental Certificate which contains any exceptions on exhibit A thereto, and the other Banks shall have ten (10) Business Days to reverse such disapproval by the vote of a Simple Majority of Banks in the absence of which vote Agent's decision shall stand. Borrower or such Guarantor shall have the right from time to time to submit another Environmental Certificate in respect of land which was not initially Environmentally Approved Land following the cleanup of any hazardous materials which constituted exceptions to a prior Environmental Certificate in respect of such land. Agent shall not be liable to any other Bank or to any Loan Party for any initial approval or disapproval of any Environmental Certificate made by it in good faith.

                 (f)  Subordinated Indebtedness Documentation.
As promptly as possible upon receipt by any Loan Party, copies of each draft of documentation intended to relate to or evidence Subordinated Indebtedness proposed to be incurred by any Loan Party.

                 (g)  Notice of Default.  Promptly after any
Senior Executive of any Loan Party has learned of the occurrence of an Event of Default or Potential Default which might not be cured before it becomes an Event of Default, a certificate signed by the Chief Executive Officer, President, Chief Financial Officer or Chief Accounting Officer of such Loan Party setting forth the details of such Event of Default or Potential Default which might not be before it becomes an Event of Default and the action which such Loan Party proposes to take with respect thereto.

                 (h) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party which would be required to be reported by the Company on Forms 10-Q, 10-K or 8-K filed with the Securities and Exchange Commission.

                 (i)  Certain Events.  Written notice to the
Agent within the time limits set forth in Section 8.01(m), any amendment to the organizational documents of any of the Company or the Borrower.

                 (j) Other Reports and Information. Promptly upon their becoming available to any of the Loan Parties:

                      (i)  management letters submitted to the
Company by independent accountants in connection with any annual or interim audit and other information provided by such accountants at the request of the Agent and at the expense of the Banks,

                     (ii)  any reports, notices or proxy
statements generally distributed by the Company to its stockholders on a date no later than the date supplied to the stockholders,

                    (iii)  regular or periodic reports, including
Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Company with the Securities and Exchange Commission,

                     (iv)  such other reports and information as
the Banks may from time to time reasonably request.

                 (k)  Notices Regarding Plans and Benefit
Arrangements. (i) Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue
Service or the PBGC with respect thereto) of:

                      (A)  any Reportable Event with respect to
the Company or any member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),

                      (B)  any Prohibited Transaction which could
subject the Company or any member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, Benefit Arrangement or any trust created thereunder,

                      (C)  any assertion of material withdrawal
liability with respect to any Multiemployer Plan,

                      (D)  any partial or complete withdrawal
from a Multiemployer Plan by the Company or any member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

                      (E)  any cessation of operations (by the
Company or any member of the ERISA Group) at a facility in the circumstances described in Section 4063(e) of ERISA,

                      (F)  withdrawal by the Company or any
member of the ERISA Group from a Multiple Employer Plan,

                      (G)  a failure by the Company or any member
of the ERISA Group to make a payment to a Plan required to avoid imposition of a lien under Section 302(f) of ERISA,

                      (H)  the adoption of an amendment to a Plan
requiring the provision of security to such Plan pursuant to
Section 307 of ERISA, or

                      (I)  any change in the actuarial
assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions.

                     (ii)  Promptly after receipt thereof, copies
of (a) all notices received by the Company or any member of the ERISA Group of the PBGC's intent to terminate any Plan administered or maintained by the Company or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Agent or any Bank each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Company or any member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Company or any member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Company or any member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

                    (iii)  Promptly upon the filing thereof,
copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.


                           ARTICLE IX

                             DEFAULT

          9.01 Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

                 (a) Borrower fails to pay within five (5) days after the date on which notice is given by Agent or any Bank to Borrower of Borrower's failure to pay when due, whether on demand or otherwise, any Indebtedness to a Bank hereunder, including but not limited to, principal of any Note or any interest thereon or the Commitment Fees or other fees, provided that Borrower shall not be entitled to any such notice if Agent or any Bank has given such notice three times in any consecutive twelve month period, in which event any such failure to pay shall be an Event of Default if not cured within five (5) days after the due date therefor;

                 (b) Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

                 (c) Any of the Loan Parties shall default in the observance or performance of any covenant contained in
Section 5.01(y) or Section 8.01 hereof and such default shall not be cured within 30 days following the date on which any Senior Executive becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by the Agent in its sole discretion);

                 (d) The Borrower shall fail to provide cash or other collateral satisfactory to, and indemnification agreements as required by, an Issuing Bank pursuant to Section 2.10 or 2.14 or an Escrow Bank pursuant to Section 2.11 or 2.14 on or before the later of the following dates: (i) fifteen (15) calendar days after such Issuing Bank or Escrow Bank, as the case may be, or the Agent notifies Borrower that Borrower must provide such collateral and enter into agreements, or (ii) the date on which Borrower is required to have provided such collateral and entered into such agreements;

                 (e) Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after any Senior Executive becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by the Agent in its sole discretion);

                 (f) A default or event of default shall occur at any time under or in connection with (i) any Subordinated Indebtedness with an unpaid principal balance, whether singly or in the aggregate, in excess of $1,000,000 and any applicable notice or grace period in respect thereof has expired, thereby entitling the holder(s) of such Subordinated Indebtedness to declare the unpaid principal of, and any interest on, such Subordinated Indebtedness due and payable, (ii) any Bond Obligations in excess of $1,000,000 individually or $2,000,000 in the aggregate, or (iii) except for defaults or events of default which constitute Permitted Exceptions, defaults or events of default in any other agreement (except for agreements evidencing Nonrecourse Indebtedness) involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party may be obligated as borrower or guarantor in excess of $2,000,000 in the aggregate, and such default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such default or event of default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

                 (g)  Any final judgments or orders for the
payment of money in excess of $1,000,000 individually or $2,000,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry, except for violations which constitute Permitted Exceptions;

                 (h) Any of the Loan Documents (i) shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby and the effect thereof has a material adverse effect on the ability of the Banks to substantially realize the benefits of the Loan Documents (it being understood that the parties will work together to remedy any such illegality, invalidity or unenforceability), or (ii) shall in any way be challenged or contested by any of the Loan Parties;

                 (i) A notice of lien or assessment in excess of $500,000 is filed of record with respect to all or any part of any of the Loan Parties' assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including, without limitation, the Pension Benefit Guaranty Corporation, or if any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable, except for violations which constitute Permitted Exceptions;

                 (j)  Any of the Loan Parties ceases to be
solvent or admits in writing its inability to pay its debts as they mature, except for violations which constitute Permitted
Exceptions;

                 (k)  Any of the following occurs: (i) any
Reportable Event, which the Agent determines in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii) or (iv) above, the Agent determines in good faith that the amount of Company's liability is likely to exceed 10% of its Adjusted Shareholders' Equity; (v) the Company or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan; (vi) the Company or any member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA; (vii) the Company or any member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; (viii) the Company or any member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii), (viii) or (ix), the Agent determines in good faith that any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by the Company and the other members of the ERISA Group;

                 (l)  The Loan Parties as a whole cease to
conduct, or one or more of the Loan Parties are enjoined, restrained or in any way prevented by court order from conducting business which constitutes all or a material part of the business of the Loan Parties taken as a whole and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof, except for violations which constitute Permitted Exceptions;

                 (m) A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding, except for violations which constitute Permitted Exceptions; or

                 (n) Any Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing, except for violations which constitute Permitted Exceptions.

          9.02   Consequences of Event of Default.

                 (a)  If an Event of Default specified under
subsections (a) through (l) of Section 9.01 hereof shall occur and be continuing (i) the Banks shall be under no further obligation to make Loans, issue Letters of Credit or enter into Escrow Agreements hereunder (provided that a Required Majority of the Banks may continue to bind the Banks to make Loans, issue Letters of Credit and enter into Escrow Agreements to the extent the Banks agree upon at the time by sending written notice of such election to the other Banks and all of the Banks shall be bound by such agreement) and (ii) upon the request of a Simple Majority of the Banks, the Agent shall by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (iii) upon the request of a Simple Majority of the Banks, the Agent shall require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest bearing account with the Agent, as cash collateral for its obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit and obligations under Escrow Agreements, and the Borrower hereby pledges to the Agent and the Banks, and grants to the Agent and the Banks a security interest in, all such cash as security for such obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Majority of Banks, the Agent shall return such cash collateral to the Borrower; and

                 (b)  If an Event of Default specified under
subsections (m) or (n) of Section 9.01 hereof shall occur, the Banks shall be under no further obligations to make Loans, issue Letters of Credit or enter into Escrow Agreements hereunder and the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Loan Parties to the Banks hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

                 (c) If an Event of Default shall occur and be continuing, any Bank to whom any obligation is owed by the Loan Parties hereunder or under any other Loan Document or any participant of such Bank which has agreed in writing to be bound by the provisions of Section 11.11(b) hereof and any branch, subsidiary or affiliate of such Bank or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to the Loan Parties, to set-off against and apply to the then unpaid balance of all the Loans and all other obligations of the Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Loan Parties by such Bank or participant or by such branch, subsidiary or affiliate, including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Loan Parties for its own account (but not including funds held in custodian or trust accounts) with such Bank or participant or such branch, subsidiary or affiliate. Such right shall exist whether or not any Bank or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Loan Parties is or are matured or unmatured and regardless of the existence or adequacy of any Collateral, Guaranty or any other security, right or remedy available to any Bank or the Agent; and

                 (d) If an Event of Default shall occur and be continuing and the Agent shall have accelerated the maturity of Loans of the Borrower or such Loans otherwise shall have been accelerated pursuant to any of the foregoing provisions of this
Section 9.02, the Agent, at the request of a Simple Majority of the Banks, will proceed to protect and enforce its and the Banks' rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the Notes, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or the Banks; and

                 (e) In addition to the other remedies set forth in this Section 9.02, as provided in Section 7.01(b) and 7.02 hereof, the occurrence of an Event of Default hereunder shall constitute a Security Event, entitling the Agent to record all Collateral Documents;

                 (f) From and after the date on which the Agent has taken any action pursuant to this Section 9.02 upon the authorization of a Simple Majority of the Banks and until all obligations of the Loan Parties have been paid in full, any and all proceeds received by the Agent from any sale or other disposition of the collateral under the Collateral Documents, if any, or any part thereof, or the exercise of any other remedy by the Agent, shall be applied as follows:

                      (i)  first, to reimburse the Agent and the
Banks for out-of-pocket costs, expenses and disbursements, including without limitation reasonable attorneys' fees and legal expenses, incurred by the Agent or the Banks in connection with realizing on such collateral or collection of any obligations of the Loan Parties under any of the Loan Documents, including advances made by the Banks or any one of them or the Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, such collateral, including without limitation, advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of such collateral;

                     (ii)  second, to the repayment of all
Indebtedness then due and unpaid of the Loan Parties to the Banks incurred under this Agreement or any of the Loan Documents, whether of principal, interest, fees, expenses or otherwise, in such manner as the Agent may determine in its discretion, subject to the requirement that payments of principal and interest and other amounts be allocated to the Banks on a pro rata basis as set forth in Section 4.02; and

                    (iii)  the balance, if any, as required by
Law.

                 (g)  In addition to all of the rights and
remedies contained in this Agreement or in any of the other Loan Documents, the Agent shall have all of the rights and remedies under applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Agent may, and upon the request of the Simple Majority of Banks shall, exercise all post-default rights granted to the Agent and the Banks under the Loan Documents or applicable Law.

          9.03 Notice of Sale. Any notice required to be given by the Agent of a sale, lease, or other disposition of the collateral under the Collateral Documents, if any, or any other intended action by the Agent, if given ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Loan Parties.


                            ARTICLE X

                            THE AGENT

          10.01 Appointment. Each Bank hereby irrevocably designates, appoints and authorizes PNC Bank to act as Agent for such Bank under this Agreement to execute and deliver or accept on behalf of each of the Banks the other Loan Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers (other than voting rights, which each Bank reserves for itself and does not authorize the Agent to exercise on its behalf) and to perform such duties hereunder as are specifically delegated to or required of the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. PNC Bank agrees to act as the Agent on behalf of the Banks to the extent provided in this Agreement.

          10.02 Delegation of Duties. The Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Agent) and, subject to Sections 10.05 and 10.06 hereof, shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

          10.03  Nature of Duties; Independent Credit
Investigation. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. In performing its duties and functions under this Agreement and the Collateral Documents, Agent will exercise the same care which it normally exercises in making and handling loans and in handling collateral in which it alone is interested, but it does not assume any further responsibility. Each Bank expressly acknowledges (i) that the Agent has not made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by the Agent to any Bank;
(ii) that it has made and will continue to make, without reliance upon the Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of the Loan Parties in connection with this Agreement and the making and continuance of the Loans hereunder; and (iii) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

          10.04 Actions in Discretion of Agent; Instructions from the Banks. The Agent agrees, upon the written request of the Simple Majority of Banks, to take or refrain from taking any action of the type specified as being within the Agent's rights, powers or discretion herein, provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law. In the absence of a request by the Simple Majority of Banks, the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Simple Majority of Banks or all of the Banks. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Banks, subject to Section 10.06 hereof. Subject to the provisions of Section 10.06, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Simple Majority of Banks, or in the absence of such instructions, in the absolute discretion of the Agent.

          10.05 Reimbursement and Indemnification of Agent by the Borrower. The Borrower unconditionally agrees to pay or reimburse the Agent and save the Agent harmless against
(a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including but not limited to fees and expenses of legal counsel, appraisers and environmental consultants (except that no appraisers or environmental consultants have been or shall be engaged in connection with matters described in clauses (i) or (ii) below or in connection with the enforcement of this Agreement or any other Loan Document prior to an Event of Default), incurred by the Agent (i) in connection with the development, negotiation, preparation, printing, execution and syndication of this Agreement and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (iv) in any workout, restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, (b) liability for reasonable fees and expenses of legal counsel in connection with the administration (including documentation of Collateral upon the occurrence of a Security Event), interpretation and performance of this Agreement and the other Loan Documents not in excess of $50,000 in any fiscal year of the Company exclusive of fees and expenses relating to the documentation of Collateral, and (c) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Agent's gross negligence or willful misconduct, or if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense, or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower. In addition, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Agent's regular employees and agents engaged periodically to perform audits of the Loan Parties' books, records and business properties.

          10.06 Exculpatory Provisions. Neither the Agent nor any of its directors, officers, employees, agents, attorneys or affiliates shall (a) be liable to any Bank for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including without limitation pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Loan Parties, or the financial condition of the Loan Parties, or the existence or possible existence of any Event of Default or Potential Default. Neither the Agent nor any Bank nor any of their respective directors, officers, employees, agents, attorneys or affiliates shall be liable to the Loan Parties for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or any of the Loan Documents.

          10.07 Reimbursement and Indemnification of Agent by Banks. Each Bank agrees to reimburse and indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same results from the Agent's gross negligence or willful misconduct, or
(b) if such Bank was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense, or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Bank. In addition, each Bank agrees promptly upon demand to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrower to the Agent in connection with the Agent's periodic audit of the Loan Parties' books, records and business properties.

          10.08 Reliance by Agent. The Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

          10.09 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Agent has received written notice from a Bank or the Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a "notice of default."

          10.10  Notices; Litigation.

                 (a) The Agent shall promptly send to each Bank a copy of all notices received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof. The Agent shall promptly notify the Borrower and the other Banks of each change in the Prime Rate and the effective date thereof.

                 (b) Agent will promptly furnish to Banks copies of all material reports, certificates and other written statements furnished by Borrower or Guarantors to Agent pursuant to this Agreement (and which are not required by this Agreement to have been sent directly to Banks by Borrower or Guarantors); provided that if furnishing such copies of any nonfinancial materials is impractical or not beneficial to the Banks in Agent's judgment, Agent may make such copies available for inspection at Agent's offices at reasonable times during its business hours upon reasonable advance notice to Agent by the Bank requesting such inspection; provided further that Agent assumes no responsibility for the authenticity, validity, accuracy or completeness of any such financial or nonfinancial materials. Agent will keep Banks informed of the status of payments of principal and interest on the Loans and any fees and expenses. Agent will promptly furnish to Banks copies of any proposed modifications to this Agreement or the Collateral Documents presented to Agent for approval.

                 (c) Agent will give to Banks prompt telephonic notice (confirmed in writing) (i) of any changes to the forms of the Collateral Documents proposed to be made by Agent prior to their execution by Borrower or Guarantors (which changes shall be deemed approved by Banks unless within three (3) Business Days of such notice a Required Majority of Banks objects thereto), and
(ii) that a Bank has requested a meeting or polling of Banks with respect to a matter that requires the vote of Banks, but, in the absence of willful misconduct or gross negligence of Agent, no failure to give any such notice shall result in liability on the part of Agent for failing to provide the notices described in (i) and (ii) above. No knowledge, information or notice relating to this Agreement or the Collateral Documents will be deemed to have been received by Agent for purposes of this Agreement until such time as it has been received in the department or division to which notices are required to be given to the Agent hereunder.

                 (d) Agent shall give each Bank prompt notice of any litigation commenced by or against Agent and/or Banks with respect to this Agreement or any matter referred to herein of which Agent receives written notice and of any other disposition of or realization upon the collateral covered by the Collateral Documents of which Agent receives written notice.
Notwithstanding the foregoing, after the receipt of notice of any litigation or other proceeding and of any proposed action by Agent with respect to settling, prosecuting or defending such litigation or other proceeding, a Required Majority of Banks shall have the right to disapprove any such proposed action and to direct Agent to take such other action as such Required Majority of Banks may direct, provided that the Agent shall not be required to take any action thereunder unless one or more Banks shall have offered to the Agent indemnity acceptable to the Agent in its sole discretion against costs, expenses and liabilities to be incurred in compliance with such direction.

          10.11 Banks in Their Individual Capacities. With respect to its Commitments and the Loans made by it, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent, and the term "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. PNC Bank and its affiliates and each of the Banks and their respective affiliates may, without liability to account, except as prohibited herein, make Loans to, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking or trust business with, the Borrower and its affiliates, in the case of the Agent, as though it were not acting as Agent hereunder and in the case of each Bank, as though such Bank were not a Bank hereunder.

          10.12 Holders of Notes. The Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

          10.13 Equalization of Banks. The Banks and the holders of any participations in any Notes agree among themselves that, with respect to all amounts received by any Bank or any such holder for application on any obligation hereunder or under any Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker's lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Banks and such holders as provided in Section 4.02, except as otherwise provided in Sections 2.04, 2.14, 3.04, 4.04(b), 4.06(a) or 11.11(c) hereof. The Banks or any such holder receiving any such amount shall purchase for cash from each of the other Banks, by depositing such cash with the Agent for the ratable benefit of the other Banks, an interest in such Bank's Loans in such amount as shall result in a ratable participation by the Banks and each such holder in the aggregate unpaid amount under the Notes, provided that if all or any portion of such excess amount is thereafter recovered from the Bank or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Bank or the holder making such purchase.

          10.14 Successor Agent. The Agent may resign as Agent upon not less than sixty (60) days' prior written notice to the Borrower and the Banks or a Simple Majority of the Banks may remove the Agent upon not less than sixty (60) days' prior written notice to the Borrower and Agent. If the Agent shall resign or be removed under this Agreement, then either (a) the Simple Majority of Banks shall appoint from among the Banks a successor agent for the Banks, subject to the acceptance of such successor, or (b) if a successor agent shall not be so appointed and approved within the sixty (60) day period following the Agent's notice to the Banks of its resignation or Banks' notice to Agent of Agent's removal, then the Agent (in the case of a resignation) or the Simple Majority of the Banks (in the case of a removal) shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor agent who shall, subject to the acceptance of such successor, serve as Agent until such time as the Simple Majority of Banks appoint a successor agent. Upon its appointment pursuant to either clause
(a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Agent and the term "Agent" shall mean such successor agent, effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Article X shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

          10.15 Agent's Fee. The Borrower shall pay to the Agent a nonrefundable fee (the "Agent's Fee") equal to $100,000 per annum (subject to adjustment below) payable in equal quarterly installments in arrears on the first Business Day of each February, May, August and November after the date hereof and on the date on which all Loans shall be paid in full and all Letters of Credit and Escrow Agreements shall have expired or terminated. The first installment of the Agent's Fee shall be prorated from the Closing Date to the date of payment and the final installment shall be prorated from the date of the last quarterly installment until the obligations of Borrower hereunder are paid in full and all Letters of Credit and Escrow Agreements have expired or terminated.

          10.16 Availability of Funds. Unless the Agent shall have been notified by a Bank prior to the date upon which a Loan is to be made that such Bank does not intend to make available to the Agent such Bank's portion of such Loan, the Agent may assume that such Bank has made or will make such proceeds available to the Agent on such date and the Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to the applicable interest rate in respect of the Loan.

          10.17 Calculations. In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Bank whether in respect of the Loans, fees or any other amounts due to the Banks under this Agreement. In the event an error in computing any amount payable to any Bank is made, the Agent, the Borrower and each affected Bank shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation by Agent to the Banks or the Banks to the Agent therefor will be calculated at the Federal Funds Effective Rate and any compensation by the Borrower to the Banks or the Banks to the Borrower therefor will be calculated at the applicable interest rate relating to such amount.

          10.18 Beneficiaries. Except as expressly provided herein, the provisions of this Article X are solely for the benefit of the Agent and the Banks, and the Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Loan Parties.


                           ARTICLE XI

                          MISCELLANEOUS

          11.01 Modifications, Amendments or Waivers. With the written consent of the Required Majority of Banks, the Agent, acting on behalf of all the Banks, and the Borrower on behalf of the Loan Parties may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Banks or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the obligations of the Loan Parties hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Banks; provided, that:

                 (a)  Without the written consent of all the
Banks, no such agreement, waiver or consent may be made which will:

                      (i)  Reduce the amount of the Commitment
Fee or any other fees payable to any Bank hereunder, or amend
Sections 4.02 [Pro Rata Treatment of Banks], 10.06 [Exculpatory
Provisions] and 10.13 [Equalization of Banks] hereof;

                     (ii)  Whether or not any Loans are
outstanding, extend the time for payment of principal or interest of any Loan, or reduce the principal amount of or the rate of interest borne by any Loan, or otherwise affect the terms of payment of the principal of or interest of any Loan;

                    (iii)  Except for sales of assets permitted
by Section 8.02(g), release any collateral or other security, if any, for any of the Loan Parties' obligations hereunder; or

                     (iv)  Amend this Section 11.01, change the
definition of Required Majority of Banks, or change any requirement providing for the Banks or the Required Majority of Banks to authorize the taking of any action hereunder; and

                 (b) Amendments, changes, waivers or consents shall be made upon the request of a Simple Majority of the Banks if this Agreement expressly so provides.

          11.02 No Implied Waivers; Cumulative Remedies; Writing Required. No course of dealing and no delay or failure of the Agent or any Bank in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Agent and the Banks under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Bank of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

          11.03 Reimbursement and Indemnification of Banks by the Borrower; Taxes. The Borrower agrees unconditionally upon demand to pay or reimburse to each Bank (other than the Agent, as to which the Borrower's obligations are set forth in Section 10.05) and to save such Bank harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including fees and expenses of counsel for each Bank except with respect to (a) and (b) below), incurred by such Bank (a) relating to any amendments, waivers or consents pursuant to the provisions hereof, (b) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (c) in any workout, restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, or (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Bank, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Bank hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from such Bank's gross negligence or willful misconduct, or
(B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense, or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower. The Banks will attempt to minimize the fees and expenses of legal counsel for the Banks which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Banks and the Agent if appropriate under the circumstances. The Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Bank to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees unconditionally to save the Agent and the Banks harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

          11.04 Holidays. Whenever any payment or action to be made or taken hereunder shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day (except as provided in Section 3.02(a) with respect to CD Rate Interest Periods or Euro-Rate Interest Periods), and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

          11.05  Funding by Branch, Subsidiary or Affiliate.

                 (a) Notional Funding. Each Bank shall have the right from time to time, without notice to any Loan Party, to deem any branch, subsidiary or affiliate (which for the purposes of this Section 11.05 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Bank) of such Bank to have made, maintained or funded any Loan to which any Euro-Rate Option applies at any time, provided that immediately following (on the assumption that a payment were then due from the Borrower to such other office) and as a result of such change the Bank may not invoke Section 3.04 and the Borrower would not be under any greater financial obligation pursuant to Section 4.06 hereof than it would have been in the absence of such change. Notional funding offices may be selected by each Bank without regard to the Bank's actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Bank.

                 (b)  Actual Funding.  Without relieving such
Bank of any obligation or liability hereunder, each Bank shall have the right from time to time to make or maintain any Loan by arranging for a branch, subsidiary or affiliate of such Bank to make or maintain such Loan subject to the last sentence of this
Section 11.05(b). If any Bank causes a branch, subsidiary or affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Bank but in no event shall any Bank's use of such a branch, subsidiary or affiliate to make or maintain any part of the Loans hereunder cause such Bank or such branch, subsidiary or affiliate to incur any cost or expenses payable by any Borrower hereunder or under any Loan Document or require the Borrower to pay any other compensation to any Bank (including, without limitation, any expenses incurred or payable pursuant to
Section 4.06 hereof) which would otherwise not be incurred or allow such Bank, branch subsidiary or affiliate to invoke
Section 3.04 hereof.

          11.06 Notices. All notices, requests, demands, directions and other communications (collectively "notices") given to or made upon any party hereto under the provisions of this Agreement shall be by telephone or in writing (including telex or facsimile communication) unless otherwise expressly permitted hereunder and shall be delivered or sent by telex or facsimile to the Borrower or Guarantors at the addresses and numbers set forth under their respective names on the signature pages hereof and to the Agent or the Banks at the addresses and numbers set forth on Schedule 1.01(C) hereof or, in each instance, in accordance with any subsequent unrevoked written direction from any party to the others. All notices shall, except as otherwise expressly herein provided, be effective
(a) in the case of telex or facsimile, when received, (b) in the case of hand-delivered notice, when hand delivered, (c) in the case of telephone, when telephoned, provided, however, that in order to be effective, telephonic notices must be confirmed in writing no later than the next day by letter, facsimile or telex,
(d) if given by mail, four (4) days after such communication is deposited in the mails with first class postage prepaid, return receipt requested, and (e) if given by any other means (including by air courier), when delivered; provided, that notices to the Agent shall not be effective until received. Any Bank giving any notice to any Loan Party shall simultaneously send a copy thereof to the Agent, and the Agent shall promptly notify the other Banks of the receipt by it of any such notice.

          11.07 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

          11.08 Governing Law. This Agreement shall be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

          11.09 Prior Understanding. This Agreement supersedes all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments, except to the extent letters of credit previously issued by any Bank are to become Letters of Credit hereunder.

          11.10 Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of Loans and shall not be waived by the execution and delivery of this Agreement, any investigation by the Agent or the Banks, the making of Loans, or payment in full of the Loans. All covenants and agreements of the Loan Parties contained in Sections 5.01, 8.01 and 8.02 herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow hereunder and until termination of the Commitments and payment in full of the Loans. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Article IV and Sections 10.05, 10.07 and 11.03 hereof, shall survive payment in full of the Loans and termination of the Commitments.

          11.11  Successors and Assigns; Assignment and
Participations; Additional Banks.

                 (a)  Successors and Assigns.  This Agreement
shall be binding upon and shall inure to the benefit of the Banks, the Agent, the Loan Parties and their respective successors and assigns, except that the Loan Parties may not assign or transfer any of their rights and obligations hereunder or any interest herein.

                 (b) Assignments and Participations. Each Bank may, at its own cost, make assignments of or sell participations in all or any part of its Commitment and the Loans made by it, subject to the consent of the Borrower and the Agent with respect to any assignee, such consent not to be unreasonably withheld, and provided that (i) assignments shall be made only to Qualified Banks; (ii) assignments may not be made in amounts less than $5,000,000; (iii) no Bank which is a party hereunder may reduce its Commitment to an amount less than the greater of
(A) $10,000,000; or (B) 50% of its initial Commitment; and
(iv) if a Bank assigns less than 100% of its Commitment it shall assign a proportion of its outstanding Term Loans and its outstanding Revolving Credit Loans which, in each instance, equals the proportion of its Commitment which it is assigning.
In the case of an assignment, upon receipt by the Agent of the Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Bank hereunder, the Commitments in Section 2.01 and the appropriate Ratable Shares and Revolving Credit Ratable Shares shall be adjusted accordingly, and upon surrender of any Note subject to such assignment, the Borrower shall execute and deliver a new Note to the assignee in an amount equal to the amount of the Commitment assumed by it and a new Note to the assigning Bank in an amount equal to the Commitment retained by it hereunder. The assigning Bank shall pay to the Agent a service fee in the amount of $2,000 for each assignment, payable on or before the effective date of the assignment. In the case of a participation, the participant shall only have the rights specified in Section 9.02(c) (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in clauses
(i), (ii), or (iii) under Section 11.01 hereof), all of such Bank's obligations under this Agreement or any other Loan Document shall remain unchanged and all amounts payable by the Loan Parties hereunder or thereunder shall be determined as if such Bank had not sold such participation. Each Bank may furnish any publicly available information concerning the Loan Parties and any other information concerning the Loan Parties in the possession of such Bank from time to time to assignees and participants (including prospective assignees or participants) provided such assignees and participants agree to be bound by the provisions of Section 11.13 hereof.

                 (c) Additional Bank. Any bank becoming a party to this Agreement pursuant to Section 2.15 hereof (each an "Additional Bank") shall execute and deliver to Agent a joinder to this Agreement, in substantially the form attached hereto as Exhibit M and otherwise satisfactory to Banks and Borrower. Upon execution and delivery of such joinder, such Additional Bank shall be a party hereto and added to Schedule 1.01(C) and shall be one of the Banks hereunder for all purposes except that such Additional Bank's rights shall be limited in the following respects as more fully set forth in such joinder: (A) such Additional Bank shall not participate in Letters of Credit or Escrow Agreements pursuant to Section 2.13 hereof or be entitled to issue new Letters of Credit or Escrow Agreements until the first Business Day of the fiscal quarter following the effective date of the joinder, (B) on the effective date of such joinder the Borrower shall repay all outstanding Loans to which the Prime Rate Option applies and reborrow a like amount of Loans under the Prime Rate Option from the Banks, including the Additional Bank, according to their new Revolving Credit Ratable Shares, (C) such Additional Bank shall not participate in any Loans to which either the CD Rate Option, the Revolving Credit Euro-Rate Option or the Term Loan Euro-Rate Option applies which are outstanding on the effective date of such joinder but shall participate in all new Loans made to Borrower after the effective date of such joinder including, without limitation, new Loans and renewals and conversions of Loans subject to the CD Rate Option, the Revolving Credit Euro-Rate Option, the Term Loan Euro-Rate Option or the Term Loan Treasury Rate Option; and (D) if Treasury Rate Term Loans are outstanding on the date of such joinder, Borrower and such Additional Bank may elect either: (1) to have such Additional Bank make a Treasury Rate Term Loan to the Borrower on the effective date of such joinder in an amount equal to such Additional Bank's Ratable Share of all Treasury Rate Term Loans outstanding (after giving effect to the Treasury Rate Term Loan to be made by such Additional Bank) with a term that expires on the Treasury Rate Term Loan Due Date and bearing interest at a rate which is less than or equal to the Additional Bank Treasury Rate Ceiling computed by the Agent two (2) Business Days prior to the making of such Loan; Borrower shall deliver a Loan Request to the Agent at least three (3) Business Days before the effective date of such joinder; or, alternatively (2) not to have such Additional Bank make a Treasury Rate Term Loan in which case such Additional Bank shall not have an interest in, make or otherwise participate in the Treasury Rate Term Loans or in repayments thereof when required or permitted under this Agreement; it is acknowledged that an election under this clause (2) shall result in such Additional Bank's having a Revolving Credit Commitment equal to its Commitment, while other Banks will have Revolving Credit Commitments which are less than their Commitments; when Borrower repays the Treasury Rate Term Loans of such other Banks their Revolving Credit Commitments and participations in Revolving Credit Loans, Letters of Credit and Escrow Agreements will increase and certain adjustments will be made as more fully discussed in Section 4.04(a)(2)(B). If Borrower should (i) renew after the effective date of such joinder the CD Rate Option or Euro-Rate Option with respect to Revolving Credit Loans or Euro-Rate Term Loans existing on such date (it is acknowledged that the Borrower is required to renew the Euro-Rate Option applicable to Euro-Rate Term Loans for successive one-month Interest Periods with the last such period ending on the Euro-Rate Term Loan Due Date as described in Section 3.01(b)(ii)) or (ii) convert after the date of such joinder from the CD Rate Option or any Euro-Rate Option to a different Interest Rate Option with respect to Revolving Credit Loans existing on such date, Borrower shall be deemed to repay the applicable Revolving Credit Loans or Euro-Rate Term Loans on the conversion or renewal date, as the case may be, and then reborrow a similar amount on such date so that the Additional Bank shall participate in such Revolving Credit Loans or Euro-Rate Term Loans after such renewal or conversion date. Any prepayment by Borrower of Euro-Rate Term Loans pursuant to the preceding sentence shall not be subject to the Euro-Rate Term Loan Prepayment Premium. Schedule 1.01(C) shall be amended and restated on the date of such joinder to read as set forth on the attachment to such joinder. Simultaneously with the execution and delivery of such joinder, Borrower shall execute a Note and deliver it to such Additional Bank together with originals of such other documents described in Section 6.01 hereof as such Additional Bank may reasonably require. Agent, Borrower and Guarantors shall acknowledge any joinders delivered pursuant to this Section 11.11(c) and promptly provide copies thereof to each of the other Banks. All joinders shall be effective and binding upon all Banks without any requirement for the execution of such joinder by the Banks other than the Additional Bank.

          11.12  Joinder of Guarantors.

                 (i) Subsidiaries which are required or elect to join this Agreement pursuant to Section 8.01(h) must execute and deliver to Agent a joinder to this Agreement, the Guaranty and the Indemnity in substantially the form attached hereto as Exhibit K and otherwise satisfactory to Agent. The Loan Parties shall deliver such joinders to the Agent on a quarterly basis simultaneously with their delivery of the Compliance Certificate pursuant to Section 8.02(b) and such joinders shall be due on the due date for the delivery of the Compliance Certificate. Upon execution and delivery of a joinder, a Subsidiary shall be a party hereto, an obligor under the Guaranty and the Indemnity, one of the Loan Parties and Guarantors hereunder, under the Indemnity and each of the other Loan Documents for all purposes, all as of the date of such joinder. Each such additional Loan Party and Guarantor shall simultaneously with the delivery of such joinder deliver to Banks originals of such other documents described in Section 6.01 [First Loans], provided, however, that no opinion of counsel shall be required in connection with the joinder of any such Subsidiary.

                (ii)  Agent shall acknowledge any joinders
delivered pursuant to this Section 11.12 and promptly provide copies thereof to Banks and Loan Parties and Guarantors. All joinders shall be effective and binding upon all Banks and Loan Parties and Guarantors without any requirement for the execution of such joinder by Banks and Loan Parties or Guarantors.

               (iii) The Borrower shall not become or agree to become a general or limited partner in any general or limited partnership or a joint venturer in any joint venture.

          11.13 Confidentiality. The Agent and the Banks each agree to keep confidential all information obtained from the Borrower which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Agent and the Banks shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) assignees and participants as contemplated by Section 11.11, (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not subject to confidentiality restrictions, or (v) the Borrower shall have consented to such disclosure.

          11.14 Counterparts. This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

          11.15 Exceptions. The representations, warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

          11.16 Consent to Forum; Waiver of Jury Trial. For all purposes hereunder and under any of the Loan Documents, each of the Loan Parties hereby irrevocably consents to the nonexclusive jurisdiction of the Court of Common Pleas of Philadelphia County and the United States District Court for the Eastern District of Pennsylvania, and waives personal service of any and all process upon it and consents that all such service of process be made by certified or registered mail directed to the Loan Parties at the addresses provided for in Section 11.06 hereof and service so made shall be deemed to be completed upon actual receipt thereof. The Loan Parties waive any objection to jurisdiction and venue of any action instituted against it as provided herein and agree not to assert any defense based on lack of jurisdiction or venue.
The Loan Parties, the Agent and the Banks hereby waive trial by jury in any action, suit, proceeding or counterclaim of any kind arising out of or related to this Agreement, any other Loan Document or any collateral under the Collateral Documents to the full extent permitted by Law.

          11.17 Tax Withholding Clause. At least five (5) Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Agent two (2) duly completed copies of
(i) Internal Revenue Service Form W-9, 4224 or 1001, or other applicable form prescribed by the Internal Revenue Service, certifying in either case that such Bank is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes, or is subject to such tax at a reduced rate under an applicable tax treaty, or (ii) Form W-8 or other applicable form or a certificate of the Bank indicating that no such exemption or reduced rate is allowable with respect to such payments. Each Bank which so delivers a Form W-8, W-9, 4224 or 1001 further undertakes to deliver to each of the Borrower and the Agent two (2) additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, either certifying that such Bank is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes or is subject to such tax at a reduced rate under an applicable tax treaty or stating that no such exemption or reduced rate is allowable. The Agent shall be entitled to withhold United States federal income taxes at the full withholding rate unless the Bank establishes an exemption or at the applicable reduced rate as established pursuant to the above provisions.

          11.18 Existing Agreement. The Loan Parties and the Banks acknowledge that the Agreement replaces the Existing Agreement effective as of the Closing Date and the Existing Agreement shall terminate effective as of the Closing Date.

          11.19 Pari Passu Treatment of Loans. Revolving Credit Loans and Term Loans shall be pari passu in priority of repayment and collection. All Liens and Guaranties and other security granted by the Loan Parties shall secure such Revolving Credit Loans and Term Loans on a pari passu basis.

                            EXHIBIT 1









           AMENDED AND RESTATED ARTICLES I THROUGH XI
                OF THE REVOLVING CREDIT AGREEMENT

                 (Cover page, table of contents,
                  first paragraph and recitals
               are also attached for convenience)

                   REVOLVING CREDIT AGREEMENT

                          by and among

                 FIRST HUNTINGDON FINANCE CORP.,
                       TOLL BROTHERS, INC.
                      and its Subsidiaries

                               and

                     THE BANKS PARTY HERETO

                               and

            PNC BANK, NATIONAL ASSOCIATION, as Agent












            Dated as of November 1, 1993, as Amended
                        on July 11, 1994

                        TABLE OF CONTENTS

                                                             Page



ARTICLE I     CERTAIN DEFINITIONS. . . . . . . . . . . . . . . .1
              1.01    Certain Definitions. . . . . . . . . . . .1
              1.02    Construction . . . . . . . . . . . . . . 29
              1.03    Accounting Principles. . . . . . . . . . 29

ARTICLE II    CREDIT FACILITY. . . . . . . . . . . . . . . . . 30
              2.01    Commitments to Make Loans. . . . . . . . 30
              2.02    Nature of Banks' Obligations with Respect
                      to Loans . . . . . . . . . . . . . . . . 30
              2.03    Commitment Fee . . . . . . . . . . . . . 30
              2.04    Extension by Banks of the Expiration
                      Date . . . . . . . . . . . . . . . . . . 31
              2.05    Closing Fee. . . . . . . . . . . . . . . 31
              2.06    Loan Requests. . . . . . . . . . . . . . 31
              2.07    Making Loans . . . . . . . . . . . . . . 32
              2.08    Notes. . . . . . . . . . . . . . . . . . 32
              2.09    Use of Proceeds. . . . . . . . . . . . . 33
              2.10    Letter of Credit Sublimit. . . . . . . . 33
                      (a)   Letter of Credit Requests. . . . . 33
                      (b)   Documentation; Notices to Agent. . 33
                      (c)   Letter of Credit . . . . . . . . . 34
              2.11    Escrow Agreement Sublimit. . . . . . . . 34
                      (a)   Escrow Agreement Requests. . . . . 34
                      (b)   Documentation; Notices to Agent. . 35
                      (c)   Escrow Agreement Fees. . . . . . . 36
              2.12    Reimbursement of Advances on Letters of
                      Credit or Escrow Agreements. . . . . . . 36
              2.13 Participations in Letters of Credit and Escrow Agreements; Responsibility of
                      Issuing and Escrow Banks . . . . . . . . 37
              2.14    Reduction of Commitment. . . . . . . . . 39
                      (a)   Pro-Rata Reduction . . . . . . . . 39
                      (b)   Bank Exclusion Event . . . . . . . 39
                      (c)   Bank Extension or Mutual
                            Agreement. . . . . . . . . . . . . 41
              2.15    Increase in Commitments. . . . . . . . . 42
                      (a)   Existing Banks . . . . . . . . . . 42
                      (b)   New Banks. . . . . . . . . . . . . 43
                      (c)   Limitations on Increases . . . . . 43

ARTICLE III   INTEREST RATES . . . . . . . . . . . . . . . . . 44
              3.01    Interest Rate Options. . . . . . . . . . 44
                      (a)   Revolving Credit Interest Rate
                            Options. . . . . . . . . . . . . . 44
                      (b)   Term Loan Interest Rate Options. . 44
                      (c)   Rate Quotations. . . . . . . . . . 46
              3.02    Interest Periods . . . . . . . . . . . . 46
              3.03    Interest After Default . . . . . . . . . 47
              3.04    CD Rate or Euro-Rate Unascertainable . . 47
              3.05    Selection of Interest Rate Options . . . 48

ARTICLE IV    PAYMENTS . . . . . . . . . . . . . . . . . . . . 49
              4.01    Payments . . . . . . . . . . . . . . . . 49
              4.02    Pro Rata Treatment of Banks. . . . . . . 49
              4.03    Interest Payment Dates . . . . . . . . . 50
              4.04    Voluntary Prepayments. . . . . . . . . . 50
              4.05    Mandatory Prepayments. . . . . . . . . . 53
                      (a)   Commitments or Borrowing Base
                            Exceeded . . . . . . . . . . . . . 53
                      (b)   Application Among Interest Rate
                            Options; Indemnity . . . . . . . . 54
                      (c)   Premiums and Adjustments Upon
                            Prepayment of Term Loans . . . . . 54
              4.06    Additional Compensation in Certain
                      Circumstances. . . . . . . . . . . . . . 54
                      (a)   Increased Costs or Reduced Return
                            Resulting From Taxes, Reserves,
                            Capital Adequacy Requirements,
                            Expenses, Etc. . . . . . . . . . . 54
                      (b)   Indemnity. . . . . . . . . . . . . 55
                      (c)   Reduction in Indemnity . . . . . . 56
                      (d)   Replacement of a Bank. . . . . . . 56

ARTICLE V     REPRESENTATIONS, WARRANTIES AND AFFIRMATIVE
              COVENANTS. . . . . . . . . . . . . . . . . . . . 56
              5.01    Representations and Warranties . . . . . 56
                      (a)   Organization and Qualification . . 57
                      (b)   Capitalization and Ownership . . . 57
                      (c)   Consolidated Subsidiaries. . . . . 57
                      (d)   Power and Authority. . . . . . . . 58
                      (e)   Validity and Binding Effect. . . . 58
                      (f)   No Conflict. . . . . . . . . . . . 58
                      (g)   Litigation . . . . . . . . . . . . 59
                      (h)   Title to Properties. . . . . . . . 59
                      (i)   Financial Statements . . . . . . . 59
                      (j)   Margin Stock . . . . . . . . . . . 59
                      (k)   Full Disclosure. . . . . . . . . . 60
                      (l)   Taxes; Payment of Liabilities. . . 60
                      (m)   Consents and Approvals . . . . . . 60
                      (n)   No Event of Default; Compliance
                            with Instruments . . . . . . . . . 61
                      (o)   Patents, Trademarks, Copyrights,
                            Licenses, Etc. . . . . . . . . . . 61
                      (p)   Insurance. . . . . . . . . . . . . 61
                      (q)   Compliance with Laws . . . . . . . 62
                      (r)   Material Contracts . . . . . . . . 62
                      (s)   Investment Companies . . . . . . . 62
                      (t)   Plans and Benefit Arrangements . . 62
                      (u)   Employment Matters . . . . . . . . 64
                      (v)   Environmental Matters. . . . . . . 64
                      (w)   Senior Debt Status . . . . . . . . 65
                      (x)   Maintenance of Properties and
                            Leases . . . . . . . . . . . . . . 65
                      (y)   Visitation Rights. . . . . . . . . 66
                      (z)   Keeping of Records and Books of
                            Account. . . . . . . . . . . . . . 66
                      (aa)  Use of Proceeds. . . . . . . . . . 66
                      (bb)  Intercompany Loans, Loans and
                            Advances to the Borrower . . . . . 66
                      (cc)  Appraisals . . . . . . . . . . . . 67
                      (dd)  Collateral Documents . . . . . . . 68
                      (ee)  Mortgage Subsidiaries. . . . . . . 68
              5.02    Updates to Schedules . . . . . . . . . . 68

ARTICLE VI    CONDITIONS OF LENDING ISSUING LETTERS OF
              CREDIT OR ENTERING INTO ESCROW AGREEMENTS. . . . 69
              6.01    Closing Date . . . . . . . . . . . . . . 69
              6.02    Each Additional Loan, Letter of Credit
                      or Escrow Agreement. . . . . . . . . . . 71

ARTICLE VII   SECURITY . . . . . . . . . . . . . . . . . . . . 71
              7.01    Granting of Security . . . . . . . . . . 71
                      (a)   Creation of Liens. . . . . . . . . 71
                      (b)   Delivery and Recordation of
                            Documents. . . . . . . . . . . . . 72
                      (c)   Power of Attorney. . . . . . . . . 72
              7.02    Security Events. . . . . . . . . . . . . 73
              7.03    Release of Liens . . . . . . . . . . . . 73

ARTICLE VIII  NEGATIVE COVENANTS . . . . . . . . . . . . . . . 73
              8.01    Negative Covenants . . . . . . . . . . . 73
                      (a)   Indebtedness . . . . . . . . . . . 73
                      (b)   Affiliate Transactions . . . . . . 74
                      (c)   Guaranties . . . . . . . . . . . . 75
                      (d)   Loans and Investments. . . . . . . 75
                      (e)   Loans; Permitted Purchase Money
                            Loans; Letters of Credit and
                            Permitted Additional Senior
                            Indebtedness . . . . . . . . . . . 76
                      (f)   Liquidations, Mergers,
                            Consolidations, Acquisitions . . . 77
                      (g)   Dispositions of Assets or
                            Subsidiaries . . . . . . . . . . . 78
                      (h)   Subsidiaries, Partnerships and
                            Joint Ventures . . . . . . . . . . 78
                      (i)   Continuation of or Change in
                            Business . . . . . . . . . . . . . 79
                      (j)   Change in Control. . . . . . . . . 79
                      (k)   Changes in Subordinated Loan
                            Documents. . . . . . . . . . . . . 79
                      (l)   Plans and Benefit Arrangements . . 79
                      (m)   Changes in Organizational
                            Documents. . . . . . . . . . . . . 80
                      (n)   Development Limitations. . . . . . 81
                      (o)   Senior Leverage. . . . . . . . . . 83
                      (p)   Mortgage Subsidiaries Leverage . . 83
                      (q)   Senior Leverage Plus Contingent
                            Liabilities. . . . . . . . . . . . 83
                      (r)   Subordinated Debt to Equity. . . . 83
                      (s)   Minimum Adjusted Shareholders'
                            Equity . . . . . . . . . . . . . . 83
                      (t)   Incorporation by Reference . . . . 84
              8.02    Reporting Requirements . . . . . . . . . 84
                      (a)   Financial Statements . . . . . . . 84
                      (b)   Compliance Certificate; Joinders;
                            Updates to Schedules of the
                            Borrower . . . . . . . . . . . . . 85
                      (c)   Project Reports. . . . . . . . . . 85
                      (d)   Purchase Money Loan Reports. . . . 86
                      (e)   Environmental Certificates . . . . 86
                      (f)   Subordinated Indebtedness
                            Documentation. . . . . . . . . . . 86
                      (g)   Notice of Default. . . . . . . . . 87
                      (h)   Notice of Litigation . . . . . . . 87
                      (i)   Certain Events . . . . . . . . . . 87
                      (j)   Other Reports and Information. . . 87
                      (k)   Notices Regarding Plans and
                            Benefit Arrangements . . . . . . . 87

ARTICLE IX    DEFAULT. . . . . . . . . . . . . . . . . . . . . 89
              9.01    Events of Default. . . . . . . . . . . . 89
              9.02    Consequences of Event of Default . . . . 92
              9.03    Notice of Sale . . . . . . . . . . . . . 95

ARTICLE X     THE AGENT. . . . . . . . . . . . . . . . . . . . 95
              10.01   Appointment. . . . . . . . . . . . . . . 95
              10.02   Delegation of Duties . . . . . . . . . . 95
              10.03   Nature of Duties; Independent Credit
                      Investigation. . . . . . . . . . . . . . 95
              10.04   Actions in Discretion of Agent;
                      Instructions from the Banks. . . . . . . 96
              10.05   Reimbursement and Indemnification of
                      Agent by the Borrower. . . . . . . . . . 96
              10.06   Exculpatory Provisions . . . . . . . . . 97
              10.07   Reimbursement and Indemnification of
                      Agent by Banks . . . . . . . . . . . . . 98
              10.08   Reliance by Agent. . . . . . . . . . . . 98
              10.09   Notice of Default. . . . . . . . . . . . 98
              10.10   Notices; Litigation. . . . . . . . . . . 99
              10.11   Banks in Their Individual Capacities . .100
              10.12   Holders of Notes . . . . . . . . . . . .100
              10.13   Equalization of Banks. . . . . . . . . .100
              10.14   Successor Agent. . . . . . . . . . . . .101
              10.15   Agent's Fee. . . . . . . . . . . . . . .101
              10.16   Availability of Funds. . . . . . . . . .101
              10.17   Calculations . . . . . . . . . . . . . .102
              10.18   Beneficiaries. . . . . . . . . . . . . .102

ARTICLE XI    MISCELLANEOUS. . . . . . . . . . . . . . . . . .102
              11.01   Modifications, Amendments or Waivers . .102
              11.02   No Implied Waivers; Cumulative
                      Remedies; Writing Required . . . . . . .103
              11.03   Reimbursement and Indemnification
                      of Banks by the Borrower; Taxes. . . . .103
              11.04   Holidays . . . . . . . . . . . . . . . .104
              11.05   Funding by Branch, Subsidiary or
                      Affiliate. . . . . . . . . . . . . . . .104
                      (a)   Notional Funding . . . . . . . . .104
                      (b)   Actual Funding . . . . . . . . . .105
              11.06   Notices. . . . . . . . . . . . . . . . .105
              11.07   Severability . . . . . . . . . . . . . .106
              11.08   Governing Law. . . . . . . . . . . . . .106
              11.09   Prior Understanding. . . . . . . . . . .106
              11.10   Duration; Survival . . . . . . . . . . .106
              11.11   Successors and Assigns; Assignment and
                      Participations; Additional Banks . . . .106
                      (a)   Successors and Assigns . . . . . .106
                      (b)   Assignments and Participations . .107
                      (c)   Additional Bank. . . . . . . . . .107
              11.12   Joinder of Guarantors. . . . . . . . . .109
              11.13   Confidentiality. . . . . . . . . . . . .110
              11.14   Counterparts . . . . . . . . . . . . . .110
              11.15   Exceptions . . . . . . . . . . . . . . .110
              11.16   Consent to Forum; Waiver of Jury Trial .111
              11.17   Tax Withholding Clause . . . . . . . . .111
              11.18   Existing Agreement . . . . . . . . . . .111
              11.19   Pari Passu Treatment of Loans. . . . . .111

                            SCHEDULES

SCHEDULE 1.01(C)       COMMITMENTS OF BANKS
SCHEDULE 1.01(E)       EXISTING LETTERS OF CREDIT AND ESCROW
                       AGREEMENTS
SCHEDULE 1.01(P)       PERMITTED LIENS
SCHEDULE 5.01(c)       SUBSIDIARIES
SCHEDULE 5.01(t)       EMPLOYEE BENEFIT PLAN DISCLOSURES
SCHEDULE 5.01(v)       ENVIRONMENTAL DISCLOSURES
SCHEDULE 8.02(a)(ii)   PERMITTED OTHER INDEBTEDNESS
SCHEDULE 8.02(a)(iii)  PERMITTED SUBORDINATED INDEBTEDNESS


                            EXHIBITS

EXHIBIT A              ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B              ENVIRONMENTAL CERTIFICATE
EXHIBIT C              GUARANTY AND SURETYSHIP AGREEMENT
EXHIBIT D              INDEMNITY AGREEMENT
EXHIBIT E              NOTE
EXHIBIT F              LOAN REQUEST FORM
EXHIBIT G              OPINION OF COUNSEL
EXHIBIT H              EXAMPLE OF BORROWING BASE COMPUTATION
EXHIBIT I              INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT J              APPRAISERS
EXHIBIT K              GUARANTOR JOINDER
EXHIBIT L              COMPLIANCE CERTIFICATE
EXHIBIT M              BANK JOINDER
EXHIBIT N              CONFIRMATION OF EXPOSURE
EXHIBIT 0              EXAMPLE OF COMPUTATION OF TREASURY RATE
                       TERM LOAN PREPAYMENT PREMIUM